                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-63569
INFORMATION STATEMENT

                                   PROSPECTUS
                                  ULTRAK, INC.
                                 176,470 SHARES
                           COMMON STOCK, NO PAR VALUE

                              --------------------

                             INFORMATION STATEMENT
                             BLC & ASSOCIATES, INC.

        This Information Statement is being furnished to shareholders of BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.), a California corporation ("GPS"), for their review in connection with each shareholder of GPS's approval and authorization of the Merger (as hereinafter defined).

        This Information Statement also relates to the Agreement and Plan of Reorganization, dated August 1, 1995, attached hereto along with Exhibits 1.01(a) and (b) thereto as Annex A (the "Merger Agreement"), among GPS, Ultrak, Inc., a Colorado corporation ("Ultrak"), GPS Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Ultrak ("Ultrak Subsidiary"), and the following shareholders of GPS: Mathiew Bais and Commodore Investments Ltd., a Liberian corporation (the "Signing Shareholders"), which provides for the merger (the "Merger") of Ultrak Subsidiary with and into GPS. After the Merger, the separate corporate existence of Ultrak Subsidiary will cease, and GPS will continue its existence as a direct subsidiary of Ultrak. See "MERGER-Terms of the Merger Agreement." If the Merger is consummated, all of the outstanding shares of common stock, no par value, of ("GPS Common Stock"), will be converted into the right to receive, as of the Closing Date (as defined herein), an aggregate of 176,470 shares of common stock, no par value, of Ultrak ("Ultrak Common Stock") shares, at the rate of .8578 shares of Ultrak Common Stock for every share of GPS Common Stock ("the Conversion Factor"). See "MERGER - Terms of the Merger Agreement - Conversion Factor."

        SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS INFORMATION STATEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE HOLDERS OF THE ULTRAK COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE MERGER.

                              --------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY
                      REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                              --------------------
     THE EFFECTIVE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER 1, 1995

                             AVAILABLE INFORMATION

    Ultrak is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60601; and New York Regional Office, 75 Park Place, Fourteenth Floor, New York, New York 10007. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Ultrak Common Stock is traded on the Nasdaq National Market ("Nasdaq"), and reports, proxy and information statements, and other information concerning Ultrak can be inspected at the Nasdaq offices located at 1735 K Street, N.W., Washington, D.C. 20006.

    This Information Statement, which constitutes a part of a registration statement (the "Registration Statement") filed by Ultrak with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to Ultrak and the Ultrak Common Stock. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ULTRAK. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR ANY OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR ANY DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ULTRAK OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             -------------------
                              TABLE OF CONTENTS
                             -------------------

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
INFORMATION STATEMENT SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
ULTRAK'S REINCORPORATION IN DELAWARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
BUSINESS OF ULTRAK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
MANAGEMENT OF ULTRAK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
PRINCIPAL SHAREHOLDERS OF ULTRAK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
DESCRIPTION OF ULTRAK'S CAPITAL STOCK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
MARKET FOR ULTRAK COMMON STOCK AND RELATED SHAREHOLDER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . .    47
SELECTED FINANCIAL DATA OF ULTRAK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
ULTRAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . .    50
BUSINESS OF GPS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
MARKET FOR GPS COMMON STOCK AND RELATED SHAREHOLDER MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
PRINCIPAL SHAREHOLDERS OF GPS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
SELECTED FINANCIAL DATA OF GPS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57
GPS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS   . . . . . . . . . . . .    58
LEGAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

ANNEX
ANNEX A - Merger Agreement and Exhibits 1.01(a) and (b) thereto ANNEX B - Certificate of Incorporation of GPS
ANNEX C - Bylaws of GPS
ANNEX D - Articles of Incorporation of Ultrak, as amended
ANNEX E - Bylaws of Ultrak
ANNEX F - GPS Shareholders Agreement
ANNEX G - Reincorporation Agreement
ANNEX H - Certificate of Incorporation of Ultrak - Delaware ANNEX I - Bylaws of Ultrak - Delaware
ANNEX J - Article 113 of Colorado Business Corporation Act

                         INFORMATION STATEMENT SUMMARY

    The following is a summary of certain information contained elsewhere in this Information Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Information Statement, including the appendices hereto. Unless the context indicates otherwise, references in this Information Statement to "Ultrak" and "GPS" refer respectively to Ultrak, Inc. and its subsidiaries and predecessors and BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.) and its subsidiaries and predecessors.

                                     ULTRAK

    Ultrak designs, manufactures, markets, and services video closed circuit television ("CCTV") products for use in security applications, general observation, medical and dental equipment, and automated manufacturing systems. These products include a broad line of cameras, lenses, monitors, switchers, time lapse recorders, multiplexers, and wireless video transmission systems.

    Prior to July 1993, Ultrak's Exxis Technologies, Inc. subsidiary marketed, sold, and serviced personal computer products, including desktop and tower computers, disk drives, CD-ROM drives, printers, and monitors sold under its private brand name, [X] Smart Choice. Ultrak discontinued this business in July 1993. See "ULTRAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note I of the Notes to Ultrak's Consolidated Financial Statements included herein.

    Ultrak is a Colorado corporation which was incorporated in 1980. Ultrak conducts its principal business operations at five locations: Carrollton (Dallas), Texas; Broomfield (Denver), Colorado; southern California; Chicago, Illinois; and Annapolis, Maryland; and Ultrak has additional sales offices in New York, southern Florida, Boston, Atlanta, and Los Angeles. Ultrak's main executive offices are located at 1220 Champion Circle, Suite 100, Carrollton, Texas 75006, and its telephone number is (214) 280-9675.

                                      GPS

    GPS manufactures and sells high-end integrated security and surveillance systems used by systems integrators for outdoor perimeter protection of power plants, military installations, commercial security, and high-end residential applications. GPS has recently introduced a series of technologically advanced matrix switching systems and a new generation of environmental enclosures made from aluminum, nylon, and stainless steel. GPS also manufactures water cooled specialty enclosures and positioning devices used for specific applications ranging from corrosive to high temperature or explosive environments, such as refineries, nuclear plants, furnace operations, or marine applications. GPS has relocated its operations to Dallas, Texas consolidating its headquarters with Ultrak, located at 1220 Champion Circle, Suite 100, Carrollton, Texas 75006, and its telephone number is (214) 280-9675.

                                     MERGER

Terms of the Merger and Conversion Factor. Upon consummation of the Merger in accordance with the Merger Agreement, Ultrak Subsidiary will be merged with and into GPS and the separate corporate existence of Ultrak Subsidiary will cease, and will continue its existence as a wholly-owned subsidiary of Ultrak. See "MERGER -Terms of the Merger Agreement -- General." The Merger Agreement provides that upon the Merger becoming effective, each outstanding share of GPS Common Stock will be converted into the right to receive .8578 shares of Ultrak Common Stock. See "MERGER - Terms of the Merger Agreement -- Conversion Factor." The holders of record of GPS Common Stock as of the Closing Date (as defined herein) (the "GPS Shareholders") will be governed by the corporate laws of the State of Colorado (Ultrak's state of incorporation) after consummation of the Merger and upon their receipt of shares of Ultrak Common Stock. Therefore, the GPS Shareholders receiving Ultrak Common Stock in the Merger will have different rights than they had as GPS Shareholders under California corporate law. See "MERGER -- Comparison of Rights of Holders of GPS Common Stock and Ultrak Common Stock." Ultrak's Board of Directors and shareholders have approved and adopted a plan to reincorporate Ultrak in Delaware, effective as of December 29, 1995. After that date, all persons holding Ultrak Common Stock, including the GPS Shareholders who receive Ultrak Common Stock in the Merger, will be governed by Delaware corporate law, unless Ultrak's Board of Directors decides before that time to abandon the Reincorporation. See "ULTRAK'S REINCORPORATION IN DELAWARE - General" and "-Significant Differences in Corporate Law of Colorado and Delaware."

Management After the Merger. After the Merger, GPS will become a wholly-owned subsidiary of Ultrak, and it is expected that GPS will operate in the same manner as prior to the Merger.

Federal Income Tax Consequences of the Merger. It is intended that Merger will constitute a tax-free reorganization for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The federal income tax consequences of the Merger to the GPS Shareholders are summarized under "MERGER - Certain Federal Income Tax Consequences."

Rights of Dissenting Shareholders. Subject to certain other conditions, if a GPS Shareholder had not voted his or its shares of GPS Common Stock in favor of the Merger, such GPS Shareholder would have been eligible to make a written demand on GPS for payment to him or it of the fair cash value of his or its GPS Common Stock within a certain time period. A GPS Shareholder who seeks to assert dissenters' rights must take certain other steps in the manner required by California law. However, because each GPS Shareholder voted in favor of the Merger, in the form of a unanimous written consent of the GPS Shareholders, each GPS Shareholder has waived his or its dissenters' rights. See "MERGER - Rights of Dissenting Shareholders."

Conditions to the Merger. Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance with the respective covenants and confirmation of the respective representations and warranties of the parties in the Merger Agreement. See "MERGER - Terms of the Merger Agreement --Conditions to the Merger."

Accounting Treatment. Ultrak intends to account for the Merger as a pooling of interests. See "MERGER - Accounting Treatment."

                                  RISK FACTORS

    An investment in the Ultrak Common Stock involves the consideration of a number of special factors and investment risks. See "RISK FACTORS" for a summary of certain of the investment risks to be considered by the GPS Shareholders.

                                 ULTRAK AND GPS
                        PRO FORMA FINANCIAL INFORMATION

    Since the Merger does not constitute a Significant Business Combination (as defined herein) under Regulation S-X of the Exchange Act ("Regulation S-X"), a presentation of the pro forma combined financial statements of Ultrak and GPS is unnecessary. Under Regulation S-X, a business combination, such as the Merger, shall be considered a Significant Business Combination if a comparison of the most recent annual financial statements of the business acquired or to be acquired and the registrant's most recent annual consolidated financial statements filed at or prior to the date of acquisition indicates that the business would be a Significant Subsidiary (as defined herein) pursuant to the conditions specified in Regulation S-X. Under Regulation S-X, if GPS had met one of the following conditions, it would have been considered a Significant
Subsidiary:

         (i) The number of Ultrak Common Shares exchanged by Ultrak in the Merger exceeded ten percent (10%) of the total number of outstanding shares of Ultrak Common Stock as of the Closing Date;

         (ii) As of the end of the most recently completed fiscal year, the proportionate share of the total assets of GPS exceeded ten percent (10%) of the total assets of Ultrak; and

         (iii) As of the end of the most recently completed fiscal year, the proportionate share of Ultrak's equity in the income from continuing operations before income taxes, extraordinary items, and cumulative effect of a change in accounting principle of GPS exceeded ten percent (10%) of such income of Ultrak.

    Since none of these factors are applicable to GPS or the Merger, GPS is not a Significant Subsidiary and the Merger is not a Significant Business Combination.

            SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

    The following tables set forth the selected financial information for Ultrak for each of the five fiscal years in the period ended December 31, 1994 and for the six months ended June 30, 1995 and 1994, respectively, and for GPS for the fiscal year ended June 30, 1995. Such information should be read in conjunction with the selected financial statement information of Ultrak and GPS and the notes thereto which are included elsewhere herein. See "Selected Financial Data of Ultrak" and "Selected Financial Data of GPS."

ULTRAK:



                                                                                          ULTRAK
                                         SIX MONTHS                           ------------------------------
                                       ENDED JUNE 30,                         FISCAL YEAR ENDED DECEMBER 31,
                                -------------------------  -------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:       1995          1994         1994          1993          1992            1991       1990
                                -----------   -----------  --------------------------------------------------------------------
                                        (unaudited)
Net sales                       $44,135,033   $36,757,219  $78,793,711   $52,411,971   $28,864,478    $18,003,952   $9,765,978
Gross profit                     10,644,936     9,191,288   19,444,003    12,858,457     7,367,629      4,613,904    2,494,659
Operating income (loss)           2,774,376     2,589,221    5,109,687     3,655,020     1,278,618        694,728     (318,905)
Income (loss) from
continuing operations             1,267,677     1,453,568    2,789,512     2,638,860       543,500        470,942     (775,196)
Income (loss) per
common share from
continuing operations                  $.18          $.20        $0.39         $0.37         $0.07          $0.06       $(0.15)
Weighted average shares
outstanding                       6,863,251     6,809,242    6,818,999     6,789,872     6,845,550      5,864,399    5,286,561

                               AS OF JUNE 30,                                       AS OF DECEMBER 31,
                               --------------              ------------------------------------------------------------------------
                                    1995                       1994          1993          1992            1991             1990
                               --------------              -----------   -----------   -----------      -----------      ----------
BALANCE SHEET DATA:              (unaudited)
Total assets                    $36,735,781                $36,352,690   $25,384,794   $16,198,851      $8,054,270       $4,567,900
Short-term debt                  18,548,544                $18,244,183    12,875,039     7,134,701       2,218,599        1,140,000
Long-term debt                            0                          0             0       285,000         285,000                0
Shareholders' Equity             11,292,947                $10,070,388     7,541,339     6,817,683       4,177,044        2,881,847
Cash dividends declared
 per common share                         0                          0             0             0               0                0


GPS:



                                     GPS
                                     ---
                         FISCAL YEAR ENDED JUNE 30, 1995
                         -------------------------------
                                 (unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales                        $1,293,882
Gross profit                        438,408
Operating loss                     (191,315)
Net loss                           (185,565)
Loss per
common share                           (.97)
Weighted average shares
outstanding                         192,000

                             AS OF JUNE 30, 1995
                             -------------------
BALANCE SHEET DATA:              (unaudited)
Total assets                       $692,110
Short-term debt                     122,947
Long-term debt                            0
Stockholders' Equity                354,899
Cash dividends declared
  per common share                        0

                              PLAN OF DISTRIBUTION

    This Information Statement may be used by Ultrak for distribution of up to 176,470 shares of Ultrak Common Stock pursuant to the Merger Agreement. Ultrak Common Stock issued under this Information Statement will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act and Rule 145(c) thereunder. Persons who are deemed to be "affiliates," as that term is defined in the Securities Act, of GPS shall be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act if such persons publicly offer or sell the shares of Ultrak Common Stock received by such persons pursuant to the Merger Agreement, subject to the exceptions of Rule 145(d) of the Securities Act. Generally, these are persons who are deemed to control, to be controlled by, or to be under common control with GPS. Thus, Ultrak Common Stock issued in connection with the Merger to persons who constitute "underwriters" within the meaning of Section 2(11) and Rule 145(c) may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act covering such shares or, in certain circumstances, pursuant to Rule 145(d) or any other applicable exemption under the Securities Act.

                                  RISK FACTORS

DEPENDENCE ON PRODUCT SUPPLIERS

    Ultrak purchases the products it markets and sells from a limited number of non-affiliated foreign manufacturers and will continue to depend substantially upon such manufacturers in the future. Ultrak does not itself manufacture the products which it markets and sells. Ultrak has in the past and may in the future experience difficulties obtaining, in a timely manner, those components which are necessary for its finished products. The loss of any one supplier of components or an inability of suppliers to provide Ultrak with the required quantity or quality of components could have a material adverse effect on Ultrak's business until such time as an alternate source of supply for such components is found. See "BUSINESS OF ULTRAK - Suppliers and Distribution."

CONTROL BY PRINCIPAL SHAREHOLDER

    As of September 30, 1995, George K. Broady, the Chairman of the Board, President, Chief Executive Officer, and principal shareholder of Ultrak, is the beneficial owner of approximately 30% of the Ultrak Common Stock and 100% of the Series A 12% Cumulative Convertible Preferred Stock, $5.00 par value (the "Series A Preferred Stock"), of Ultrak. Each share of the Series A Preferred Stock has voting rights equal to 16.667 shares of Ultrak Common Stock. Mr. Broady therefore controls over 50% of the votes on all matters which are or may be submitted to a vote of the shareholders of Ultrak, and will continue to control at least 50% of such votes immediately after the Closing Date. The holders of shares controlling a majority of the votes of the shareholders of Ultrak can elect all of the directors of Ultrak and approve or disapprove certain fundamental corporate transactions, including mergers, liquidation, a "going private" transaction, the sale of substantially all of Ultrak's assets, and the authorization, issuance, and sale of new securities of Ultrak, and may delay or prevent a change in control of Ultrak. See "PRINCIPAL SHAREHOLDERS OF ULTRAK" and "DESCRIPTION OF ULTRAK'S CAPITAL STOCK."

PREFERRED STOCK

    Ultrak's Articles of Incorporation authorize 2,000,000 shares of Preferred Stock, $5.00 par value, of which 195,351 shares of Series A Preferred Stock are currently issued and outstanding. Ultrak's Preferred Stock may be issued in series from time to time with such designation, rights, preferences, and limitations as the Board of Directors of Ultrak may determine by resolution. The potential exists, therefore, that additional series of Ultrak's Preferred Stock might be issued that would grant dividend preferences and liquidation preferences to preferred shareholders over holders of Ultrak Common Stock. Unless the nature of a particular transaction and applicable statutes require otherwise, the Board of Directors has the authority to issue Preferred Stock without shareholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of Ultrak without any further action by shareholders. See "DESCRIPTION OF ULTRAK'S CAPITAL STOCK."

DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL

    The ability of Ultrak to continue profitable operations will depend significantly upon its Chairman of the Board, Chief Executive Officer, and President, George K. Broady; its Executive Vice President and Chief Operating Officer, James D. Pritchett; and its Secretary-Treasurer, Vice President-Finance, and Chief Financial Officer, Tim D. Torno; and upon certain other key employees of Ultrak. The loss of the services of Mr. Broady, Mr. Pritchett, Mr. Torno, or any of Ultrak's other key employees could be expected to have a material adverse effect upon Ultrak's business and operations. In addition, Ultrak's success will be dependent upon its ability to recruit and retain qualified personnel. See "MANAGEMENT OF ULTRAK."

COMPETITION WITH LARGER COMPANIES

    CCTV systems are being manufactured by numerous concerns, many of which have substantially greater resources than Ultrak. Moreover, the CCTV product industry is characterized by rapid technological change, and technology may be developed which will be more cost effective and advanced than products which are sold by Ultrak. Ultrak competes with a number of other sellers, ranging from small local firms to large national and international firms, many of which have substantially greater financial, management, and marketing resources than Ultrak. See "BUSINESS OF ULTRAK."

DEPENDENCE UPON MAJOR CUSTOMERS

    Ultrak is dependent upon certain major customers. During 1994, sales to one customer, Walmart Stores, Inc. and Sam's Wholesale Club, a division of Walmart Stores, Inc., accounted for 21% of Ultrak's sales. During 1993, sales to the same customer accounted for 18% of Ultrak's sales. An unexpected decline of sales to this customer could have a material adverse effect on Ultrak. See "BUSINESS OF ULTRAK."

NO DIVIDENDS

    Ultrak has not paid any dividends on the Ultrak Common Stock since its inception. At the present time, Ultrak does not anticipate paying dividends on Ultrak Common Stock in the foreseeable future. Any future dividends will depend upon the earnings of Ultrak, its financial requirements, and other factors. GPS Shareholders who anticipate the need for immediate dividend income should not rely on their shares of Ultrak Common Stock obtained pursuant to the Merger for such income. See "MARKET FOR ULTRAK COMMON STOCK AND RELATED SHAREHOLDER MATTERS."

IMPORTATION OF PRODUCTS

    The importation of products into the United States and into other jurisdictions in which Ultrak's products are sold is subject to numerous risks including labor strikes or shipping delays, fluctuation in currency exchange rates, and import duties. There is no assurance that the United States, Korea, Japan, Hong Kong, or other governments will not in the future impose trade restrictions which could adversely affect Ultrak's operations. Currently, there is a 3% to 6% United States duty on imported products, and there are no United States quotas on the types of products distributed by Ultrak. However, there can be no assurance that quotas, taxes, or further or greater duties or taxes will not be imposed in the future. Ultrak imports approximately 60% of its products. See "BUSINESS OF ULTRAK-Suppliers and Distribution."

TECHNOLOGICAL OBSOLESCENCE

    The CCTV product industry is characterized by rapid technological change, frequent product introductions, and worldwide research. The ability of Ultrak to compete will depend in large part on its ability to successfully adapt to technological changes in the industry. Although Ultrak's products are currently based on what it considers solid processes and technology, there is no assurance that patents, products, processes, or computer software produced by competing companies could not supersede or make obsolete the products sold by Ultrak. The industry is characterized by rapid technological obsolescence of products and drastic price reductions.

MARKET CONDITIONS; POSSIBLE VOLATILITY OF STOCK PRICE

    There are approximately 4.7 million shares of Ultrak Common Stock held by public shareholders who are not "affiliates," as that term is defined under the Securities Act, of Ultrak. The historically low trading volume of Ultrak Common Stock makes it susceptible to substantial market price swings should volume of any size and frequency occur in the offering, buying, or selling of shares of Ultrak Common Stock. Ultrak is not able to predict the effect on market prices of the distribution of the shares of Ultrak Common Stock covered by this Information Statement. Further, factors such as new product announcements by Ultrak or its competitors, quarterly fluctuations in Ultrak's operating results, and general conditions in the securities markets may have a significant impact on the market price of the Ultrak Common Stock. See "MARKET FOR ULTRAK COMMON STOCK AND RELATED SHAREHOLDER MATTERS."

MATERIAL BENEFITS OF MERGER TO AFFILIATES OF GPS

    As a condition to the obligations of Ultrak and Ultrak Subsidiary under the Merger Agreement, Mathiew Bais, the President of GPS ("Bais"), will enter into an employment agreement with Ultrak, which provides for Bais to continue to be employed with GPS after the Merger in the same capacities, and under similar terms and conditions, as he had prior to the Merger. Other than such employment agreement, the officers, directors, and other affiliates of GPS will not receive any material benefits from the Merger that are not received by shareholders of GPS in general.

FINANCING

    Although Ultrak's indebtedness owed to NationsBank and Petrus Fund, L.P., its two primary lenders, is payable on demand, Ultrak believes it has an excellent relationship with both of its lenders. Ultrak's indebtedness to Petrus Fund, L.P. and NationsBank has been in existence since 1992 and 1993, respectively, and management believes that Ultrak's lenders will not demand payment without Ultrak being in violation of material loan covenants. At December 31, 1994, Ultrak was in violation of certain loan covenants and both lenders granted waivers of the violations. As of September 30, 1995, Ultrak was in compliance with all loan covenants.

                                     MERGER

BACKGROUND OF THE MERGER AND RELATED MATTERS

    During the months of June 1995, Ultrak and GPS negotiated the preliminary terms and conditions of the Merger. In general, these terms and conditions contemplated, among other things, that Ultrak or a subsidiary of Ultrak would acquire GPS in a merger transaction in which the holders of GPS Common Stock and holders of options, warrants, and other rights to acquire GPS Common Stock would receive shares of newly issued and registered Ultrak Common Stock. These terms and conditions were set forth in a letter of intent which was executed by the parties on or about June 14, 1995.

    Following the execution of the letter of intent, Ultrak and GPS each conducted a due diligence review of the other. Among other things, each considered the other's financial condition and results of operations, contracts, leases, litigation, and employee relations. On the basis of those reviews, Ultrak and GPS mutually concluded that there were synergistic advantages to the Merger.

    At a special meeting held on August 18, 1995, the Board of Directors of Ultrak unanimously determined that the Merger Agreement was in the best interests of Ultrak and its shareholders and approved and adopted the Merger Agreement. Approval of the Merger Agreement and the Merger by the shareholders of Ultrak is not required; however, Ultrak, as the sole shareholder of Ultrak Subsidiary, has approved the Merger and the terms of the Merger Agreement.

    GPS's Board of Directors met on August 1, 1995, to review the results of GPS's special review of Ultrak's business and operations that had been conducted by representatives of the Board and senior management of GPS at Ultrak's headquarters in Dallas in May 1995. At that meeting, GPS's Board also discussed Ultrak's business and the market for the Ultrak Common Stock with George Broady, the Chief Executive Officer, Chairman of the Board, and President of Ultrak. GPS's Board of Directors authorized execution of the Merger Agreement on August 1, 1995, after considering the operating results of Ultrak and of GPS for the period ended June 30, 1995, and the terms of the Merger Agreement. In reaching its decision to approve and adopt the Merger Agreement, the Board of Directors of GPS, without assigning any relative or specific weights, considered a number of factors, including, among others, the following four factors:

         (i) THE HISTORICAL AND CURRENT FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF GPS AND ULTRAK. The Board believed that the businesses of GPS and Ultrak were well matched because of synergy of product lines. After reviewing the historical and current financial condition and results of operations of GPS and Ultrak, the Board of Directors believed that, the rapid growth of Ultrak in sales and earnings (and the potential for increased sales and profitability of Ultrak as the result of the perceived synergies of the acquisition of) justified the exchange ratio included in the Merger Agreement.

         (ii) THE TERMS OF THE MERGER AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE CONSIDERATION TO BE RECEIVED BY THE GPS SHAREHOLDERS IN THE MERGER, THE ASSUMPTION BY ULTRAK OF THE OUTSTANDING OBLIGATIONS AND LIABILITIES OF GPS IN CONNECTION WITH THE MERGER, AND THE CONDITIONS TO THE MERGER AND GPS'S ABILITY TO SATISFY SUCH CONDITIONS. In particular, the Board considered favorably the commitment of Ultrak to use reasonable efforts to cause the Ultrak Common Stock to be registered under the Securities Act, thereby making Ultrak Common Stock freely transferable for most non-controlling shareholders of GPS following the Merger (see "PLAN OF DISTRIBUTION").

         (iii) THE QUALITY OF AND RISKS ASSOCIATED WITH ULTRAK COMMON STOCK TO BE RECEIVED BY THE GPS SHAREHOLDERS IN THE MERGER. In addition to the Board's favorable opinion of Ultrak's historical financial condition, results of operations, liquidity, and capital resources, the Board believed that the quality of Ultrak Common Stock to be received by the GPS Shareholders in the Merger was supported by (a) the Board's favorable impression of the quality of the executive officers of Ultrak based on the numerous personal discussions conducted by representatives of GPS with them, and (b) the existence of an established public trading market for Ultrak Common Stock, unlike GPS Common Stock for which there is no established trading market and for which the Board believed there would be no prospect of establishment of public trading market for the foreseeable future.

         (iv) THE LIKELIHOOD THAT THE MERGER WILL BE TREATED AS A TAX-FREE REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES SO THAT GENERALLY NO GAIN OR LOSS WILL BE RECOGNIZED BY THE GPS SHAREHOLDERS IN CONNECTION WITH THE EXCHANGE OF GPS COMMON STOCK FOR ULTRAK COMMON STOCK IN THE MERGER.

TERMS OF THE MERGER AGREEMENT

    General. The Merger Agreement provides that, following approval of the Merger Agreement by the GPS Shareholders and the satisfaction or waiver of the other conditions to the Merger, Ultrak Subsidiary will be merged with and into GPS at the Effective Time in accordance with the California General Corporation Law (the "CGCL") and the Texas Business Corporation Act (the "TBCA"). GPS will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of Ultrak Subsidiary will cease, and GPS will become a wholly-owned subsidiary of Ultrak.

    Conversion Factor. Each share of GPS Common Stock issued and outstanding at the time of the Merger will be converted into the right to receive .8578 shares of Ultrak Common Stock. It is a condition to consummation of the Merger that shares of Ultrak Common Stock be exchanged for at least 99% of the GPS Common Stock.

    The "Conversion Factor" shall mean .8578, which is determined by dividing 176,470 (the aggregate number of shares of Ultrak Common Stock to be exchanged in the Merger as of the Closing Date) by 205,714 (the aggregate number of shares of GPS Common Stock to be exchanged in the Merger as of the Closing
Date).

    Conditions to the Merger. The obligations of Ultrak and GPS to consummate the Merger are subject to the satisfaction of certain conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the GPS Shareholders; (ii) the absence of any injunction, writ, or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as provided in the Merger Agreement and the absence of any lawsuit or proceeding (actual or as to which written notice has been received) by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ, or preliminary restraining order; and (iii) shares of Ultrak Common Stock shall be exchanged for at least ninety-nine percent (99%) of GPS Common Stock.

    The obligation of Ultrak to consummate the Merger is subject to certain additional conditions, including, among others, that: (i) GPS's representations and warranties contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date; (ii) GPS shall have performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement; (iii) there shall have been no material adverse change in GPS's business, properties, assets, liabilities, results of operations, or condition, financial or otherwise; (iv) Mathiew Bais shall have executed and delivered an employment agreement in the form attached to the Merger Agreement; (v) the Board of Directors Ultrak shall have approved the Merger; (vi) CIL shall have converted the Note (as defined on the Merger Agreement) into GPS Common Stock; (vii) the Signing Shareholders, individually and collectively, shall have transferred 100% of the ownership of Fully Integrated Security Technologies, Inc., a California corporation ("FIST") to Ultrak; (viii) each of Profubel, a Belgian corporation, Sicurit Alarmitalia, an Italian corporation, and Video Engineering, an Italian corporation, shall have consented in writing (in a form and substance satisfactory to Ultrak) to the transfer of ownership of FIST to Ultrak and to the modifications to the Joint Venture Agreement requested by Ultrak; and (ix) VIDEOTEC, s.r.l., an Italian corporation, shall have executed the Supply Agreement.

    The obligation of GPS to consummate the Merger also is subject to certain additional conditions, including, among others, that: (i) Ultrak's representations and warranties contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date;
(ii) Ultrak shall have performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement; and (iii) there shall have been no material adverse change in Ultrak's business, properties, assets, liabilities, results of operations or condition, financial or otherwise.

    Amendment. The Merger Agreement may be amended by the written agreement of all the parties to the Merger Agreement.

    Fees and Expenses. Each of Ultrak and GPS will pay its own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby; provided, however, that to the extent GPS's legal fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby exceed Ten Thousand Dollars ($10,000), such excess shall be paid by the Signing Shareholders.

    Exchange of GPS Stock Certificates. As soon as practicable after the Closing Date, instructions and a letter of transmittal will be furnished to the Closing Date Shareholders for use in exchanging their stock certificates for certificates evidencing the shares of Ultrak Common Stock they will be entitled to receive as a result of the Merger. THE GPS SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND A LETTER OF TRANSMITTAL ARE RECEIVED.

    No Solicitation. The Merger Agreement provides that until the Closing Date, neither GPS nor its officers, directors, agents, or affiliates, will, except as required by law or by the Merger Agreement, or by the fiduciary duties of the Board of Directors of: (a) directly or indirectly, encourage, solicit, or initiate discussions or negotiations with any corporation, partnership, person, or other entity or group concerning any merger, sale of all or substantially all of the assets, business combination, sale of shares of capital stock, or similar transactions involving GPS, whether by providing nonpublic information or otherwise; or (b) disclose, directly or indirectly, any information not customarily disclosed to any person concerning its business and properties, afford to any other person access to its properties, books, or records or otherwise assist or encourage any person in connection with any of the foregoing. If GPS receives any offer or inquiry for a transaction of the type referred to in (a) above, then the Merger Agreement provides that GPS will promptly inform Ultrak and Ultrak Subsidiary as to the relevant terms and conditions of such offer.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a certificate of merger relating thereto with the Secretary of State of California and articles of merger relating thereto with the Secretary of State of Texas (the "Closing Date"). The Merger Agreement provides that the parties thereto will cause such certificate of merger and articles of merger to be filed as soon as practicable after each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until the GPS Shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "MERGER-Terms of the Merger Agreement--Conditions to the Merger." Thus, there can be no assurance as to whether or when the Merger will become effective.

RECOMMENDATION OF THE GPS BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF GPS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF GPS AND THE GPS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND HAS RECOMMENDED TO THE GPS SHAREHOLDERS THAT EACH VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

RIGHTS OF DISSENTING SHAREHOLDERS

    Dissenters Rights. Pursuant to Chapter 13 of the CGCL, shareholding of a California corporation entitled to vote on a transaction, such as a merger, have certain dissenter's rights. However, since all of the GPS Shareholders have approved the merger, in the form of a unanimous written consent, none of the GPS Shareholders are eligible to exercise dissenter's rights under California law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The GPS Shareholders should be aware that certain executive officers and directors of GPS have certain interests that may present them with potential conflicts of interests with respect to the Merger.

    Ownership of GPS Common Stock. As of the Record Date, executive officers and directors of GPS beneficially owned an aggregate of 46.7% of the shares of GPS Common Stock. Mathiew Bais, an executive officer and director of GPS and the beneficial owner of 46.7% of the shares of GPS Common Stock, will be, pursuant to the Merger Agreement, entering into an employment agreement with Ultrak.

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both Ultrak and GPS to consummate the Merger are conditioned upon receipt of all required regulatory approvals (with certain exceptions). Other than the approval of certain state securities commissions, Ultrak and GPS believe that no such regulatory and other approvals are required by applicable law.

ACCOUNTING TREATMENT

    For financial reporting purposes, the Merger will be accounted for by the pooling of interests method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets or liabilities of GPS will be carried forward at their historical recorded amounts.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    General. The following is a summary of the intended material federal income tax consequences of the Merger to the GPS Shareholders. This summary is based on provisions of the Code, The Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such provisions and the interpretation of the Code, the Treasury Regulations promulgated thereunder may differ as of the Closing Date, and relevant facts may also differ.

    The tax treatment of the Merger with respect to each GPS Shareholder will depend in part upon each such GPS Shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and the GPS Shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation. All GPS Shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and effect of any state, local, and foreign tax laws.

TAX CONSEQUENCES TO GPS SHAREHOLDERS

    The following are the intended material federal income tax consequences of the Merger to the GPS Shareholders.

    1.   No gain or loss will be recognized by the GPS Shareholders.

    2. The basis of the Ultrak Common Stock to be received by the GPS Shareholder will be the same, in each instance, as the basis of GPS Common Stock surrendered in exchange therefor.

    3. The holding period for the Ultrak Common Stock will include the holding period of GPS Common Stock surrendered in exchange therefor, provided such GPS Common Stock was held as a capital asset on the date of the Merger.

    THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL, OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH GPS SHAREHOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH GPS SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

RESALE OF ULTRAK COMMON STOCK

    Shares of Ultrak Common Stock to be issued to the GPS Shareholders in connection with the Merger will be freely transferrable under the Securities Act, except for shares issued to the Signing Shareholders or to any person who, as of the Closing Date, may be deemed to be an affiliate ("Affiliate") of GPS within the meaning of Rule 145 under the Securities Act. In general, Affiliates of GPS include certain of its executive officers, each member of its board of directors, and any other person or entity who controls, is controlled by, or is under control with, GPS. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by Affiliates in connection with certain reclassifications, mergers, consolidations, or asset transfers. Ultrak Common Stock received by Affiliates of GPS in the Merger will be subject to the applicable resale limitations of Rule 145.

    Ultrak may place legends on certificates representing shares of Ultrak Common Stock which are issued to Affiliates of GPS in the Merger to restrict transfers in accordance with the foregoing.

COMPARISON OF RIGHTS OF HOLDERS OF GPS COMMON STOCK AND ULTRAK COMMON STOCK

    Ultrak is incorporated under the laws of the State of Colorado, and GPS is incorporated under the laws of the State of California. GPS Shareholders' rights are currently governed by the CGCL, GPS's Articles of Incorporation, attached hereto as Annex B (the "GPS Charter"), and GPS's Bylaws (the "GPS Bylaws"), attached hereto as Annex C. Upon consummation of the Merger and to the extent they receive shares of Ultrak Common Stock, the GPS Shareholders will become shareholders of Ultrak, and their rights from the Closing Date until December 29, 1995, will be governed by the Colorado Business Corporation Act (the "CBCA"), Ultrak's Articles of Incorporation, as amended, attached hereto as Annex D (the "Ultrak Charter"), and the Bylaws of Ultrak (the "Ultrak Bylaws"), attached hereto as Annex E.

    Effective as of December 29, 1995, Ultrak will reincorporate in Delaware by merging with a wholly-owned subsidiary incorporated in Delaware solely for that purpose, unless the Board of Directors of Ultrak determines that it is inadvisable to do so. See "ULTRAK'S REINCORPORATION IN DELAWARE -General." The Board of Directors chose to delay the effectiveness of the Reincorporation until that date in order to simplify the transition from Delaware to Colorado corporate law and particularly to correspond with Ultrak's fiscal year. See "ULTRAK'S REINCORPORATION IN DELAWARE - Effective Date of the Reincorporation." Upon Ultrak's reincorporation in Delaware, all persons owning Ultrak Common Stock will be subject to Delaware corporate law rather than Colorado corporate law. See "ULTRAK'S REINCORPORATION IN DELAWARE -General." Therefore, although certain significant differences between the rights of Ultrak's shareholders before and after the Merger are discussed below, the GPS Shareholders receiving Ultrak Common Stock in the Merger should note the differences in the charter documents and corporate laws that will govern them as a result of the Reincorporation discussed under the caption "ULTRAK'S REINCORPORATION IN DELAWARE - Significant Differences in Corporate Law of Colorado and Delaware."

    Management of Ultrak and GPS are of the opinion that, except as described below, there are no substantial differences relating to the rights of the holders of GPS Common Stock and the holders of Ultrak Common Stock.

    There are a number of significant differences between the applicable corporate laws of the State of California and the States of Colorado and Delaware. Although no attempt has been made to summarize all differences in the corporate laws of such states, management of Ultrak and GPS believe the following to be a fair summary of the significant differences in the corporate laws of those states which would affect the GPS Shareholders. As a result of the Merger and the subsequent Reincorporation, the GPS Shareholders will be subject to different rights as holders of capital stock of Ultrak, which is governed by the laws of Colorado (and subsequently Delaware), than they have presently as holders of GPS Common Stock. The most significant of such changes are outlined below and, along with several other less material changes, are discussed in greater detail in the narrative below and under the caption. See "ULTRAK'S REINCORPORATION IN DELAWARE."

                              CALIFORNIA (GPS)        COLORADO (ULTRAK)        DELAWARE (ULTRAK-DELAWARE)
                              ----------------        -----------------        --------------------------
Dissenters' Rights            Yes.                    Yes.                     Only in limited circumstances.

Special Requirements for      No.                     No.                      Yes (statutory).
Business Combinations

Amendment of Governing        Affirmative vote of     Affirmative vote of a    Affirmative vote of a
Documents                     all of shares           majority of shares       majority of shares
                              entitled to vote.       entitled to vote.        entitled to vote.
                              (Under GPS Share-
                              holders' Agreement).


    Authorized Shares. Under the Ultrak Charter, Ultrak is authorized to issue 20 million shares of Ultrak Common Stock and 2,000,000 shares of preferred stock, $5.00 par value per share, of which 195,351 shares of Series A Preferred Stock are currently issued and outstanding. The powers, preferences, and rights of the Ultrak Common Stock and the Series A Preferred Stock are identical except that holders of the Series A Preferred Stock are entitled (i) to quarterly preferential dividends and upon liquidation, dissolution, or winding up of Ultrak, (ii) to receive the original purchase price of $5.00 plus any unpaid dividends accruing to that date, and (iii) to voting rights equal to
16.667 shares of Ultrak Common Stock. See "DESCRIPTION OF ULTRAK'S CAPITAL STOCK - General."

    Under the GPS Charter, GPS is authorized to issue one million shares of GPS Common Stock and no other series or class of shares.

    General and Close Corporation. Under the Ultrak Charter and Ultrak Bylaws, Ultrak is a general corporation, and, as such, under the CBCA, there are no restrictions as to the number of possible shareholders of record of Ultrak. Other than the CBCA, the Ultrak Charter and Ultrak Bylaws provide guidance for the Ultrak Shareholders regarding the management and division of profits of Ultrak.

    As a result of the election by GPS to be a "close corporation" under the CGCL, issued shares of GPS Common Stock cannot be held of record by more than thirty-five (35) persons. In a close corporation, the provisions for management of the corporation may be included in a shareholders' agreement, rather than the articles of incorporation or bylaws of a corporation. Generally, notwithstanding the express limitations of the CGCL on the exercise of corporate powers, a written shareholders' agreement may provide for the management of the business and the division of profits or distribution of assets in liquidation in a different manner. The shareholders of GPS entered into that certain shareholders' agreement, dated May 1994, attached hereto as Annex F (the "GPS Shareholders' Agreement").

    Preemptive Rights. Under the CBCA, the Ultrak Shareholders are permitted to have preemptive rights to purchase new shares unless prohibited in the articles of incorporation; the Ultrak Charter does prohibit such rights.

    Under the CGCL, preemptive rights do not exist unless a special provision is made in the corporation's articles of incorporation or in the case of a close corporation, in the corporation's shareholder agreement. The GPS Charter does not provide for preemptive rights; however, the GPS Shareholders' Agreement does provide for such rights.

    Amendment of Governing Documents. Under the CBCA, the affirmative vote of two-thirds of the outstanding shares entitled to vote is required to amend a corporation's bylaws or articles of incorporation, unless the articles of incorporation or the bylaws of a corporation provide for a lower percentage. Under the Ultrak Charter and Ultrak Bylaws, only a vote of a majority of the shares outstanding and entitled to vote is required to amend either its bylaws or its articles of incorporation.

    Under the CGCL, a proposed amendment to the articles of incorporation or the bylaws must generally be approved by the affirmative vote of a majority of the outstanding shares entitled to vote. Under the CGCL, bylaws may, in certain cases, be amended by the approval of the Board of Directors. Under the GPS Shareholders' Agreement, the GPS Charter cannot be amended without the consent of all shareholders.

    Dissolution. Under the CBCA, the Board of Directors of a corporation such as Ultrak may adopt a resolution to dissolve the corporation, which must be approved by a majority of the corporation's shareholders to become effective. As a result of the Reincorporation, the shareholders, upon a unanimous vote, will be empowered to cause the corporation to dissolve without the support of the Board of Directors. See "ULTRAK'S REINCORPORATION IN DELAWARE - Votes of Shareholders."

    Under the CGCL, a majority of the corporation's shareholders, unless otherwise specified in its articles of incorporation, bylaws, or, in the case of a close corporation, shareholders' agreement, may voluntarily wind up and dissolve a corporation. However, pursuant to the GPS Shareholders' Agreement, GPS cannot be dissolved without the unanimous consent of the shareholders of GPS.

    Anti-Takeover Legislation. Colorado does not have an anti-takeover statute that attempts to prohibit a third party from effecting a takeover or a change in control of Ultrak without the consent of the management and shareholders of Ultrak. A significant change resulting from the Reincorporation is that shareholders of Ultrak-Delaware will be protected by Delaware's anti-takeover statute. See "ULTRAK'S REINCORPORATION IN DELAWARE -Significant Differences in Corporate Law of Colorado and Delaware --Anti-Takeover Legislation."

    California does not have an anti-takeover statute that attempts to prohibit a third party from effecting a takeover or a change in control of GPS without the consent of the management and shareholders of GPS.

    Special Meetings of Shareholders. Under the Ultrak Bylaws, a special meeting of the Ultrak Shareholders may be called by the President, by order of the Board of Directors, upon the written request of the holders of at least 10% of the outstanding shares of Ultrak Common Stock entitled to vote at such meeting, or by legal counsel of Ultrak as last designated by resolution of the Board of Directors.

    Under the GPS Bylaws, a special meeting of the GPS Shareholders may be called by order of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President, the Secretary, any officer of GPS instructed to so call a special meeting by the Board of Directors, or the request of the holders of at least 10% of the outstanding shares of GPS Common Stock entitled to vote at such meeting.

    Shareholder Nominations. The Ultrak Bylaws contain no restrictions on the ability of shareholders to nominate persons for election as a director of Ultrak. The GPS Bylaws contain no restrictions on the ability of shareholders to nominate persons for election as a director of GPS; however, the GPS Shareholders' Agreement provides that each shareholder of GPS shall designate a director of GPS to perform those duties required under the CGCL.

    Shareholder Proposals. The Ultrak Bylaws contain no restrictions on the ability of shareholders to make shareholder proposals. The GPS Bylaws contain no restrictions on the ability of shareholders to make shareholder proposals.

        Board of Directors. Under the Ultrak Bylaws, the Board of Directors of Ultrak consists of such number of directors as determined from time to time by the Board of Directors, which cannot in any case be less than three. The Board of Directors of Ultrak currently consists of five members, all of whom are elected at each annual meeting of shareholders. Under the Ultrak Bylaws, directors may be removed with or without cause at any time by the holders of a majority of the outstanding Ultrak Common Stock entitled to vote. Under the GPS Bylaws and the GPS Charter, the authorized number of directors constituting the initial Board of Directors of GPS shall be three, and thereafter the authorized number of directors which may be at least three provided that, whenever GPS shall have only two shareholders, the number of directors may be at least two, and, whenever GPS shall have only one shareholder, the number of directors may be at least one. Under the GPS Bylaws, directors may be removed at any time by the holders of a majority of the outstanding GPS Common Stock entitled to vote. The Board of Directors of GPS currently consists of two members, all of whom are elected at each annual meeting of Shareholders.

        Under the Ultrak Bylaws, the presence of a majority of the total number of directors currently comprising the Board of Directors is necessary to constitute a quorum. Under the GPS Bylaws, the presence of a majority of the total number of directors comprising the Board of Directors of GPS is necessary to constitute a quorum, provided such majority shall constitute at least either one-third of the authorized number of directors or at least two directors, whichever is larger, or one director if the authorized number of directors is only one.

        Limitation on Personal Liability of Directors. Under Colorado law, there is no express standard of conduct which can protect a director from liability nor any express statute of limitations with respect to any illegal acts by a director, and directors are not liable for illegal acts of the corporation if they did not assent to or vote for such acts. Under the Ultrak Charter, no director of Ultrak will be personally liable to Ultrak or its shareholders for monetary damages for breach of fiduciary duty as a director, except in limited circumstances.

        Under the CGCL, the articles of incorporation of a corporation may include a provision limiting or eliminating the personal liability of a director from monetary damages in an action brought by or in the right of the corporation for a breach of a director's duties to the corporation or the shareholders. Such a provision is subject to specified exceptions, including acts or omissions involving intentional misconduct, knowing and culpable violations of the law, absence of good faith, reckless disregard for the director's duty, and an unexcused pattern of inattention amounting to an abdication of duty. The GPS Charter, however, does not provide for such a limitation of a director's personal liability.

    Indemnification of Directors and Officers. Under the Ultrak Charter, Ultrak is required to indemnify, to the fullest extent permitted by the CBCA, any person who is involved in any action, suit, or proceeding by reason of the fact that the person is or was a director, officer, employee, or agent of Ultrak, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of Ultrak, and had no reason to believe his conduct was unlawful. Ultrak may advance the reasonable expenses to any such director, officer, employee, or agent of Ultrak provided that, in the case of a director or officer of Ultrak, he or she delivers the undertaking required by the CBCA. After the Reincorporation, Ultrak will have a much broader right to indemnify its directors under Delaware law than it presently has under Colorado law. See "ULTRAK'S REINCORPORATION IN DELAWARE - Significant Differences in Corporate Law of Colorado and Delaware -- Indemnification of Directors and Officers."

    The CGCL governs the indemnification of corporate officers and directors, but the CGCL is not exclusive of any indemnification rights authorized in the GPS Charter. A corporation's articles of incorporation, under California law, may authorize indemnification of agents for breaches of duty to the corporation or its shareholders in excess of that expressly permitted by the CGCL. The GPS Charter, however, does not provide for such indemnification in excess of that expressly permitted by the CGCL.

    Dissenters Rights. The Ultrak Shareholders are entitled under the CBCA to receive payment for their shares if they dissent from certain corporate actions, such as a reincorporation, consolidation, merger, or sale of all or substantially all of Ultrak's assets. Any shareholder of Ultrak wishing to dissent from such a transaction and obtain cash payment for his shares must file with Ultrak, prior to the vote on such transaction, a written notice of his intention to demand that he be paid fair compensation for his shares if the transaction is effectuated and must refrain from voting his shares in approval of such transaction. A shareholder who fails to demand payment or fails to deposit his certificate for payment within 30 days of mailing of such notice by Ultrak will have no right to receive payment for his shares but will retain all other rights of a shareholder of Ultrak.

    The GPS Shareholders are entitled under the CGCL to receive payment for their shares if they dissent from certain corporate actions, such as reincorporation. Any shareholder of GPS wishing to dissent from such a transaction may require the corporation to purchase for cash, at the fair market value, the shares owned by such shareholder.

    After the Reincorporation, the Ultrak Shareholders, including the GPS Shareholders that receive Ultrak Common Stock pursuant to the Merger, will have more limited dissenters' rights than are presently available under either Colorado or California corporate law. See "ULTRAK'S REINCORPORATION IN DELAWARE
- Significant Differences in Corporate Law of Colorado and Delaware -- Rights of Dissenting Shareholders."

                      ULTRAK'S REINCORPORATION IN DELAWARE

GENERAL

    On March 10, 1995, the Board of Directors of Ultrak at a special meeting approved a proposal to change Ultrak's state of incorporation to Delaware effective as of December 29, 1995, and to submit such proposal to Ultrak's shareholders. At the Annual Meeting, the shareholders of Ultrak approved the proposal to change the state of incorporation of Ultrak from Colorado to Delaware. This change will be accomplished by merging Ultrak into Ultrak, Inc., a Delaware corporation (herein referred to as "Ultrak-Delaware" or the "Surviving Corporation"), which is a wholly-owned Delaware subsidiary of Ultrak formed solely for that purpose.

    The merger of Ultrak into Ultrak-Delaware (the "Reincorporation") will be effected pursuant to the Plan and Agreement of Merger (the "Reincorporation Agreement") between Ultrak and Ultrak-Delaware attached hereto as Annex G. The Reincorporation Agreement provides that, when the Reincorporation becomes effective, Ultrak-Delaware will continue as the Surviving Corporation under the name "Ultrak, Inc." The Reincorporation Agreement also provides that Ultrak and Ultrak Delaware may terminate the Reincorporation Agreement upon mutual written consent. Because Ultrak's Board of Directors is the same as Ultrak-Delaware's Board of Directors, the Board of Directors effectively has the right to terminate the Reincorporation Agreement and abandon the Reincorporation for any reason whatsoever notwithstanding shareholder approval.

    The summary of the Reincorporation contained herein accurately describes the material effect of the Reincorporation on shareholders of Ultrak. For a complete description of the terms of the Reorganization, shareholders of Ultrak should refer to the Reincorporation Agreement.

    Pursuant to the Reincorporation Agreement, the Board of Directors of Ultrak will become the Board of Directors of the Surviving Corporation. The management of Ultrak will continue as the management of the Surviving Corporation. The Reincorporation will not involve any change in the business or properties of Ultrak. The Surviving Corporation will succeed to all the assets and be responsible for all the liabilities of Ultrak, including obligations under Ultrak's 1988 Nonqualified Stock Option Plan. Although the purposes of the Surviving Corporation set forth in its Certificate of Incorporation will permit it in the future to enter into any lawful business activity, no change in the present business of Ultrak is now contemplated, except as new developments and opportunities may occur.

    There are certain differences between the Certificate of Incorporation and the By-Laws of Ultrak and the Surviving Corporation, as well as differences in the corporate law of the States of Colorado and Delaware, which will affect Ultrak and its shareholders. See "- Significant Differences in Corporate Law of Colorado and Delaware" and "- Certificate of Incorporation and By-Laws."

    The Surviving Corporation is authorized to issue 20,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $5.00 par value, including 195,351 shares of Series A Preferred Stock. See "Certificate of Incorporation and By-Laws." Upon the Reincorporation becoming effective, Ultrak's shareholders will become shareholders of the Surviving Corporation, and each outstanding share of Ultrak Common Stock will become one share of Common Stock of the Surviving Corporation and each outstanding share of Series A Preferred Stock of Ultrak will become one share of Series A Preferred Stock of the Surviving Corporation. The Common Stock of the Surviving Corporation will have the same relative rights, preferences, privileges and restrictions as the Ultrak Common Stock. The Series A Preferred Stock of the Surviving Corporation will have the same relative rights, preferences, privileges and restrictions as Ultrak's Series A Preferred Stock. The Reincorporation will not cause any change in the qualification of Ultrak Common Stock on Nasdaq. It will not be necessary for holders of Ultrak Common Stock to exchange their existing certificates for new certificates representing Common Stock of the Surviving Corporation. It is anticipated that delivery of the present stock certificates of Ultrak will constitute "good delivery" for transactions in shares of Common Stock of the Surviving Corporation after the effective date of the Reincorporation.

    In connection with the Reincorporation, the authorized shares of Ultrak Common Stock will be converted into shares of the Surviving Corporation's authorized Common Stock, $0.01 par value.

    Ultrak has reserved the right to abandon the Reincorporation if circumstances arise which in the opinion of the Board of Directors make it inadvisable to proceed.

REASONS FOR REINCORPORATION

    The Board of Directors of Ultrak believes that the best interests of Ultrak and its shareholders will be served by reincorporating in Delaware in order to have the benefits afforded by a more flexible corporation law. Delaware has a well-established policy of continuously reviewing and updating its corporate laws. Consistent with this policy, the corporate laws of Delaware are frequently revised and Delaware currently has a flexible and modern statute governing the conduct of corporate affairs.

    Thousands of corporations, including a great many of the larger corporations in this country, are now incorporated in Delaware. The number of corporations maintaining their domicile in Delaware over the years has resulted in a judiciary particularly familiar with many phases of corporate matters and a substantial body of decisions construing its laws and establishing public policy affecting its corporations. Based on the well developed and predictable nature of the Delaware corporate law, management believes that the ongoing operations and business of Ultrak can be carried on to better advantage if Ultrak is incorporated under the laws of Delaware. See "Significant Differences in Corporate Law of Colorado and Delaware."

    Delaware has in effect an anti-takeover statute that would, following the Reincorporation, make it difficult for a potential acquirer to effect a takeover or change in control of Ultrak without management's consent and the consent of Ultrak's shareholders. Accordingly, the Reincorporation will have the effect of making it more difficult to remove the existing management of Ultrak. Colorado does not have a comparable statute. Management is unaware of any person accumulating Ultrak's voting securities or seeking to take control of Ultrak, but believes that reincorporation in Delaware is still desirable for the reasons described above, notwithstanding the anti-takeover effect of the Reincorporation. Since current management beneficially owns approximately 28% of the Ultrak Common Stock and 100% of the Series A Preferred Stock, representing approximately 58% of the votes in matters to be voted upon by the shareholders of Ultrak, the reincorporation will not have a practical effect on the likelihood of success of an unfriendly attempt to effect a takeover or change in control of Ultrak.

BOARD OF DIRECTORS

    The Reincorporation Agreement provides that upon the effective date of the Reincorporation, the Board of Directors of the Surviving Corporation shall be composed of those members of the Board of Directors of Ultrak who are elected at the meeting.

CERTIFICATE OF INCORPORATION AND BYLAWS

    The Reincorporation Agreement provides that the Certificate of Incorporation and the By-Laws of Ultrak-Delaware will be the Certificate of Incorporation and the By-Laws of the Surviving Corporation. The Certificate of Incorporation and By-Laws of Ultrak and the Certificate of Incorporation and By-Laws of the Surviving Corporation are substantially similar; however, some differences do exist. Among other things, the By-Laws of the Surviving Corporation contain indemnification provisions, whereas the By-Laws of Ultrak do not address indemnification (although the Certificate of Incorporation of each addresses indemnification), and the By-Laws of the Surviving Corporation do not have certain provisions contained in the By-Laws of Ultrak restricting the officers of Ultrak from entering into certain contracts and incurring certain indebtedness without board of director approval. See "ULTRAK'S REINCORPORATION IN DELAWARE - Indemnification of Directors and Officers." The Certificate of Incorporation and By-Laws of the Surviving Corporation are attached hereto as Annexes H and I, respectively.

SIGNIFICANT DIFFERENCES IN CORPORATE LAW OF COLORADO AND DELAWARE

    Management is of the opinion that, except as described below (for example, written consents of shareholders, appraisal rights of dissenting shareholders, required vote of shareholders needed to take certain actions, anti-takeover legislation, etc.), there are no substantial differences relating to the rights of shareholders between the Certificate of Incorporation and By-Laws of Ultrak and those of the Surviving Corporation.

    There are a number of significant differences between the applicable corporate laws of the States of Colorado and Delaware. Although no attempt has been made to summarize all differences in the corporate laws of such states, management believes the following to be a fair summary of the significant differences in the corporate laws of the States of Colorado and Delaware which could affect Ultrak's shareholders:

    Preemptive Rights. Under Colorado corporation law, shareholders of Ultrak are permitted to have preemptive rights to purchase new shares unless prohibited in the Certificate of Incorporation; the Ultrak Charter does prohibit such rights. Under Delaware corporation law, shareholders do not have such preemptive rights unless there is a specific provision granting such rights in the Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation will not contain such a provision. Accordingly, the Reincorporation will not have a practical impact on shareholders as regards preemptive rights. Management of Ultrak believes that not providing for mandatory preemptive rights in the Certificate of Incorporation of the Surviving Corporation is desirable to afford greater flexibility in possible future financings. Although the Board has no present plans for any financing which would give rise to preemptive rights, satisfaction of such rights would represent an undesirable impediment to the use of such financings.

    Examination of Books and Records. Under Colorado corporation law, a person must have been a shareholder for at least three months, or be the holder of record of at least five percent of all outstanding shares of any class of stock of a corporation in order to examine certain records of the corporation, including the minutes of meetings of the board of directors and board committees, accounting records, and shareholder records. Under Delaware corporation law, any shareholder with a proper purpose may demand inspection of the records of the corporation.

    Dividends. Under Delaware corporation law, a corporation may pay dividends to its shareholders either out of surplus (net assets in excess of stated capital), or in case there is no surplus, out of net profits for the then current fiscal year and the preceding fiscal year, with certain limitations. Under Colorado corporation law, dividends may be paid out of net assets available after providing for satisfaction of preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

    Votes of Shareholders. Colorado corporation law provides that because Ultrak was in existence prior to June 30, 1994, unless the Certificate of Incorporation provides otherwise, the vote of two-thirds of all outstanding shares entitled to vote is required to amend the corporate charter, to dissolve a corporation, to effect a reincorporation or consolidation, or to sell, lease or exchange all or substantially all of the corporation's assets. The Ultrak Charter permits such actions to be taken upon vote of a majority of the outstanding shares entitled to vote. Under Delaware corporation law and the Certificate of Incorporation of Ultrak-Delaware, the vote of a majority of the outstanding stock entitled to vote is required to amend the corporate charter, to dissolve a corporation, to effect a reincorporation or consolidation, or to sell, lease, or exchange all or substantially all of the corporation's assets. Under both Colorado and Delaware law, action by the Board of Directors, as well as the shareholders, is required to amend the corporate charter, to effect a reincorporation or consolidation, or to sell, lease, or exchange of its assets. Accordingly, the Reincorporation will not have a practical impact on shareholders as regards the vote necessary to approve significant corporate transactions.

    Cumulative Voting. Delaware corporation law permits a corporation to provide cumulative voting by including a provision to that effect in its Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation will not have a provision permitting cumulative voting. Under Colorado corporation law, shareholders have cumulative voting unless prohibited in the Certificate of Incorporation. The Ultrak Charter currently so prohibits cumulative voting; accordingly, the Reincorporation will not have a practical impact on such rights of shareholders.

    Action by Written Consent Without a Meeting. Under Colorado corporation law, shareholders may take action without meetings by unanimous written consent of the shareholders entitled to vote. Under Delaware corporation law, shareholders may take action without meetings by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Since Mr. Broady will own in the aggregate more than a majority of the votes represented by the Surviving Corporation's Common Stock and Series A Preferred Stock, he will have the power to act by written consent to authorize any action which requires shareholder approval, without the vote of any other shareholders.

    Anti-Takeover Legislation. Delaware has enacted a statute which prevents a "business combination" between an "interested shareholder" and a Delaware corporation for a period of three years after such shareholder became an interested shareholder, unless certain conditions are met. Colorado corporation law does not contain a parallel provision. The Delaware statute defines a business combination as any reincorporation or consolidation, any sale, lease, exchange, or other disposition of 10% or more of a corporation's assets, or any transaction (subject to certain exceptions) which results in the transfer of stock of a corporation to the interested shareholder, increases his proportionate ownership of a corporation's stock, or results in such interested shareholder receiving the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. The Delaware statute defines an interested shareholder as (subject to certain exceptions) any person who is the owner of 15 percent or more of the outstanding voting stock of the corporation or a person who is an affiliate or associate of the corporation who became the owner of 15 percent or more of the outstanding voting stock of the corporation within the three-year period prior to the date on which it is sought to determine whether such shareholder is interested. A business combination is exempt from the effect of the statute if, among other things, either (i) prior to the date the shareholder became interested, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming interested, (ii) upon consummation of the transaction that resulted in the shareholder becoming interested, such shareholder owned at least 85 percent of the corporation's voting stock at the time the transaction commenced, or (iii) on or after the date the shareholder becomes interested, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

    The anti-takeover statute provides that the Certificate of Incorporation of a Delaware corporation may provide that the corporation expressly elects not to be governed by the statute. The Certificate of Incorporation of the Surviving Corporation does not include such a provision.

    The effect of the Reincorporation, and thereby subjecting Ultrak to the anti-takeover statute, will make it more difficult for a person who seeks to acquire control of Ultrak or to effect a business combination with Ultrak, such as a tender offer, to do so without management's approval, thereby making it more difficult to remove existing management of Ultrak. The Delaware statute could, therefore, potentially have an adverse impact on shareholders who wish to participate in any such tender offer or other transactions even where such transaction may be favorable to the interests of shareholders.

    The Reincorporation could have the effect of discouraging hostile tender offers, proxy contests, or other transactions by forcing potential acquirers to negotiate with incumbent management. The disadvantages to shareholders of the Reincorporation in Delaware include reducing the likelihood that a hostile tender offering a premium over market price for Ultrak's shares will be made. The Reincorporation will have a practical effect on shareholders by making it more difficult to remove existing management without such management's approval.

    Indemnification of Directors and Officers. A significant effect of the Reincorporation will be to broaden the indemnification protection given to directors and officers. Delaware permits corporations to adopt much broader rights of indemnification for management than is available under the CBCA. In recent years, many corporations have found it increasingly difficult to attract and retain qualified directors and senior management, due to the increased risks of lawsuits and related liability. At the same time, it has become increasingly difficult, and expensive, to obtain insurance protecting directors and officers from such liabilities. As a result, many corporations are utilizing expanded rights of indemnification as a means to attract, retain and protect directors and senior management. In the past, Ultrak has encountered some difficulty in attracting and retaining qualified directors because of Colorado's indemnification law. One current director expressed his concern about Colorado's indemnification law before agreeing to serve as a director. The Surviving Corporation has no present intention of entering into separate indemnification agreements with management, but may do so in the future.

    Delaware law makes indemnification available to directors, officers, employees, and agents of a corporation, whereas Colorado law provides indemnification only to directors (and officers who are not directors, in certain cases) of a corporation, although a Colorado corporation may indemnify officers, employees, or agents of the corporation who are not directors if provided for by its articles of incorporation, by-laws, a resolution of its shareholders or directors, or in a contract. In addition, whereas Colorado's indemnification provisions limit indemnification rights contained in the articles of incorporation, by-laws, resolutions, or contracts to such rights as are consistent with Colorado law, Delaware permits a corporation to provide by agreement, by-law provision, vote of shareholders or disinterested directors or otherwise, for indemnification of directors and officers not otherwise provided by statute, which is a more permissive standard. Under Colorado law, expenses can be advanced to a director, officer, or employee only upon, among other things, a written affirmation of his good faith belief that he has met the applicable standard of conduct for indemnification. Delaware law contains no such requirements. Delaware law, unlike Colorado law, also expressly permits indemnification and advancement of expenses to former officers, employees, or agents of the corporation who were not directors. Colorado law requires that shareholders be given notice of the payment of indemnification if such payment arises out of a derivative suit. Delaware law contains no such requirement. Colorado law limits indemnification in derivative suits to expenses only, whereas the By-Laws of Ultrak-Delaware, as permitted by Delaware law, provide indemnification in derivative suits for fines, judgments, and amounts paid in settlement. Under Colorado law, a director who is adjudged liable to the corporation for deriving an improper personal benefit can only be reimbursed for expenses and only upon determination of a court that indemnification is proper in Delaware. Such a director would also be indemnified for fines, judgments, and amounts paid in settlement and a court determination is not necessary.

    The Certificate of Incorporation and By-Laws of Ultrak-Delaware, like the Ultrak Charter, contain broad indemnification provisions which (i) obligate Ultrak-Delaware to indemnify any of its officers, directors, employees, or agents for all expenses (including legal fees) and liabilities (including fines, judgments, and amounts paid in settlement) incurred in connection with any pending or completed suit, action, or proceeding, including derivative suits; provided, however, that such person is entitled to indemnification only if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Ultrak-Delaware and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) provides for indemnification rights for as long as any such person shall be subject to any possible claim or threatened suit or proceeding by reason of the fact that such person was or is a director, officer, employee, or agent of Ultrak-Delaware; (iii) requires Ultrak-Delaware to advance expenses to any person entitled to indemnification provided that such person undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification; (iv) provides for the determination of whether indemnification is proper because the requisite standard of conduct has been met to be made by a majority vote of a quorum of directors who were not parties to such action, suit, or proceeding, or by independent legal counsel or by the shareholders of Ultrak-Delaware; and (v) provides that such charter and by-law provisions shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may legally be entitled. Differences include, the Ultrak Charter requires the unanimous vote of each class of shares entitled to vote to amend the indemnification provision of the Ultrak Charter, while the Certificate of Incorporation of Ultrak-Delaware provides that a written request for indemnification should be responded to within 60 days. No such provision exists in the Ultrak Charter.

    To the knowledge of management of Ultrak, no actions are pending or threatened which would affect in any way the rights of any person entitled to indemnification, whether under Colorado or Delaware law.

    Dissolution. Under Colorado corporation law and the Ultrak Charter Ultrak can voluntarily dissolve upon its board of directors adopting a resolution setting forth a proposal to dissolve which proposal is approved by a majority of the shareholders entitled to vote thereon. Under Delaware law, a corporation can voluntarily dissolve if its board of directors and a majority of the shareholders entitled to vote thereon approve the dissolution, or without approval of the board of directors if all the shareholders entitled to vote approve the dissolution.

    Liability of Directors. Under Delaware law, directors are jointly and severally liable to a corporation for willful or negligent violations of statutory provisions relating to the purchase or redemption of a corporation's own shares or the payment of dividends, for a period of six years from the date of such unlawful act. A director who was either absent or dissented from the taking of such action may exonerate himself from liability by causing his dissent to be entered in the corporation's minutes. Under Colorado law, directors are jointly and severally liable to the corporation if they vote for or assent to acts which violate statutory provisions relating to the purchase of a corporation's own shares, the payment of dividends, the distribution of assets in liquidation, or any loans or guarantees made to a director, until the repayment thereof. Under Colorado law, there is no express standard of conduct which can protect a director from liability nor any express statute of limitations with respect to any such illegal acts by a director, as there are under Delaware law, and directors are not liable as long as they did not vote for or assent to any of the illegal acts. Colorado law, unlike Delaware law, allows a director who was present at a meeting which approved an illegal act to avoid liability, even if he does not register his dissent in the minutes of the meeting by voting against the illegal act.

    Rights of Dissenting Shareholders. Shareholders of Ultrak are presently entitled under Colorado corporation law to receive payment for their shares if they dissent from certain corporate actions, such as reincorporations, consolidations or sales of all or substantially all of Ultrak's assets. Under Delaware corporation law, there is no such right to receive payment in a sale of assets, and there is no such right to receive payment in a reincorporation or consolidation if the common stock of the surviving corporation in the reincorporation or consolidation is listed on a national securities exchange or is held of record by 2,000 or more persons and the only consideration received by the shareholders in the reincorporation or consolidation is stock of the corporation resulting from the reincorporation or consolidation or stock of a listed company with 2,000 or more shareholders, and cash in lieu of fractional shares.

EFFECTIVE DATE OF THE REINCORPORATION

    Subject to the satisfaction of the conditions of the Reincorporation, it is contemplated that the Reincorporation will be made effective as of December 29, 1995. The Board of Directors chose this date in order to simplify the transfer of Ultrak's books and records, and to correspond with the end of Ultrak's fiscal year.

FEDERAL INCOME TAX CONSEQUENCES

    Under current federal income tax law, Ultrak, Ultrak-Delaware, the shareholders of Ultrak who did not exercise their rights as shareholders dissenting from the Reincorporation pursuant to Section 7-113-102 of the CBCA, attached hereto as Annex J, and the GPS Shareholders who own Ultrak Common Stock after the Merger (since they are not entitled to such dissenters' rights) will not, by reason of the Reincorporation, realize any gain or loss which will be recognized for federal income tax purposes. With respect to each dissenting shareholders's shares of Ultrak Common Stock, immediately after the Reincorporation, (i) the tax basis of such shares will equal the tax basis of such shareholder's shares immediately before the Reincorporation and (ii) the holding period for such shares will include the shareholder's holding period for the shares before the Reincorporation. Any gain or loss realized by shareholders of Ultrak, who exercise their rights to appraisal, will be recognized for federal income tax purposes. Generally, such recognized gain or loss will be equal to the difference between a shareholder's tax basis in his shares and the amount he receives for his shares. However, if a dissenting shareholder continues to own an interest in Ultrak-Delaware, directly or indirectly, after the Reincorporation then the amount received upon exercise of appraisal rights might be taxed as a dividend.

                        PRO FORMA FINANCIAL INFORMATION

    Since the Merger does not constitute a Significant Business Combination under Regulation S-X, a presentation of the pro forma combined financial statements of Ultrak and GPS is unnecessary. Under Regulation S-X, a business combination, such as the Merger, shall be considered a Significant Business Combination if a comparison of the most recent annual financial statements of the business acquired or to be acquired and the registrant's most recent annual consolidated financial statements filed at or prior to the date of acquisition indicates that the business would be a Significant Subsidiary pursuant to the conditions specified in Regulation S-X. Under Regulation S-X, if GPS had met one of the following conditions, it would have been considered a Significant
Subsidiary:

         (i) The number of Ultrak Common Shares exchanged by Ultrak in the Merger exceeded ten percent (10%) of the total number of outstanding shares of Ultrak Common Stock as of the Closing Date;

         (ii) As of the end of the most recently completed fiscal year, the proportionate share of the total assets of GPS exceeded ten percent (10%) of the total assets of Ultrak; and

         (iii) As of the end of the most recently completed fiscal year, the proportionate share of Ultrak's equity in the income from continuing operations before income taxes, extraordinary items, and cumulative effect of a change in accounting principle of GPS exceeded ten percent (10%) of such income of Ultrak.

    Since none of these factors are applicable to GPS or the Merger, GPS is not a Significant Subsidiary and the Merger is not a Significant Business Combination.

                               BUSINESS OF ULTRAK

GENERAL

    Ultrak designs, manufactures, markets, and services video closed circuit television products for use in security applications, general observation, medical and dental equipment and automated manufacturing systems. These products include a broad line of cameras, lenses, monitors, switchers, time lapse recorders, multiplexers, and wireless video transmission systems.

    Prior to July 1993, Ultrak's Exxis Technologies, Inc. subsidiary marketed, sold, and serviced personal computer products, including desktop and tower computers, disk drives, CD-ROM drives, printers and monitors sold under its private brand name [X] Smart Choice. Ultrak discontinued this business in July 1993. See "ULTRAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note I of Notes to Ultrak's Consolidated Financial Statements.

    Ultrak is a Colorado corporation incorporated in 1980. Ultrak's headquarters are located at 1220 Champion Circle, Suite 100, Carrollton, Texas 75006. Ultrak conducts its principal business operations at five locations:
Carrollton (Dallas), Texas; Broomfield (Denver), Colorado; Annapolis, Maryland; southern California and Chicago, Illinois and has additional sales offices in New York, southern Florida, Boston, Atlanta, and Los Angeles.

RECENT DEVELOPMENTS

    Effective April 1, 1994, Ultrak acquired a 56% interest in JAK Pacific Video Warranty and Repair Services, Inc., a California corporation ("JAK"), for total cash consideration of $573,000. JAK is in the business of providing warranty and repair services for CCTV equipment for a line of products manufactured by a Korean based company. JAK also has exclusive marketing and sales rights for certain products in the United States. The operations of JAK were merged with the existing operations of Ultrak's facility in southern California. The transaction was accounted for as a purchase. Ultrak has an option to acquire the remaining 44% of JAK for cash consideration of $500,000, which will expire on December 31, 1995.

    In July 1994, Ultrak exercised its option, in accordance with the terms of an Option Agreement, to acquire an additional 2.2% of the outstanding stock of Dental Vision Direct, Inc. ("DVD") from the minority shareholders of DVD, thereby increasing Ultrak's ownership in DVD from 80% to 82.2%. DVD is in the business of manufacturing, marketing, and selling an intraoral video hand piece (sold under the Ultracam trade name) and related accessories used by dentists in their practices. Effective December 30, 1994, Ultrak acquired the remaining 17.8% interest in DVD from the minority owners for total cash consideration of $5,000.

    On October 31, 1994, Ultrak's revolving line of credit with NationsBank of Texas, N.A. was increased from $12.0 million to $13.2 million. The NationsBank revolving line of credit was further increased during February 1995 from $13.2 million to $15.0 million. On October 4, 1994, Petrus Fund, L.P., of which Perot Investments is the general partner, increased its revolving line of credit to Ultrak from $6.0 million to $7.0 million and agreed to further increase Ultrak's line of credit from $7.0 million to $8.0 million upon Ultrak's achievement of certain net income requirements. In conjunction with the amendments to both loan agreements, certain financial and operational covenants were modified. All other terms and conditions of the loan agreements were unchanged.

    On March 10, 1995, the Board of Directors of Ultrak approved a proposal to change Ultrak's state of incorporation from Colorado to Delaware effective December 29, 1995, and to submit such proposal to Ultrak's shareholders. At the Annual Meeting of Shareholders of Ultrak held on May 25, 1995 (the "Annual Meeting"), the shareholders of Ultrak approved the proposal to change the state of incorporation of Ultrak from Colorado to Delaware. The change will be accomplished by merging Ultrak into a wholly-owned subsidiary of Ultrak incorporated in Delaware that was formed solely for the purpose of merging with Ultrak. See "ULTRAK'S REINCORPORATION IN DELAWARE." NONE OF THE GPS SHAREHOLDERS RECEIVING SHARES OF ULTRAK COMMON STOCK PURSUANT TO THE MERGER WILL BE ELIGIBLE TO VOTE FOR OR AGAINST THE REINCORPORATION. For a summary of certain changes in the rights of the holders of shares of Ultrak Common Stock as a result of the reincorporation of Ultrak in Delaware, see "ULTRAK'S REINCORPORATION IN DELAWARE-Significant Differences in Corporate Law of Colorado and Delaware."

    On July 14, 1995, Diamond Purchasing Corp., a Texas corporation and a wholly owned subsidiary of Ultrak, merged ("Diamond Merger") with and into Diamond Electronics, Inc., an Ohio corporation ("Diamond"), whereby all the outstanding shares of common stock of Diamond were converted into the right to receive 600,000 shares of Ultrak Common Stock, subject to certain upward adjustments. Diamond is in the business of manufacturing and selling high speed commercial security and surveillance systems used by large retailers, metropolitan surveillance systems for traffic control, and hazardous viewing systems used by the industry.

CCTV PRODUCTS; INDUSTRY

    Ultrak designs, manufactures, markets, and services video CCTV products for use in security applications, general observation, medical and dental equipment, and automated manufacturing systems. These products include a broad line of cameras, lenses, monitors, switchers, time lapse recorders, multiplexers, and wireless video transmission systems.

    Ultrak's target markets are wholesale distributors, installing dealers, large end-users, mass merchants (for resale), manufacturing companies, system integrators, and dentists. Each target market is reached through a dedicated group of telemarketing and regional sales professionals as well as through catalogs, magazine advertising, and industry trade shows.

    Approximately 70% of Ultrak's CCTV products sales carry its own brand names (Ultrak, Exxis, [X] Smart Choice, Beck, Mobile Video Products, and Ultracam), with the remainder having brands owned by others such as Mitsubishi, Sony, Dedicated Micros, Panasonic, and others. Ultrak's own branded products are manufactured to its design specifications by manufacturer suppliers located in Korea, Japan, England, Hong Kong, Taiwan, China, and the United States.

    According to a Smith Barney Shearson Electronic Security Industry Report, dated January 25, 1994, by the year 2000, the CCTV industry is expected to be a $755 million annual sales component of the expected $17 billion total U.S. security industry. The CCTV segment of the security industry has experienced rapid growth since the early 1980s. CCTV sales represent a significant portion of the total security industry, trailing only intrusion detection devices and fire detection apparatus in terms of sales. Included in the CCTV category are CCTV cameras, lenses, monitors, switchers, time lapse recorders, multiplexers, video transmission systems, and various types of peripheral equipment used for CCTV installations. Ultrak's business is not generally seasonal in nature, except that sales in December and January are typically 15-20% lower than other months.

    Ultrak believes that it is an important factor within the CCTV industry and that it is one of the three largest in terms of CCTV sales in the United States. However, many of its competitors are divisions of much larger companies.

    Ultrak has trademark registration on its Ultrak, [X] Smart Choice, Beck, Ultracam, the Witness, Video Butler, and BabyWatch trade names. In addition, Ultrak has been issued a patent on its Ultracam intraoral hand piece and has patents pending on a multiple operator dental system, the Witness, a security observation system that records activity upon activation of an alarming input signal, and several other devices.

SUPPLIERS AND DISTRIBUTION

    Ultrak's product development staff designs and then coordinates with its non-affiliated suppliers to manufacture certain of its private branded products as well as coordinates and supervises the assembly and packaging of certain products by its own employees. Ultrak has been and will continue to be substantially dependent upon its manufacturer suppliers. Ultrak has exclusive and non-exclusive sales and marketing rights for certain of the CCTV products it sells, including certain CCTV cameras and systems manufactured in Japan and Korea. Ultrak has in the past experienced, and may in the future experience, short-term difficulties in obtaining some products from some manufacturers. In general, Ultrak's suppliers are constantly developing new products that advance the state of technology in security products and offer improved value. Ultrak has in the past issued letters of credit or placed funds on deposit with its suppliers to attempt to insure itself a constant and consistent supply of products.

    Approximately 95% of Ultrak's purchases from its non-affiliated suppliers are made in US dollars with the remaining 5% purchased in Japanese yen. To date, Ultrak has not been materially adversely affected by fluctuations in the valuation of the Japanese yen. It is expected that the Company will continue to purchase the vast majority of its products in US dollars.

    Ultrak believes that it has close relationships with its suppliers. In some cases, Ultrak is the exclusive or semi-exclusive marketer of its suppliers' products in the United States. Ultrak's trading agreements with its suppliers are both written and oral. In most of these relationships, Ultrak believes that the relationship is as important to the supplier as it is to Ultrak. Thus, Ultrak believes that there is a strong, mutually advantageous basis for the trading relationship to exist and grow.

    Ultrak imports its private branded security products primarily from Korea, Japan, England, Hong Kong, and Taiwan. Because of foreign production lead times, Ultrak normally makes purchase commitments to these foreign suppliers three to six months in advance. Products ordered by Ultrak and manufactured by others in Asia are shipped to warehouses of Ultrak located in the United States for subsequent delivery to customers of Ultrak.

    Delivery times on these products to the United States vary from one week to two months, depending on the mode of transportation used. Therefore, it is necessary for Ultrak to commit to and carry larger levels of inventory than would be necessary if it used strictly domestic suppliers.

    The nature of Ultrak's business is to ship most orders within 24 hours of receipt of the order. As of December 31, 1994 and 1993, Ultrak had approximately $3,939,000 and $2,093,000, respectively, in backlog for its products which it considers to be firm.

    Ultrak can ship its CCTV products from one of five warehouse locations operated by it: Carrollton, Texas; Broomfield, Colorado; Annapolis, Maryland; southern California; or Chicago, Illinois. Currently over 90% of all shipments are made from the Carrollton, Texas, centralized warehouse. Inventory, accounts receivable, purchasing, payroll, and other corporate business functions are controlled on Ultrak's integrated computer system located in its Carrollton headquarters. All sales locations are linked real time through a nationwide network which allows for orders to be entered and shipped from multiple locations.

    Approximately 21% of Ultrak's 1994 sales were to Walmart Stores, Inc. and Sam's Wholesale Club, a division of Walmart Stores, Inc. No other single customer accounted for more than 10% of total sales in 1994.

PROPERTY

    Ultrak does not own any real property or own or operate any production facilities. Ultrak or its subsidiaries lease office/warehouse space in Carrollton, Texas; Broomfield, Colorado; Annapolis, Maryland; southern Florida; Atlanta, Georgia; Chicago, Illinois; and Carroll, Ohio.

    In January, 1994, Ultrak amended its existing lease covering approximately 69,000 square feet of office and warehouse space at its headquarters in Carrollton, Texas. The amended lease extended the lease term until May 1999 and provided a build out allowance of up to $75,000 to be used for office expansion and compliance with the provisions of the Americans with Disabilities Act. Monthly lease payments are approximately $19,600 per month.

    Ultrak believes it has sufficient space to conduct its current operations for the next twelve month period. Although Ultrak believes it could obtain additional space if needed on short notice, there can be no assurance that such space will be available at prices which Ultrak currently pays or could pay.

LEGAL PROCEEDINGS

    Ultrak is not aware of any material pending or threatened legal proceedings to which Ultrak is or may be a party. Ultrak knows of no legal proceedings pending or threatened or judgments entered against any director or officer of Ultrak in their capacity as such.

EMPLOYEES

    As of December 31, 1994, Ultrak had 148 full-time employees employed at five primary locations and five field sales offices, of which 88 were sales and support personnel, 17 were warehouse/assembly personnel, 17 were technical/service personnel, and 26 were administrative and managerial personnel.

                              MANAGEMENT OF ULTRAK

    The directors and executive officers of Ultrak are as follows:

NAME                      AGE     POSITION
----                      ---     --------
George K. Broady          56      Chairman of the Board, Chief Executive Officer, and President

James D. Pritchett        48      Director, Executive Vice President and Chief Operating Officer

William C. Lee            55      Director

Charles C. Neal           36      Director

Robert F. Sexton          60      Director

Tim D. Torno              37      Secretary-Treasurer and Chief Financial Officer

    George K. Broady. Mr. Broady became President and Chief Executive Officer of Ultrak on March 18, 1991. Prior to that date, Mr. Broady was actively involved as the owner and president of Geneva Merchant Bankers, Dallas, Texas. Until December 1987, he was chairman and chief executive officer of Network Security Corporation, a company that he founded in 1970. Network Security Corporation and the publicly held stock of its controlled subsidiary were sold to Inspectorate International, a Swiss company, in 1987 and 1988 for $165 million. During 1988, Network Security Corporation sold its majority ownership interest in Ultrak to Mr. Broady for $662,000 in cash. He received his BS (cum laude) from Iowa State University in 1960. Mr. Broady devotes substantially all of his executive time to the business and affairs of Ultrak.

    James D. Pritchett. Mr. Pritchett joined Ultrak in August 1988 as Chief Operating Officer. He was promoted to Executive Vice President in October 1991. Mr. Pritchett was appointed to the Board of Directors of Ultrak on August 14, 1989. From October 1, 1980 to September 1, 1988, Mr. Pritchett was executive vice president and chief operating officer of Booth, Inc., Carrollton, Texas, a manufacturer of electronic equipment. Mr. Pritchett received his Bachelor of Science Degree in Mechanical Engineering from the University of Texas at Arlington in 1969, and his Masters in Mechanical Engineering in 1972 from Southern Methodist University, Dallas, Texas. From 1969 to 1972, he was an engineer with LTV Aerospace and from 1972 to 1978, he was product manager for Thermalloy, Inc. He was a research and development engineer with Glitech, Inc. from 1978 to 1980.

    Tim D. Torno. Mr. Torno has been the Secretary-Treasurer and Chief Financial Officer of Ultrak since August 1988. From May 1980 to August 1988, Mr. Torno was employed by KPMG Peat Marwick in Denver, New York, and Corpus Christi, Texas, in various capacities including senior manager. Mr. Torno received a BBA in Accounting (cum laude) from Texas A & M University, College Station, Texas, in 1979 and a Masters of Business Administration (with honors) in 1993 from the University of Phoenix, Denver, Colorado. Mr. Torno is a CPA in the States of Texas and Colorado, and is a member of the American Institute of CPAs and the Texas Society of CPAs. He currently serves on the Executive Board of the Distribution Resources Company Group.

    William C. Lee. Mr. Lee has served as a Director of Ultrak since June 1994. Mr. Lee has been the Senior Vice President of the Annuity Board of the Southern Baptist Convention of Dallas, Texas, a $4.5 billion dollar pension and insurance management company, since July 1991. Mr. Lee served as Managing Director of Geneva Merchant Bankers of Dallas, Texas from 1989 until 1991 and as an executive officer of San Jacinto Savings from 1988 to 1989. Mr. Lee earned his BBA from Texas A & M University in 1962 and his MBA from Southern Methodist University in 1966. Mr. Lee is a CPA in the State of Texas and a member of the American Institute of CPAs, the Texas Society of CPAs, the Financial Executives Institute and the American Institute of Image Management.

    Charles C. Neal. Mr. Neal has served as a Director of Ultrak since June 1994. Mr. Neal has been President of Chas. A. Neal & Company of Miami, Oklahoma, a company which owns interests in oil and gas properties and in various corporations in several industries, including banking, since 1989. From 1985 to 1989, Mr. Neal was with Merrill Lynch & Co. in New York City, performing investment banking, general corporate finance and mergers and acquisitions services for a variety of clients. Mr. Neal is also a director of several privately held companies. Mr. Neal received his BA in Economics in 1981 from the University of Oklahoma and a JD/MBA from the University of Chicago Law School and Graduate School of Business in 1985.

    Robert F. Sexton. Mr. Sexton has served as a Director of Ultrak since May 1995. Mr. Sexton has been President of Bakery Associates, Inc. of Dallas, Texas, a company which brokers bakery packaging goods, since 1983. From 1973 to 1983, Mr. Sexton was Executive Vice President and a director of Campbell Taggart, Inc. of Dallas, Texas, one of the nation's largest baking companies. Campbell Taggart was listed on the New York Stock Exchange prior to its acquisition by Anheuser Busch in 1982. Mr. Sexton is also a director of Republic Gypsum Company, a corporation which manufactures and distributes paperboard. Mr. Sexton earned his BBA in industrial management in 1956 from the University of Texas.

All directors of Ultrak hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. The officers of Ultrak are elected by the Board of Directors at its first meeting after each annual meeting of Ultrak's shareholders and hold office until their successor is chosen and qualified or until their death or until they shall resign or have been removed from office.

                       BOARD OF DIRECTORS AND COMMITTEES

    In June 1994, Ultrak established the Audit Committee of the Board of Directors. The Audit Committee, composed of Messrs. Lee and Neal, is responsible for (i) reviewing the scope of, and the fees for, the annual audit of Ultrak, (ii) reviewing with the independent auditors Ultrak's corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, (iv) reviewing with independent auditors overall accounting and financial controls and (v) being available to the independent auditors during the year for consultation purposes. The Audit Committee met twice in 1994.

    In June 1994, Ultrak also established the Compensation Committee of the Board of Directors. The Compensation Committee, composed of Messrs. Lee, Neal, and Pritchett, is responsible for determining the nature and amount of compensation for the executive officers of Ultrak, and for granting stock options under Ultrak's stock option plan. The Compensation Committee met three times in 1994.

    During 1994, there were three regular meetings and one special meeting of the Board of Directors, and all directors of Ultrak attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

    At the May 25, 1995 meeting of the Board of Directors of Ultrak, Robert F. Sexton was selected to the Audit and Compensation Committees, replacing James
D. Pritchett on the Compensation Committee.

                             EXECUTIVE COMPENSATION

    The following summary sets forth all annual and long-term compensation paid or accrued to Ultrak's Chief Executive Officer and each of Ultrak's executive officers earning in excess of $100,000 during 1994 for services rendered to Ultrak during the fiscal years ended December 31, 1994, 1993, and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                              ---------
                                 ANNUAL COMPENSATION                        COMPENSATION
                                 -------------------                        ------------
                                                                               AWARDS
                                                                               ------
                                                                                    SECURITIES
  NAME AND                                                  OTHER      RESTRICTED   UNDERLYING
 PRINCIPAL                                                 ANNUAL         STOCK      OPTIONS/     ALL OTHER
  POSITION           YEAR        SALARY        BONUS    COMPENSATION     AWARDS      SARS (1)  COMPENSATION(2)
  --------           ----        ------        -----    ------------     ------      --------  ---------------
George K.            1994       $240,000     $ 54,750           -          -               -        $1,613
Broady, Chief
Executive            1993       $212,762            -           -          -               -        $1,104
Officer and
President            1992       $100,000            -           -          -               -             -

James D.             1994       $164,000     $ 61,200           -          -               -        $2,737
Pritchett,
Executive Vice       1993       $154,078     $ 38,094           -          -               -        $1,799
President
                     1992       $125,000     $ 48,202           -          -               -        $  792

Tim D. Torno,        1994       $105,000     $ 36,000           -          -               -        $1,872
Vice President-
Finance,             1993       $ 86,400     $ 23,700           -          -          20,833        $1,322
Secretary,
Treasurer and        1992       $ 75,674            -           -          -               -        $  426
Chief Financial
Officer

------------------
(1) SARs is defined as stock appreciation rights.
(2) Ultrak's contribution to employee's 401(k).

OPTION/SAR GRANTS

    There were no individual grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during 1994 to the named executive officers.

    Ultrak adopted a Nonqualified Stock Option Plan (the "Plan") on April 15, 1988. A total of 833,333 shares of Ultrak Common Stock are subject to the Plan (amended November 1, 1991 and December 28, 1993). Options to purchase such shares may be issued to full-time employees, including officers, chosen by Ultrak's Board of Directors (which has delegated such authority to the Compensation Committee). The options vest based upon full-time employment with Ultrak at the rate of 20% per year over a five-year period. The options expire ten years from the date of grant. The option exercise price is based upon the approximate current value of Ultrak Common Stock on the date of grant. Options which are vested may be exercised at any time thereafter and prior to the expiration of the option.

    The options may be exercised for the entire amount of optioned shares granted in the event (i) the optionee dies or becomes disabled, (ii) Ultrak is merged, consolidated, or reorganized, (iii) Ultrak is dissolved or liquidated,
(iv) substantially all property and assets of Ultrak are sold, (v) if more than 50% ownership of Ultrak is transferred, or (vi) if the employee is terminated for other than cause, and his written employment agreement so provides. Further, if an employee is dismissed for cause, unexercised options, to the extent vested, may be exercised for 30 days before automatically expiring.

    As of December 31, 1994, options relating to 532,959 shares were outstanding at exercise prices ranging from $1.20 per share to $7.50 per share. Of the total outstanding options, options to purchase 313,851 shares were held by the three executive officers of Ultrak. The option exercise price is set by the Board of Directors on the date of grant near or at the then verifiable market price of Ultrak Common Stock. During 1994, 47,500 options were granted to employees of Ultrak. During 1994, 600 options were exercised by two employees. In 1994, 14,167 options which had been granted to one former employee were cancelled.

OPTION/SAR GRANTS, EXERCISES AND HOLDINGS

    There were no exercises of stock options (or tandem SARs) and freestanding SARs during 1994 by each of the named executive officers. The unexercised options owned by the named executive officers as of December 31, 1994 are presented below:

                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                        VALUE     UNDERLYING UNEXERCISED            IN-THE-MONEY
                   SHARES ACQUIRED    REALIZED   OPTIONS/SARS AT 12/31/94     OPTIONS/SARS AT 12/31/94
         NAME       ON EXERCISE #        ($)     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
         ----       -------------        ---     -------------------------    -------------------------
George K. Broady         -                -           83,311/55,540               $413,639/275,756
James D. Pritchett       -                -           110,000/6,666                $557,499/22,498
Tim D. Torno             -                -           39,167/16,166                $186,563/27,187


REPORT ON REPRICING OF OPTIONS/SARS

    There were no adjustments or amendments during 1994 to the exercise price of any stock options or SARs previously awarded to any of the named executive officers.

LONG-TERM INCENTIVE PLAN (LTIP) AWARDS

    There were no awards made to the named executive officers during 1994 under any LTIP. However, Ultrak has adopted a policy to compensate its executive officers and key employees with annual bonuses. Essentially the policy is to evaluate, on an annual basis, each officer's or key employee's entitlement, if any, to a bonus. The Compensation Committee, in its sole discretion, may award a bonus of up to 50% of an employee's base salary, based on achievement of certain operating goals, asset management, employee development, and improvement in other areas considered important and valuable to Ultrak. For 1994, an executive officer bonus pool was established based on the weighted average of the bonuses earned by all of Ultrak's sales managers. Once the executive officer bonus pool was designated, bonuses were awarded to officers based on subjective informal criteria applied by the Compensation Committee.

EMPLOYEE BENEFIT PLANS

    Ultrak does not sponsor any defined benefit or actuarial plans. However, Ultrak does sponsor a 401(k) plan for all eligible employees whereby Ultrak matched 30% during 1994 of the employees's contribution up to a maximum matching contribution of 6% of the employee's base salary. In 1994, Messrs. Broady, Pritchett, and Torno received $1,613, $2,737, and $1,872, respectively, in matching 401(k) contributions under the program.

    During 1994, Ultrak provided a medical insurance program for its full-time employees of which it paid 50% of the premium. As of December 31, 1994, Ultrak did not have any life insurance or any defined benefit retirement or pension plans for its employees, officers, or directors other than a key-man life insurance policy on George K. Broady in the amount of $1.0 million.

    Ultrak has a policy that all loans from Ultrak or its subsidiaries to its officers, directors, and key employees or their affiliates must be approved by a majority of disinterested directors. There were no loans to officers, directors, and/or key employees or their affiliates during 1994.

COMPENSATION OF DIRECTORS

    Each director of Ultrak serves until the next annual meeting of Ultrak's shareholders or until his successor is elected and qualified. Each independent director receives a fee of $1,000 for each Board of Directors' meeting and $500 for each committee meeting attended, and officers and directors are generally reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    Messrs. James D. Pritchett, Executive Vice President of Ultrak, and Tim D. Torno, Secretary-Treasurer and Chief Financial Officer of Ultrak, have entered into written employment agreements with Ultrak with varying terms and provisions summarized below. Ultrak has no termination of employment or change-in-control arrangements, except as to the substantive effect of Mr. Broady's stock ownership and the fact that Mr. Pritchett may not be terminated without cause except as of January 1 of a year, upon 12 months' prior written notice, after January 1, 1997, and Mr. Torno may not be terminated without cause except as of January 1 of a year, upon three months' prior written notice, after January 1, 1996.

    Mr. Pritchett's employment agreement, dated May 25, 1995, provides for a two-year term beginning as of January 1, 1995, but automatically extends for one-year periods with Ultrak having the right to terminate Mr. Pritchett's employment agreement upon 12 months' written notice prior to the beginning of a year. Mr. Torno's employment agreement, also dated May 25, 1995 but effective as of January 1, 1995, is for a one-year term but automatically extends for one- year periods with Ultrak having the right to terminate Mr. Torno's employment agreement upon three months' written notice prior to the beginning of a year. The employment agreements set Mr. Pritchett's and Mr. Torno's base salaries at $198,000 and $138,000, respectively.

    The employment agreements also contain standard provisions relating to the employee being entitled to participation in Ultrak's 1988 Nonqualified Stock Option Plan and participation in a bonus program. The agreements provide that the employee is to be reimbursed for reasonable expenses incurred in connection with Ultrak's business. The employment agreements further provide for standard paid vacations, car allowances, other health and accident coverage, and insurance benefits.

    Ultrak may terminate the employment agreements if the employee commits a breach of the agreement, is convicted of a criminal offense, becomes bankrupt, grossly neglects the performance of his duties, or becomes chemically addicted to alcohol, drugs, or any controlled substance. If terminated by Ultrak for any of those reasons, it is considered cause, and upon termination for cause, all benefits, including all stock options previously granted to the employee (subject to the thirty-day permitted exercise period), are cancelled and rendered null and void. If the employee dies or Ultrak terminates the employee without cause or if the employee terminates as a result of a material breach by Ultrak, then all options become exercisable for the full amount of the optioned shares and the employee is entitled to receive within 15 days all compensation he would otherwise have been entitled to receive under the terms of the agreement for such year and all other benefits. If the employee terminates the agreement for any reason (other than as a result of a material breach by Ultrak), he is entitled to exercise only those options which have been fully vested at the time of termination and he must exercise them within 30 days of the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In June 1994, the Board of Directors created a Compensation Committee of the Board of Directors. William C. Lee, Charles C. Neal, and Robert F. Sexton are members of the Compensation Committee. Messrs. Lee, Sexton, and Neal are independent directors. Prior to the creation of the Compensation Committee, the entire Board of Directors, then composed of George K. Broady and Mr. Pritchett, established executive salaries. Mr. Broady is the Chairman of the Board, Chief Executive Officer, and President of Ultrak, and Mr. Pritchett is the Executive Vice President and Chief Operating Officer of Ultrak.

    Since July 1993, Ultrak has provided Veravision, Inc. ("Veravision") with a working capital line of credit in return for interest on the borrowed funds and warrants to purchase Veravision's capital stock. On December 30, 1994, Mr. Broady, the Chairman of the Board, Chief Executive Officer, and President of Ultrak, guaranteed the repayment of certain indebtedness of Veravision to Ultrak. Prior to Ultrak making the line of credit available to Veravision, Mr. Broady had no relationship with Veravision. Prior to Mr. Broady's guarantee, Veravision had granted Ultrak warrants to purchase 59% of Veravision's capital stock on a fully-diluted basis. Mr. Broady guaranteed certain amounts due under notes made by Veravision to Ultrak. At December 31, 1994, the amount guaranteed by Mr. Broady was approximately $470,000 and the total amount of indebtedness of Veravision to Ultrak was $900,000. In consideration of his guaranty, Ultrak transferred warrants to purchase approximately 30% of Veravision's capital stock to Mr. Broady. Should the amount covered by Mr. Broady's guaranty increase, Ultrak would be obligated to transfer warrants to purchase additional shares of Veravision stock to Mr. Broady. Veravision is a supplier of certain dental camera products to Ultrak. Purchases by Ultrak of Veravision products totaled $875,000 during 1994 and were made on an arms-length, negotiated basis and allow a reasonable gross profit margin to Veravision. Other terms of the purchases from Veravision are similar to terms of similar transactions with other, non-affiliated entities. At present, Mr. Broady's only relationship with Veravision is in his capacity as a guarantor of certain debt owed to Ultrak by Veravision (as described above) and as the holder of warrants to acquire approximately 30% of Veravision's stock. Mr. Broady is neither an officer nor director of Veravision.

    During 1994, Ultrak made purchases of approximately $265,000 from Ultrak Electronics Limited, a Hong Kong corporation of which Mr. Broady owns approximately 30% of the outstanding capital stock. Ultrak believes that the purchases were made at prices and on terms at least as favorable to Ultrak as those which could have been obtained in an arm's length transaction with an unaffiliated party.

    During 1994, Mr. Broady acted as guarantor in part on both of Ultrak's credit facilities as well as its trade line of credit with one of its principal domestic suppliers. As of March 31, 1995, Mr. Broady has guaranteed approximately $9.2 million in liabilities of Ultrak. Mr. Broady receives no consideration for his guarantees on behalf of Ultrak.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Prior to June 1994, Ultrak did not have a Compensation Committee. Consequently, the base salary and the bonus criteria for each of Ultrak's executive officers for 1994 were established by Ultrak's Board of Directors. At that time, Ultrak's Board of Directors consisted of George K. Broady and James
D. Pritchett. Compensation of the Chief Executive Officer was determined by Ultrak's Board of Directors using subjective, informal criteria which were loosely based on Ultrak's performance, a comparison of the salary paid to chief executive officers of corporations with revenues and assets comparable to Ultrak based on a survey published by a big six accounting firm and limitations provided in Ultrak's Loan Agreement with Petrus Fund, L.P. Ultrak's loan agreement with Petrus Fund, L.P. restricts the maximum salary that may be paid to the Chief Executive Officer of Ultrak without breaching the loan agreement to $350,000 per annum in the aggregate, so long as there is no default under such Loan Agreement; the maximum aggregate compensation permitted to Mr. Broady in the event of such a default is $225,000 per annum. The increase in salaries and bonuses for the named executive officers from 1993 to 1994, was determined by arriving at an appropriate base salary for the Chief Executive Officer based on a survey published by a big six accounting firm and then determining the other officers' base salary based on a subjectively determined percentage of the Chief Executive Officer's salary.

    The Board of Directors created the Compensation Committee of the Board of Directors in June 1994 comprised of Charles C. Neal, William C. Lee, and James
D. Pritchett. The Compensation Committee views executive compensation as consisting of three main components: base salary and benefits, annual incentives and long-term incentives. The Compensation Committee's objective is to attract, retain, and motivate executive officers through this combination to achieve strategic and financial objectives and to create value for the shareholders of Ultrak. The Compensation Committee is in the process of creating a total compensation package which will determine compensation primarily on performance-based, objective criteria, such as net income, net income per share, return on equity, and returns to shareholders through long-term appreciation of Ultrak's stock. The Compensation Committee would like to encourage ownership of Ultrak stock by the executive officers and to tie a large portion of the executive officers' compensation to the performance of Ultrak's stock and hence to align executive officers' interests more closely with shareholders' interests. The Compensation Committee also wants to have a discretionary component to reward exceptional individual achievement.

    Since June 1994, the Compensation Committee has undertaken a thorough review of Ultrak's current levels of executive compensation in light of the Compensation Committee's policy objectives. This review included a comprehensive survey of compensation in comparable companies, as well as analysis of specific Ultrak plans. In its review, the Compensation Committee relied heavily on information provided by Towers Perrin, a nationally recognized expert in compensation, and, to a lesser extent, on other publicly available surveys. Based on this review, the Compensation Committee concluded that the executive officers of Ultrak were undercompensated in 1994 by comparison with companies of similar size, industry, and performance (the companies analyzed have no relationship with the peer group used in the performance graph). To rectify this, the Compensation Committee has adjusted the base salaries of the executive officers for 1995 to bring such salaries closer to the median salaries for such positions in comparable companies. In addition, the Compensation Committee has, effective in 1995, revised the annual bonus program to make it more dependent on the achievement of the budgeted net income before taxes of Ultrak. For 1994, an executive officer bonus pool was established based on the weighted average of the bonuses earned by all of Ultrak's sales managers. Once the executive officer bonus pool was designated, bonuses were awarded to officers based on subjective, informal criteria applied by the Compensation Committee. The Compensation Committee has also requested the officers of Ultrak to recommend a long- term incentive program for Ultrak which is based on objective criteria and which encourages long-term ownership by executive officers of Ultrak stock.

                                        Charles C. Neal
                                        George K. Broady
                                        William C. Lee
                                        Robert F. Sexton

PERFORMANCE GRAPH

    The following chart compares the cumulative total shareholder return on Ultrak Common Stock during the five fiscal years ended December 31, 1994 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of all of the publicly-traded companies with the same two digit SIC code (wholesale trade - durable goods). A listing of the companies in the peer group can be obtained without charge by writing Ultrak, Inc., 1220 Champion Circle, Suite 100, Carrollton, Texas 75006, Attention:
Investor Relations. Ultrak relied upon information provided by the University of Chicago Center for Research in Securities Prices with respect to the peer group stock performance. Ultrak did not attempt to validate the information supplied to it other than to review it for reasonableness. The comparison assumes $100 was invested on December 29, 1989 in Ultrak Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. Adjustments have been made to give retroactive effect to the December 1993 one-for-six reverse stock split.

    THE FOLLOWING TABLE REPLACES THE GRAPH PRESENTED IN THIS POSITION IN THE PAPER FILING OF THE PROXY STATEMENT AND HAS BEEN INSERTED SOLELY FOR THE PURPOSE OF ULTRAK'S ELECTRONIC FILING:

CRSP TOTAL RETURNS INDEX
FOR:                                12/29/89   12/31/90   12/31/91      12/31/92    12/31/93   12/31/94
----                                --------   --------   --------      --------    --------   --------
Ultrak, Inc.                        100.0        34.8       160.9         143.5      165.2       165.2
Nasdaq Stock Market (US             100.0        84.9       136.3         158.6      180.9       176.9
Companies)
NASDAQ Stocks (SIC 5000-            100.0        91.3       155.8         159.6      207.1       180.6
5099 US Companies)

                        PRINCIPAL SHAREHOLDERS OF ULTRAK

    The following table sets forth certain information as to the number of shares of Ultrak Common Stock beneficially owned as of December 31, 1994, by
(i) each person who is known to Ultrak to own beneficially more than five percent of the outstanding shares of Ultrak Common Stock or the outstanding shares of Series A Preferred Stock of Ultrak and their address, (ii) each executive officer and director, and (iii) all officers and directors as a group.

                                 BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                              OF ULTRAK COMMON STOCK (1)             OF SERIES A PREFERRED STOCK (1)
                              --------------------------             -------------------------------
        NAME                   SHARES         PERCENTAGE              SHARES             PERCENTAGE
        ----                   ------         ----------              ------             ----------
George K. Broady             2,368,769 (2)      32.55                 193,351               100%
Ultrak, Inc.
1220 Champion Circle
Suite 100
Carrollton, TX 75006

James D. Pritchett             136,396 (3)       1.87                     -0-                -0-

William C. Lee                  26,667              *                     -0-                -0-
Director

Charles C. Neal                154,908 (4)       2.13                     -0-                -0-
Director

Robert F. Sexton               103,066           1.42                     -0-                -0-
Director

Tim D. Torno                    35,290 (5)          *                     -0-                -0-

All executive officers       2,825,096          38.83                 193,351 (7)           100%
and directors as a
group (five persons)(2)(4)(6)(7)

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned.

(2) Includes 166,667 shares of Ultrak Common Stock held by a trust for the benefit of members of Mr. Broady's family, of which Mr. Broady serves as sole trustee, 138,851 shares of Ultrak Common Stock issuable upon exercise of stock options held by Mr. Broady and 406,981 shares of Ultrak Common Stock issuable upon conversion of shares of Series A Preferred Stock owned by Mr. Broady. See "Description of Capital Stock." Mr. Broady disclaims beneficial ownership of the shares of Ultrak Common Stock owned by the trust.

(3) Includes 110,000 shares of Ultrak Common Stock issuable upon exercise of options held by Mr. Pritchett.

(4) Comprised of 9,650 shares of Ultrak Common Stock owned by Pantheon, Incorporated, a corporation owned by Mr. Neal and his wife, and 145,258 shares of Ultrak Common Stock owned by Chas. A. Neal & Company, a corporation of which Mr. Neal is President.

(5) Includes 35,000 shares of Ultrak Common Stock issuable upon exercise of options held by Mr. Torno.

(6) Includes options to purchase an aggregate of 145,000 shares of Ultrak Common Stock held by Messrs. Pritchett and Torno.

(7) The Series A Preferred Stock has 16.667 votes per share. Through ownership of Ultrak Common Stock and Series A Preferred Stock, Mr. Broady holds 53.7% of the voting power of all of the outstanding capital stock of Ultrak. All of the executive officers and directors of Ultrak as a group hold 58.4% of the power of all of the outstanding capital stock of Ultrak.

--------------------
* less than 1%

                     DESCRIPTION OF ULTRAK'S CAPITAL STOCK

GENERAL

    Common Stock. The Ultrak Charter authorizes 50,000,000 shares of Common Stock with no par value. Effective as of December 28, 1993, the Ultrak Charter was amended to, among other things, eliminate the Class A Non-Voting Stock. None of these shares are issued and outstanding. Each record holder of shares of Ultrak Common Stock is entitled to one vote for each share held of record on all matters properly submitted to the shareholders of Ultrak for their vote. Cumulative voting is not authorized by the Articles of Incorporation. A quorum at any shareholders meeting consists of more than a majority of the stock outstanding and entitled to vote at such meeting.

    Preferred Stock. The Ultrak Charter authorizes 2,000,000 shares of Preferred Stock, $5.00 par value. As of December 28, 1993, there was one series of Preferred Stock designated: Series A Preferred Stock. The Series A Preferred Stock is entitled to 16.667 votes per share. As of December 31, 1994, there were 195,351 shares of Series A Preferred Stock issued and outstanding and all of such shares are owned by Mr. Broady. Holders of the Series A Preferred Stock are entitled to preferential dividends payable quarterly and accruing at a rate of 12% per annum on the original purchase price of $5.00 per share. Upon liquidation, dissolution, or winding up of Ultrak, holders of the Series A Preferred Stock are entitled to receive the original purchase price of $5.00 plus any unpaid dividends (the "Liquidation Value") accruing to that date in preference to holders of Ultrak Common Stock. Each share of Series A Preferred Stock is convertible into 2.083 shares of Ultrak Common Stock at the option of the holder. Ultrak's Preferred Stock may be issued in series from time to time with such designation, rights, preferences, and limitations as the Board of Directors of Ultrak may determine by resolution. The potential exists, therefore, that additional Preferred Stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over holders of Ultrak Common Stock. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue Preferred Stock without shareholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of Ultrak without any further action by shareholders.

DIVIDENDS

    Holders of Ultrak Common Stock are entitled to receive dividends when and as declared by Ultrak's Board of Directors out of legally available funds after all dividends to holders of Ultrak's Preferred Stock have been paid. Any such dividends may be paid in cash, property, or shares of Ultrak Common Stock.

MISCELLANEOUS RIGHTS AND PROVISIONS

    The shares of Ultrak Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable to further call or assessment. The outstanding shares of Ultrak Common Stock are, and any shares of Ultrak Common Stock issued pursuant to the Merger will be, fully paid and nonassessable. Each share of Ultrak Common Stock is entitled to share ratably in any asset available for distribution to holders of Ultrak Common Stock upon liquidation of Ultrak after holders of Ultrak's Preferred Stock have received the liquidation value of their shares.

REPORTS TO SHAREHOLDERS

    Ultrak is subject to the reporting requirements of the Exchange Act and therefore makes available annual reports to its shareholders containing audited financial statements reported upon by its independent auditors. In addition to Ultrak's reporting obligations under the Exchange Act, Ultrak intends to release unaudited quarterly or other interim reports to its shareholders as it deems appropriate.

TRANSFER AGENT AND REGISTRAR

    Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 is the transfer agent and registrar for Ultrak Common Stock.

                   MARKET FOR ULTRAK COMMON STOCK AND RELATED
                              SHAREHOLDER MATTERS

PRICE RANGE OF ULTRAK COMMON STOCK

    Ultrak Common Stock became listed on the Nasdaq on January 18, 1994. Prior to that time, Ultrak Common Stock was traded in the over-the-counter market and price quotations for the two-year period shown below were reported on Nasdaq under the symbol "ULTK." The quotations shown below, which are the range of the high and low bid prices for 1993 and high and low closing prices thereafter, were compiled by Ultrak from Monthly Statistical Reports supplied by Nasdaq. All quotes for 1993 represent inter-dealer quotations, without retail markup, mark-down, or commission and may not necessarily represent actual transactions in the Ultrak Common Stock. All prices in 1993 have been retroactively restated to reflect the one-for-six reverse stock split, which was effected on December 28, 1993.

                                               HIGH BID        LOW BID
                                               --------        -------
1993*
    First quarter                                 $7.50          $4.31
    Second quarter                                 9.75           5.64
    Third quarter                                  9.00           5.25
    Fourth quarter                                 7.62           5.63

                                              HIGH CLOSE      LOW CLOSE
                                              ----------      ---------
1994
    First quarter                                 $8.63          $5.75
    Second quarter                                 7.13           4.50
    Third quarter                                  7.63           6.13
    Fourth quarter                                 8.00           6.75

1995
    First quarter                                 $7.13          $5.75
    Second quarter                                $9.50          $6.38

*Retroactively restated to reflect the one-for-six reverse stock split, which was effected on December 28, 1993.

The total number of holders of Ultrak Common Stock as of September 30, 1995, was approximately 3,500, comprised of approximately 1,800 shareholders of record and approximately 1,700 not of record.

ULTRAK'S DIVIDEND POLICY

    Ultrak has never paid any dividends to its common shareholders. Currently, it is the intention of Ultrak not to pay any dividends to the holders of Ultrak Common Stock in the foreseeable future. Management of Ultrak intends to reinvest earnings available to common shareholders in the development and expansion of Ultrak's business. The declaration in the future of any cash dividends on Ultrak Common Stock will be at the discretion of the board of directors and will depend upon the earnings, capital requirements and financial position of Ultrak, general economic conditions, and other pertinent factors. Ultrak's loan and security agreements with its financial institutions require the lender's prior written consent to Ultrak's payment of cash dividends on Ultrak Common Stock. To the extent allowed by Ultrak's loan agreements,

Ultrak does intend to pay dividends on its shares of Series A Stock all of which are owned by George K. Broady, the Chairman of the Board, Chief Executive Officer, and President of Ultrak. Annual preferred stock dividends in the amount of $117,210 were paid to Mr. Broady during each of 1994, 1993, and 1992.

                       SELECTED FINANCIAL DATA OF ULTRAK

    The following table sets forth for the periods and the dates indicated, selected financial and operating data for Ultrak. This information should be read in conjunction with the financial statements of Ultrak included elsewhere in this Information Statement and "ULTRAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" which are included elsewhere herein.

                                        SIX MONTHS
                                           ENDED
                                         JUNE 30,                                 YEAR ENDED DECEMBER 31,
                                    ----------------          ------------------------------------------------------------
                                    1995          1994         1994          1993          1992*          1991(1)       1990
                                    ----          ----         ----          ----          -----          -------       ----
STATEMENT OF                            (unaudited)
OPERATIONS DATA
---------------
Net sales                       $44,135,033   $36,757,219  $78,793,711   $52,411,971   $28,864,478     $18,003,952  $9,765,978
                                -----------   -----------  -----------   -----------   -----------     -----------  ----------
Gross profit                    $10,644,936   $ 9,191,288  $19,444,003   $12,858,457   $ 7,367,629     $ 4,613,904  $2,494,659
                                -----------   -----------  -----------   -----------   -----------     -----------  ----------
Operating income (loss)         $ 2,774,376   $ 2,587,221  $ 5,109,687   $ 3,655,020   $ 1,278,618       $ 694,728  $ (318,905)
                                -----------   -----------  -----------   -----------   -----------       ---------  -----------
Income from continuing
 operations before income
 taxes                            1,994,436     2,194,123  $ 4,302,532   $ 3,020,403     $ 569,843       $ 470,942  $ (775,196)
Income taxes                        726,759       740,555    1,513,020       381,543        26,343               -           -
                                -----------   -----------  -----------   -----------   -----------       ---------  -----------
Income (loss) from
continuing operations             1,267,677     1,453,568    2,789,512     2,638,860       543,500         470,942    (775,196)
Discontinued operations                   -             -     (190,000)   (1,834,370)      294,255               -           -
                                -----------   -----------  -----------   -----------   -----------       ---------  -----------
  Net income (loss)               1,267,677     1,453,568    2,599,512       804,490       837,755         470,942    (775,196)
Dividend requirements on
preferred stock                      58,604        58,604      117,210       117,210       117,210         117,210           -
                                -----------   -----------  -----------   -----------   -----------       ---------  -----------
Net income (loss) allocated
to common shareholders           $1,209,073    $1,394,964  $ 2,482,302     $ 687,280     $ 720,545       $ 353,732  $ (775,196)
                                 ==========    ==========  ===========     =========     =========       =========  ===========
Income (loss) per common
share from continuing
operations                        $     .18     $     .20    $     .39     $     .37     $     .07       $     .06     $ (0.15)
                                  =========     =========    =========     =========     =========       =========     ========
Net income (loss) per common
share                             $     .18     $     .20    $     .36     $     .10     $     .11       $     .06     $ (0.15)
                                  =========     =========    =========     =========     =========       =========     ========

                                    AS OF
                                  JUNE 30,                                         AS OF DECEMBER 31,
                                  --------                    ------------------------------------------------------------
                                    1995                       1994          1993          1992            1991         1990
                                    ----                       ----          ----          ----            ----         ----
BALANCE SHEET DATA               (unaudited)
------------------
Total assets                    $36,735,781                $36,352,690   $25,384,794   $16,198,851     $ 8,054,270   $4,567,900
Short-term debt                  18,548,544                 18,244,183    12,875,039     7,134,701       2,218,599    1,140,000
Long-term debt                            -                          -             -       285,000         285,000            -
Shareholder's equity             11,292,947                 10,070,388     7,541,339     6,817,683       4,177,044    2,881,847
Cash dividends declared
per common share                          -                          -             -             -               -            -


* Reclassified to reflect discontinued operations; see Note I of Notes to Consolidated Financial Statements.

(1) Effective January 1, 1991, Ultrak acquired all of the outstanding common stock of CCTV Source, Inc. (CCTV). CCTV's sales and loss before income taxes for the year ended December 31, 1991 were $5,716,000 and $38,000, respectively.

            ULTRAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

Results of Operations - Continuing Operations:

    For the six months ended June 30, 1995, net sales increased $7,377,814 (20%) over the comparable 1994 period. This growth was due primarily (90%) to increased volume of sales of existing CCTV products to all of the markets that Ultrak serves. New products introduced by Ultrak during the first and second quarters of 1995 contributed approximately (10%) of the increase in net sales.

    In comparison, for the six months ended June 30, 1995, cost of goods sold increased $5,924,166 (21%) over the comparable 1994 period. This increase was essentially in direct relationship to the overall CCTV increase in net sales.

    The overall gross profit percentage decreased to (24.12%) for the six months ended June 30, 1995 from (25.01%) for the six months ended June 30, 1994. The decrease in gross profit percentages was due primarily to competitive market conditions and a strategic decision by Ultrak to be the industry value leader.

    For the six months ended June 30, 1995, other operating expenses increased $1,268,493 (19%) over the comparable 1994 period. This increase was primarily due to increased engineering, product development, and sales and marketing costs including personnel, travel and other related costs commensurate with the overall increase in sales and the strategic plan to build the market for greater sales in the future. In addition, new product promotion costs were incurred during the first and second quarters including advertising, printing, product shows, and other promotional activities.

    For the six months ended June 30, 1995, other (income) expenses increased $384,842 (97%) over the comparable 1994 period because of increased interest expense on higher borrowings due to greater prime interest rates offset somewhat by interest income on notes receivable and miscellaneous income.

Liquidity and Capital Resources:

    Ultrak's cash management policy is to directly apply all cash proceeds to offset bank debt. Ultrak had a net decrease in cash for the six month period ended June 30, 1995 of $642,241. Net cash used in operating activities was $135,139, primarily because of increases in accounts and notes receivable, prepaid expenses and inventory on hand related to higher sales during the period and reductions in advances for inventory.

    Net cash used in investing activities for the six months ended June 30, 1995 was $766,345 primarily for capital expenditures for office and warehouse equipment, upgrades to Ultrak's computer system, leasehold improvements, and increases in noncurrent notes receivable.

    Net cash provided by financing activities for the six months ended June 30, 1995 was $259,243 from a net increase during the quarter in borrowings on Ultrak's two lines of credit and payment of dividends on preferred stock.

    As of June 30, 1995, Ultrak had unused available lines of credit totaling approximately $3.5 million.

    On July 18, 1995, Ultrak's credit facility with its bank was amended as follows:

  (i) The revolving line of credit facility was increased to $17.5 million from $15.0 million;

 (ii) A new term loan facility secured by real estate and equipment of up to $2.5 million was established with a payout on a ten year amortization and a due date of July 31, 1997;

(iii) The contract interest rate for both facilities was lowered to floating prime plus .25%, from prime plus .50%, with an option at LIBOR plus 2.50%;

 (iv) The due date of the revolving line of credit facility was extended to July 31, 1997 from September 27, 1995; and

  (v)    Certain financial and operation covenants were modified.

    Ultrak will continue to be dependent upon its bank and other lender financing to fund its operations. Ultrak anticipates that its current operations and future growth will be financed through increased lines of credit and internally generated profits. Ultrak believes such sources of funds will be adequate for its projected needs for the next twelve (12) months. Ultrak may attempt to raise additional equity capital if sales increase faster than planned or if it is otherwise deemed advantageous to do so.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

Results of Operations - Continuing Operations:

    For the year ended December 31, 1994, sales from continuing operations were $78,793,711, an increase of $26,381,740 (50%) over 1993. This growth was due primarily (70%) to increased volume of sales of existing CCTV products to all of the markets that Ultrak serves. New products introduced by Ultrak during 1994 contributed approximately (30%) of the increase in sales.

    In comparison, cost of sales were $59,349,708 for the year ended December 31, 1994, an increase of $19,796,194 (50%) over 1993. This increase was in a virtual direct relationship to the overall CCTV increase in sales. Gross margins on sales increased to (24.68%) in 1994 from (24.53%) in 1993, primarily because of new product sales at higher margins, offset by competition in the CCTV market and a strategic decision by Ultrak to be an industry value leader.

    Marketing and sales expenses were $11,201,460 for the year ended December 31, 1994, an increase of $4,175,946 (59%) over 1993. This increase was due to additional CCTV sales and sales support staff and related costs incurred to support the increased level of CCTV sales, travel, and related costs and increased marketing, advertising, and promotional costs.

    General and administrative expenses were $3,132,857 for the year ended December 31, 1994, an increase of $954,934 (44%) from 1993 due to additional administrative staff and related costs necessary to support the increase in sales.

    Other expenses were $807,155 for the year ended December 31, 1994, an increase of $172,538 (27%) over 1993. This increase was due primarily to increased interest costs on borrowings offset by interest income on notes receivable.

    Results of Operations - Discontinued Operations. On July 22, 1993, Ultrak announced that it would discontinue its personal computer ("PC") products business segment and concentrate its resources on the CCTV business segment. As a result of this decision, the operations and net assets of the PC business segment have been classified as discontinued operations for all periods presented.

    During the year ended December 31, 1994, Ultrak recorded an additional provision of $190,000, net of income tax benefit, to reflect costs of dissolution of the business as well as provision for expected settlement costs of the remaining lawsuit relating to the discontinued operations.

    Sales included in discontinued operations for the year ended December 31, 1994, 1993, and 1992 were $110,720, $19,232,836 and $9,677,585, respectively
(not included in net sales reported from continuing operations above).

Liquidity and Capital Resources:

    Ultrak had a net increase in cash for the year ended December 31, 1994 of approximately $142,000. Cash used in operating activities during 1994 was approximately $3,517,000, primarily because of increases in accounts receivable, inventory, and advances for inventory required by the significantly higher sales volume. Cash used in investing activities was approximately $1,925,000 for capital expenditures for furniture, fixtures, tooling, leasehold improvements, and other fixed assets and acquisition of business. Cash provided by financing activities was approximately $5,584,000, consisting of net borrowings from Ultrak's bank and other lenders. It is expected that the Company should begin to generate positive annual operating cash flows when its growth slows to a more traditional level.

    During 1994, Ultrak advanced a net total of $699,000 on notes receivable to three parties. The largest advance ($500,000) was to Veravision, Inc., a California corporation, for a working capital line of credit in consideration of interest on the borrowed funds and warrants to purchase Veravision's capital stock. Veravision, formed in 1993, is a manufacturer of dental camera products for which Ultrak has exclusive United States marketing rights. All of the notes have varying repayment terms, interest rates and other terms. See Note H to Notes to Consolidated Financial Statements for the years ended December 31, 1994, 1993, and 1992.

    As of December 31, 1994, Ultrak had unused available lines of credit totaling approximately $1,956,000.

    On October 31, 1994, Ultrak's revolving line of credit with NationsBank of Texas, N.A. was increased from $12.0 million to $13.2 million. The NationsBank revolving line of credit was further increased during February 1995 from $13.2 million to $15.0 million. On October 4, 1994, Petrus Fund, L.P., of which Perot Investments is the general partner, increased its revolving line of credit to Ultrak from $6.0 million to $7.0 million and provided for the further increase of the line of credit from $7.0 million to $8.0 million upon Ultrak achieving certain net income requirements. In conjunction with the amendments to both loan agreements, certain financial and operational covenants were modified. All other terms and conditions of the loan agreements were unchanged.

    Concurrently with the amendment to the Petrus loan agreement, the warrant issued to Petrus to acquire Ultrak Common Stock was amended to reflect that the warrant exercise price was reduced from $9.00 per share to $8.00 per share, and the number of Shares of Ultrak Common Stock subject to the warrant was increased from 154,762 to 200,000.

    Both of Ultrak's amended credit facilities contain financial covenants, including leverage ratios, as defined, of not more than 2.75 to 1.0; current ratios, as defined, of at least 1.20 to 1.0, working capital requirements, limitations on capital expenditures and minimum net income requirements, among others. Operational covenants contained in the credit agreements include limitations on the sale of assets, prohibitions against liens on collateral, limitations on indebtedness and contingent liabilities, prohibitions against changes in management, payment of dividends and acquisitions of assets, among others.

    Ultrak will continue to be dependent upon its bank and other lender financing to fund its operations. Ultrak anticipates that its current operations and future growth will be financed primarily through increased lines of credit and internally generated profits. Ultrak believes such sources of funds will be adequate for its projected needs for the next twelve (12) months. Ultrak may attempt to raise additional equity capital if sales increase faster than planned or if it is otherwise deemed advantageous to do so.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

Results of Operations - Continuing Operations:

    For the year ended December 31, 1993, sales from continuing operations were $52,411,971, an increase of $23,547,493 (82%) over 1992. This growth was due to increased sales of CCTV products to all of the markets that Ultrak serves.

    In comparison, cost of sales were $39,553,514 for the year ended December 31, 1993, an increase of $18,056,665 (84%) over 1992. This increase was due to overall CCTV sales increases, new product sales, and new mass retail outlet sales. Gross margins on sales decreased to (24.5%) in 1993 from (25.5%) in 1992, primarily because of competition in the CCTV market and a strategic decision by Ultrak to be an industry value leader.

    Marketing and sales expenses were $7,025,514 for the year ended December 31, 1993, an increase of $2,446,861 (53%) over 1992. This increase was due to additional CCTV sales and sales support staff and related costs incurred to support the increased level of CCTV sales, marketing costs to support sales, and increased advertising and promotional costs.

    General and administrative expenses were $2,177,923 for the year ended December 31, 1993, an increase of $667,565 (44%) from 1992 due to additional administrative staff and related costs necessary to support the increase in sales.

    Other expenses were $634,617 for the year ended December 31, 1993, a decrease of $74,158 (10%) over 1992. This decrease was due primarily to interest income on notes receivable offset by increased interest costs.

    During the fourth quarter of 1993, Ultrak determined it was more likely than not that a portion of its deferred tax valuation allowance was realizable. This determination was a result of the profits from continuing operations in 1993 and the forecasted profits for 1994. A deferred tax valuation allowance still remains for deferred tax assets related to net operating loss carryforwards, use of which are limited by Section 382 of the Code.

Liquidity and Capital Resources:

    Ultrak had a net decrease in cash for the year ended December 31, 1993 of approximately $323,000. Cash used in operating activities during 1993 was approximately $4,394,000, primarily because of increases in accounts receivable, inventory and advances for inventory required by the significantly higher sales volume. Cash used in investing activities was approximately $1,309,000, primarily for capital expenditures for furniture, fixtures and other fixed assets and funding of notes receivable. Cash provided by financing activities was approximately $5,380,000, consisting of net borrowings from Ultrak's bank and other lenders.

    As of December 31, 1993, Ultrak had unused available lines of credit totaling approximately $5,410,000.

                                BUSINESS OF GPS

GENERAL

    GPS manufactures and sells high-end integrated security and surveillance systems used by systems integrators for outdoor perimeter protection of power plants, military installations, commercial security, and high-end residential applications. Effective August 1, 1995, GPS relocated its operations to Dallas, Texas consolidating its headquarters with Ultrak, located at 1220 Champion Circle, Suite 100, Carrollton, Texas 75006, and its telephone number is (214) 280- 9675.

OUTDOOR PERIMETER PRODUCTS

    GPS manufactures a series of sophisticated outdoor perimeter sensors which include the Ground Pressure System, Infrared Pulsed System, and the Wire Protection System. These sensors using multiplexed technology offer state of the art perimeter protection for facilities ranging from power plants, to refineries, to high security prisons. GPS customers have freedom and flexibility as to the application of these systems due to their ease of installation and immunity to environmental disturbances.

DIGITAL VIDEO ACQUISITION AND TRACKING SYSTEMS

    The VISI-TRAK (a registered trademark of GPS) family of digital video acquisition and tracking ("DVAT") processors offers state of the art automated surveillance and perimeter protection. A high speed 32-bit processor digitizes and analyzes standard video signals searching for moving targets within the video picture while ignoring the natural movement of shadows, clouds, rain, and lightning. At the heart of the system is the proprietary DVAT visualizer which identifies moving objects in a succession of video frames and produces targeting data (location, size, velocity, and trajectory) for each object.

    Using an automatic tracking pan tilt and zoom device, the system predicts and anticipates a target's movement and automatically, without a user's interface, develops a trajectory and follows it. Continuous variable zoom and focus capability allows the VISI-TRAK system to automatically adjust the zoom factor based on the target's position within the observed scene.

COMPUTERIZED GUARD TOUR FOR AUTOMATED VIDEO SURVEILLANCE

    The VISI-TOUR (a registered trademark of GPS) console system is a WINDOWS (a registered trademark of MicroSoft Corporation) based powerful platform providing highly compatible and advanced graphics with on-screen command and control functions for CCTV cameras, matrix switchers, and video recording. VISI-TOUR allows the user to create computerized guard tours for automated video surveillance. By simply saving a "shot," VISI-TOUR saves all pertinent information about the camera including pan, tilt, zoom, and focus settings. As a result, the operator can create custom or random video guard tours with individual viewing times and titles for each camera location and position.

INDUSTRIAL VIEWING SYSTEMS

    GPS's specialty enclosures and positioning devices made from stainless steel provide the necessary protected environment for camera viewing systems under harsh conditions, including, but not limited to, high temperature furnace operations, volatile and explosive conditions in refineries and fuel processing plants, marine environments, and other corrosive environments.

CCTV ACCESSORIES AND CONTROLS

    GPS has recently introduced MEGA MATRIX (a registered trademark of GPS), which is a series of technologically advanced matrix switching systems and a new generation of miniaturized environmental enclosures made from nylon. These products offer advanced features over similar existing technologies at a fraction of the cost. Their versatility and unique distributed intelligence and architecture will offer GPS customers greater flexibility and features over conventional systems.

OPERATIONS

    GPS's operations are located in Dallas, Texas, and its manufacturing/ suppliers are located in the valley of Aosta, Northern Italy and Venice, Italy, respectively. The design and prototype fabrication is led by a group of engineers in the Dallas facility. After the manufacturing process is completed, a series of products are imported for final assembly and testing in the US based facility. GPS's computer design facilities include all hardware and software necessary to develop and test the integrated systems both for local and remote operations.

DISTRIBUTION

    GPS's products are sold to wholesale distributors (which supply dealers that sell to the end user), installing system integrators (which deal directly with the end user), and large dealers (which deal directly with the end user), and directly to the end user (typically large corporations which have their own installing capacity and internal security).

INTELLECTUAL PROPERTY

    GPS relies upon the trademarks "GPS, WPS, IPS, MEGA MATRIX, ULTRADUR, VISI-TOUR, VISI-TRAK, AND VISI-PHONE" for its products.

GOVERNMENTAL REGULATIONS

    GPS's business is not materially affected by existing or probable government regulations on GPS or its products.

COMPARISON WITH ULTRAK'S PRODUCTS

    GPS's products compliment and enhance the use and sale of Ultrak's products. As a result, the GPS product line will greatly expand Ultrak's product line with products that offer enhanced features at competitive prices in the market place. There is minimal overlap between GPS's and Ultrak's products.

                       MARKET FOR GPS COMMON STOCK AND
                         RELATED SHAREHOLDER MATTERS

    GPS Common Stock is held of record by three shareholders. GPS presently has no outstanding options, warrants, or other rights to purchase shares of GPS Common Stock. There is no established trading market for GPS Common Stock. GPS has never declared a dividend on its common stock, and it is expected by GPS's Board of Directors that no dividends will be declared or paid in the foreseeable future.

                         PRINCIPAL SHAREHOLDERS OF GPS

    The following table sets forth certain information as to the number of shares of GPS Common Stock beneficially owned as of September 30, 1995, by (i) each executive officer of GPS, (ii) each person or entity who is known to GPS to beneficially own any outstanding shares of GPS Common Stock, and (iii) all officers and directors as a group.


                                                         BENEFICIAL OWNERSHIP
                                                        OF ULTRAK COMMON STOCK
NAME                                                 SHARES            PERCENTAGE
----                                                 ------            ----------
Mathiew Bais
President,Chief Executive Officer,
and Director                                         96,000             46.7%

Houssam Aboukhater
Shareholder                                           1,920              1.0%

Commodore Investments Ltd.
Shareholder                                         107,794             52.3%

All executive officers and directors,
as a group                                           96,000             46.7%


                                                  ------------      ----------

     Total                                          205,714              100%
                                                  ============      ==========

                         SELECTED FINANCIAL DATA OF GPS

    The following table sets forth for the fiscal year ended June 30, 1995, selected financial and operating data for GPS. This information should be read in conjunction with the financial statements of GPS included elsewhere in this Information Statement and "GPS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" which are included elsewhere herein.

                                              FISCAL YEAR ENDED
                                              -----------------
                                                JUNE 30, 1995
                                                -------------
                                                 (UNAUDITED)
STATEMENT OF
OPERATIONS DATA
---------------
Net Sales                                          $1,293,882
                                                   ----------
Gross Profit                                       $  438,408
                                                   ----------
Operating loss                                     $ (191,351)
                                                   ----------
Loss from continuing
  operations before income
  taxes                                              (184,765)
                                                   ==========
Income taxes                                              800
Net loss                                             (185,565)
                                                   ==========
Loss per common share                              $     (.97)
                                                   ==========


                                           AS OF FISCAL YEAR ENDED
                                           -----------------------
                                                JUNE 30, 1995
                                                -------------
                                                 (UNAUDITED)
BALANCE SHEET DATA
------------------
Total assets                                         $692,110
Short-term debt                                       122,947
Long-term debt                                              0
Stockholders' equity                                  354,899
Cash dividends declared
  per common share                                          0

                        GPS MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

Results of Operations - Continuing Operations:

    For the year ended June 30, 1995, net sales increased $398,429 (31%) over the comparable 1994 period. This growth was due primarily (80%) to increased volume of sales of existing products to all of the markets that GPS serves. New products introduced by GPS during fiscal 1995 contributed approximately (20%) of the increase in net sales.

    In comparison, for the year ended June 30, 1995, cost of goods sold increased $322,884 (38%) over the comparable 1994 period. This increase was essentially in direct relationship to the overall increase in net sales, net of provisions recorded for physical inventory adjustments.

    The overall gross profit percentage decreased to (33.88%) for the year ended June 30, 1995 from (40.52%) for the year ended June 30, 1994. The decrease in gross profit percentages in 1995 was due primarily to competitive market conditions and certain inventory adjustments taken in conjunction with the year end physical count.

    For the year ended June 30, 1995, operating expenses increased $288,780 (47%) over the comparable 1994 period. This increase was primarily due to increased sales and marketing costs including advertising, promotion, personnel, travel, and other related costs commensurate with the overall increase in sales and certain research and development costs for new product development.

    For the year ended June 30, 1995, other (income) expense decreased $2,869 (41%) over the comparable 1994 period because of certain non operating income earned during the period.

Liquidity and Capital Resources:

    GPS had a net increase in cash for the year ended June 30, 1995 of $67,002. Net cash used in operating activities was $285,000, primarily because of increases in prepaid expenses and inventory on hand related to higher sales during the period and reductions in trade accounts payable offset by a reduction in trade accounts receivable and an increase in accrued liabilities.

    Net cash used in investing activities for the year ended June 30, 1995 was $104,000 primarily for capital expenditures for tooling and molds, office and warehouse equipment, upgrades to GPS's computer system, and the purchase of certain OEM license agreements.

    Net cash provided by financing activities for the year ended June 30, 1995 was $456,000 primarily from $400,000 in new capital contributed by the primary investor and a net increase during the period in borrowings on GPS's note with its primary investor.

    As of June 30, 1995, GPS continues to be dependent upon its primary investor and internally generated cash to fund its operations. GPS believes such sources of funds will be adequate for its projected needs for the next twelve (12) months.

                                 LEGAL MATTERS

    The validity of the shares of Ultrak Common Stock offered hereby has been passed upon for Ultrak by Gardere & Wynne, L.L.P., Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements and schedules of Ultrak as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included herein, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their reports appearing elsewhere herein, and are included upon the authority of that firm as experts in accounting and auditing.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ULTRAK, INC. AND SUBSIDIARIES                                                                                        PAGE
                                                                                                                     ----
For the Years Ended December 31, 1994, 1993 and 1992:
----------------------------------------------------
  Report of Independent Certified Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
  Consolidated Balance Sheets at December 31, 1994 and 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
  Consolidated Statements of Income for the years ended December 31, 1994, 1993 and 1992  . . . . . . . . . . . . .  F-5
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992  . . . . . .  F-6
  Consolidated Statements of Cash Flow for the years ended December 31, 1994, 1993 and 1992 . . . . . . . . . . . .  F-7
  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

For the Three and Six Months Ended June 30, 1995 and 1994:
---------------------------------------------------------
  Consolidated Balance Sheets at June 30, 1995 and December 31, 1994    . . . . . . . . . . . . . . . . . . . . . . F-18
  Consolidated Statements of Income for the three and six months ended June 30, 1995 and 1994 . . . . . . . . . . . F-19
  Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1994 . . . . . . . . . . . . . . F-20
  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-21

B.L.C. & ASSOCIATES, INC. (D/B/A G.P.S. STANDARD U.S.A.)

For the Year Ended June 30, 1995:
--------------------------------
  Balance Sheet as of June 30, 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-23
  Statement of Income for the year ended June 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-25
  Supplemental Schedule of Cost of Goods Sold for the Year Ended June 30, 1995  . . . . . . . . . . . . . . . . . . F-26
  Notes to Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-27

               Report of Independent Certified Public Accountants




We have audited the accompanying consolidated balance sheets of Ultrak, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ultrak, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.




GRANT THORNTON LLP

Dallas, Texas
February 17, 1995

                         Ultrak, Inc. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS

                                  December 31,




                         ASSETS                                                     1994          1993
                                                                                -----------   -----------
CURRENT ASSETS
   Cash                                                                         $   642,241  $   500,106
   Trade accounts receivable, less allowance for
      doubtful accounts of $323,772 and $213,607
      at December 31, 1994 and 1993,
      respectively (Note C)                                                      10,743,091    7,804,844
   Notes receivable (Note C)                                                        253,771       18,619
   Inventories (Note C)                                                          14,396,438   11,088,019
   Advances for inventory purchases (Note C)                                      5,381,437    2,510,096
   Prepaid expenses and other current assets (Note C)                               178,698      256,895
   Deferred income taxes (Note G)                                                   362,988      434,000
   Net assets of discontinued operations (Note I)                                       -        197,125
                                                                                -----------  -----------

      Total current assets                                                       31,958,664   22,809,704

FURNITURE AND EQUIPMENT, at cost (Note C)                                         2,966,619    1,620,250
   Less accumulated depreciation                                                   (995,226)    (591,675)
                                                                                -----------  -----------
                                                                                  1,971,393    1,028,575

GOODWILL, net of accumulated amortization
   of $135,467 and $91,738 at December 31, 1994
   and 1993, respectively (Note B)                                                1,259,969      669,503

DEFERRED INCOME TAXES (Note G)                                                          -        156,000

NOTES RECEIVABLE (Note H)                                                           984,208      520,000

OTHER ASSETS                                                                        178,456      201,012
                                                                                -----------  -----------

                                                                                $36,352,690  $25,384,794
                                                                                ===========  ===========

                         Ultrak, Inc. and Subsidiaries

                                  December 31,




      LIABILITIES AND STOCKHOLDERS' EQUITY                                          1994            1993
                                                                                -----------      -----------
CURRENT LIABILITIES
   Accounts payable - trade                                                     $ 6,531,779     $ 4,407,294
   Notes payable (Note C)                                                        18,244,183      12,590,039
   Current maturities of long-term debt (Note C)                                        -           285,000
   Accrued liabilities                                                              664,740         341,504
   Other current liabilities                                                        841,600         219,618
                                                                                -----------     -----------

               Total current liabilities                                         26,282,302      17,843,455

COMMITMENTS AND CONTINGENCIES (Note F)                                                  -               -

STOCKHOLDERS' EQUITY (Note D)
   Preferred stock, $5 par value, issuable in
      series; 2,000,000 shares authorized
         Series A, 12% cumulative convertible;
            195,351 shares authorized, issued
            and outstanding                                                         976,755         976,755
   Common stock
      20,000,000 shares authorized; 6,555,619
         and 6,538,352 shares issued and
         outstanding at December 31, 1994 and
         1993, respectively, at stated value                                         73,254          72,489
   Additional paid-in capital                                                     7,213,747       7,167,765
   Retained earnings (accumulated deficit)                                        1,806,632        (675,670)
                                                                                -----------     -----------

               Total stockholders' equity                                        10,070,388       7,541,339
                                                                                -----------     -----------

                                                                                $36,352,690     $25,384,794
                                                                                ===========     ===========





       The accompanying notes are an integral part of these statements.

                         Ultrak, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF INCOME

                            Years ended December 31,



                                                                1994                1993              1992
                                                            -----------          -----------      -----------
Net sales (Note E)                                          $78,793,711         $52,411,971       $28,864,478
Cost of sales                                                59,349,708          39,553,514        21,496,849
                                                            -----------         -----------       -----------

            Gross profit                                     19,444,003          12,858,457         7,367,629

Other operating costs
   Marketing and sales                                       11,201,460           7,025,514         4,578,653
   General and administrative                                 3,132,857           2,177,923         1,510,358
                                                            -----------         -----------       -----------
                                                             14,334,316           9,203,437         6,089,011
                                                            -----------         -----------       -----------

            Operating profit                                  5,109,687           3,655,020         1,278,618

Other expense (income)
   Interest expense, net                                      1,091,400             693,655           449,523
   Other, net                                                  (284,245)            (59,038)          259,252
                                                            -----------         -----------       -----------
                                                                807,155             634,617           708,775
                                                            -----------         -----------       -----------

Income from continuing operations
      before income taxes                                     4,302,532           3,020,403           569,843

Income taxes (Note G)                                         1,513,020             381,543            26,343
                                                            -----------         -----------       -----------

Income from continuing operations                             2,789,512           2,638,860           543,500

Discontinued operations, net of tax
   effects (Note I)
      Income (loss) from operations                                 -              (289,489)          294,255
      Provision for loss on disposal                           (190,000)         (1,544,881)              -
                                                            -----------         -----------       -----------
                                                               (190,000)         (1,834,370)          294,255
                                                            -----------         -----------       -----------

            NET INCOME                                        2,599,512             804,490           837,755

Dividend requirements on preferred
   stock (Note D)                                              (117,210)           (117,210)         (117,210)
                                                            -----------         -----------       -----------

Net income allocable to common
   stockholders                                             $ 2,482,302         $   687,280       $   720,545
                                                            ===========         ===========       ===========

Income per common share
   Continuing operations                                    $       .39         $       .37       $       .07
                                                            ===========         ===========       ===========

   Net income                                               $       .36         $       .10       $       .11
                                                            ===========         ===========       ===========

Number of weighted average common and
   common equivalent shares outstanding                       6,818,999           6,789,872         6,845,550
                                                            ===========         ===========       ===========





       The accompanying notes are an integral part of these statements.

                         Ultrak, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            Years ended December 31,

                                                                         1994              1993           1992
                                                                     -----------       -----------    -----------
COMMON STOCK (Note D)
  Beginning of year                                                   $   72,489       $    70,968   $     40,654
  Issuance of common stock in private
        placement offering                                                   -                 -           30,000
  Exercise of stock options and warrants                                     765             1,521            314
                                                                      ----------       -----------   ------------

  End of year                                                         $   73,254       $    72,489   $     70,968
                                                                      ==========       ===========   ============

ADDITIONAL PAID-IN CAPITAL (Note D)
  Beginning of year                                                   $7,167,765       $ 7,132,910   $  4,357,915
  Issuance of common stock in private
        placement offering, net of costs                                     -                 -        2,743,872
  Exercise of stock options and warrants,
        net of costs                                                      45,982            34,855         31,123
                                                                      ----------       -----------   ------------

  End of year                                                         $7,213,747       $ 7,167,765   $  7,132,910
                                                                      ==========       ===========   ============

COMMON STOCK SUBSCRIBED (Note D)
  Beginning of year                                                   $      -         $       -     $    885,215
  Net proceeds of common stock subscribed                                    -                 -        1,888,657
  Issuance of common stock in private
        placement offering, net of costs                                     -                 -       (2,773,872)
                                                                      ----------       -----------   ------------

  End of year                                                         $      -         $       -     $         -
                                                                      ==========       ===========   ============

RETAINED EARNINGS (ACCUMULATED DEFICIT) (Note D)
  Beginning of year                                                   $ (675,670)      $(1,362,950)  $ (2,083,495)
  Preferred stock dividends                                             (117,210)         (117,210)      (117,210)
  Net income                                                           2,599,512           804,490        837,755
                                                                      ----------       -----------   ------------

  End of year                                                         $1,806,632       $  (675,670)  $ (1,362,950)
                                                                      ==========       ===========   ============

COMMON SHARES
  Beginning of year                                                    6,538,352         6,495,848      5,800,014
  Issuance of common shares in private
        placement offering                                                   -                 -          666,667
  Exercise of stock options and warrants                                  17,267            42,504         29,167
                                                                      ----------       -----------   ------------

                                                                       6,555,619         6,538,352      6,495,848
                                                                      ==========       ===========   ============

PREFERRED SHARES
  Beginning and end of year                                              195,351           195,351        195,351
                                                                      ==========       ===========   ============





       The accompanying notes are an integral part of these statements.

                         Ultrak, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           Years ended December 31,

                                                                             1994           1993             1992
                                                                         -----------     -----------     -----------
Cash flows from operating activities
   Net income                                                           $ 2,599,512     $   804,490      $   837,755
   Adjustments to reconcile net income to net
     cash used in operating activities
        Depreciation and amortization                                       447,280         252,275          155,966
        Provision for losses on accounts receivable                         532,344         368,814          287,669
        Provision (reduction) for inventory obsolescence                     52,408         102,295           (6,252)
        Deferred income taxes                                                   -          (590,000)             -
        Changes in operating assets and liabilities
          Increase in accounts and notes receivable                      (3,705,743)     (3,753,654)      (1,454,061)
          Increase in inventories                                        (3,360,827)     (5,216,355)      (4,001,847)
          Increase in advances for inventory purchases                   (2,871,341)       (182,169)      (1,447,845)
          Decrease in prepaid expenses and
            other current assets                                            149,209          21,132          170,497
          Increase in noncurrent notes and other assets                    (341,532)       (617,489)         (27,420)
          Increase in accounts payable                                    2,124,485       3,019,574          219,295
          Decrease in other notes payable                                  (285,000)         (5,543)         (24,356)
          Increase (decrease) in accrued liabilities
            and other current liabilities                                   945,218         (12,625)         368,545
          Decrease (increase) in net assets of
            discontinued operations                                         197,125         642,103         (839,228)
                                                                        -----------     -----------      -----------

                 Net cash used in operating activities                   (3,516,862)     (5,167,152)      (5,761,282)

Cash flows from investing activities
   Purchases of furniture and equipment                                  (1,346,369)       (699,311)        (254,747)
   Acquisitions of businesses                                                 (578,315)            -                -
   (Increase) decrease in net assets of
     discontinued operations                                                    -           163,563         (163,563)
                                                                        -----------     -----------      -----------

                Net cash used in investing activities                    (1,924,684)       (535,748)        (418,310)

Cash flows from financing activities
   Net borrowings on note payable to bank                                 5,654,144       5,460,881        4,940,458
   Net proceeds from sale or subscription of common stock                    46,747          36,376        1,920,094
   Payment of preferred stock dividends                                    (117,210)       (117,210)        (117,210)
                                                                        -----------     -----------      -----------

                Net cash provided by financing
                  activities                                              5,583,681       5,380,047        6,743,342
                                                                        -----------     -----------      -----------

Net increase (decrease) in cash                                             142,135        (322,853)         563,750

Cash at beginning of year                                                   500,106         822,959          259,209
                                                                        -----------     -----------      -----------

Cash at end of year                                                     $   642,241     $   500,106      $   822,959
                                                                        ===========     ===========      ===========

Supplemental cash flow information:

     Cash paid during the year for:
        Interest                                                        $ 1,109,361     $   684,933      $   450,541
                                                                        ===========     ===========      ===========
        Income taxes                                                    $   804,158     $    91,269      $    25,605
                                                                        ===========     ===========      ===========




       The accompanying notes are an integral part of these statements.

                         Ultrak, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1994, 1993 and 1992




NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and Consolidation

   The accompanying consolidated financial statements include the accounts of Ultrak, Inc. and its subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

   Inventories

   Inventories are comprised of goods held for resale, which are valued at the lower of cost (first-in, first-out) or market.

   Advances for Inventory

   Advances for inventory represents payments in advance for goods purchased primarily from the Far East. Upon receipt, the advances are classified as inventories.

   Furniture and Equipment and Depreciation

   Furniture and equipment are carried at cost. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years.

   Goodwill and Amortization

   Goodwill resulting from acquisitions is being amortized using the straight-line method over periods ranging from twenty to forty years. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment by comparing the carrying value to the undiscounted future cash flows of the related business unit.

   Income Taxes

   Deferred income taxes are determined using the liability method, under which deferred tax assets and liabilities are determined based on differences between financial accounting and tax bases of assets and liabilities.

                         Ultrak, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  Statement of Cash Flows

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. As of December 31, 1994 and 1993, there were no cash equivalents.

  Income Per Common Share

  Income per common share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares result from the assumed issuance of shares under the Company's incentive stock option plan, warrants and convertible preferred stock, if dilutive.

  Reclassifications

  Certain reclassifications have been made to prior years to conform with the 1994 presentation.


NOTE B - ACQUISITION OF JAK PACIFIC VIDEO WARRANTY AND REPAIR SERVICES, INC.

  Effective April 1, 1994, the Company acquired 56% of the outstanding common stock of JAK Pacific Video Warranty and Repair Services, Inc. (JAK), a California corporation, for total cash consideration of $573,000. At the time of the acquisition, JAK's assets approximated $44,000 and liabilities approximated $97,000. The transaction was accounted for as a purchase.
  The operations of JAK have been included in the Company's statements of income beginning April 1, 1994. JAK is engaged in sales, service and warranty repairs of closed circuit television products.

  The purchase price was allocated to the acquired assets and assumed liabilities based upon their respective fair values. The excess of cost over the net tangible assets acquired of approximately $626,000 is included in the accompanying balance sheet as goodwill and is being amortized over twenty years.

  The Company has an option to acquire the remaining 44% of the common stock of JAK in increments of a minimum of 4% per month over the period from January 17, 1995 to December 31, 1995.

  The cash consideration for each 4% incremental interest is $45,455 (total aggregate of $500,000). Amounts paid after January 17, 1995 increase at a rate of 8% per annum.

  During February, 1995, the Company exercised its option to acquire an additional 4% of the common stock of JAK.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE C - NOTES PAYABLE AND LONG-TERM DEBT

  Notes payable consist of the following notes:

                                                                                          December 31,
                                                                                    ------------------------
                                                                                        1994         1993
                                                                                    -----------   ----------
      $13.2 million revolving line of credit, due
         upon demand or September 27, 1995; interest
         at floating prime (8.25% at December 31,
         1994) plus 1/2% payable monthly;
         collateralized by substantially all assets                                 $11,735,392   $ 8,649,820

      $7.0 million revolving line of credit, due
         upon demand or April 4, 1996; interest at
         the greater of 8.5% or floating prime
         plus 2.0% per annum payable monthly;
         collateralized by inventory                                                  6,508,791     3,940,219
                                                                                    -----------   -----------

                                                                                    $18,244,183   $12,590,039
                                                                                    ===========   ===========

   All of the credit facilities are guaranteed in part by the principal stockholder of the Company. The credit agreements contain certain restrictive covenants and conditions, including debt to tangible net worth ratios, current ratios and working capital ratios. At December 31, 1994, the Company did not meet certain of these covenants and has obtained waivers of the violations.

   As of December 31, 1994, the Company had unused available lines of credit totaling approximately $1,956,000.

   Current maturities of long-term debt at December 31, 1993 consisted of a promissory note due to the former majority stockholder of CCTV Source, Inc. for repayment of cash advances subsequent to the effective date of the Company's acquisition of CCTV Source, Inc. The note was paid in full during 1994.

   Subsequent to December 31, 1994, the $13.2 million revolving line of credit was increased to $15.0 million under essentially the same terms and conditions.

   The weighted average interest rate for notes payable for the years ended December 31, 1994 and 1993 was 8.16% and 6.19%, respectively.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE D - STOCKHOLDERS' EQUITY

   The stockholders of Ultrak, Inc., voting at a special meeting of stockholders held December 17, 1993, approved, effective December 28, 1993, an amendment to the Company's Articles of Incorporation and a concurrent one-for-six reverse stock split of shares of the Company's common stock. Accordingly, all share and per share amounts have been restated to reflect the reverse stock split.

   The amendment to the Company's Articles of Incorporation changed the number of authorized shares of the Company's common stock from 50,000,000 shares (before the reverse stock split) to 20,000,000 shares (after the reverse stock split); eliminated the authorization of the Company's Class A Non-Voting Common Stock, $.01 par value, Series A 8% Cumulative Convertible Preferred Stock and Senior Series B 8% Cumulative Convertible Preferred Stock (none of which was outstanding); amended the rights and preferences of the outstanding Series A Preferred Stock to, among other things, increase the relative voting rights of holders of that Series, and made other changes in the rights and preferences of that Series to give effect to the reverse stock split.

   Preferred Stock

   The Company's Amended Articles of Incorporation authorize issuance in series of up to 2,000,000 shares of $5 par value preferred stock, of which 195,351 shares have been designated as Series A, 12% cumulative convertible preferred stock.

   The Series A Preferred Stock earns dividends at the rate of 12% per annum, beginning January 1, 1991, payable quarterly. All dividends accrue whether or not such dividends have been declared and whether or not there are profits, surplus, or other funds of the Company legally available for payment.

   The Company may at any time redeem all or any portion of the Series A Preferred Stock then outstanding at the liquidation value of $5 plus unpaid dividends. A holder of Series A Preferred Stock may convert all or any of the shares into shares of the Company's Common Stock at any time at a conversion rate equal to the original purchase price of $5.00 plus any unpaid dividends divided by $2.40.

   Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders. Each Series A Preferred Share is entitled to voting rights equal to 16.667 shares of common stock.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE D - STOCKHOLDERS' EQUITY - Continued

   Nonqualified Stock Option Plan

   The 1988 Nonqualified Stock Option Plan provides for options to be granted covering 833,334 shares of common stock. Shares under grant generally become exercisable in five equal annual installments beginning one year after the date of grant, and expire after ten years.

   Option exercise prices are set by the Board of Directors on the date of grant at the market price of the Company's common stock.

   Details of stock options are as follows:

                                                                             Number of          Option
                                                                              shares             price
                                                                            ---------         ------------
      Options outstanding - December 31, 1992                                 498,560         $ .60 -$7.50

         Granted                                                              108,333                 6.00
         Forfeited                                                            (93,334)         2.40 - 7.50
         Exercised                                                            (13,333)          .60 - 7.50
                                                                              -------         ------------

      Options outstanding - December 31, 1993                                 500,226          1.20 - 7.50

         Granted                                                               47,500          4.50 - 6.88
         Forfeited                                                            (14,167)         3.75 - 6.00
         Exercised                                                               (600)                2.40
                                                                              -------         ------------

      Options outstanding - December 31, 1994                                 532,959         $1.20 - 7.50
                                                                              =======         ============

      Options exercisable - December 31, 1994                                 334,109         $1.20 - 7.50
                                                                              =======         ============

   Stock Warrants

   In connection with the $7.0 million line of credit (Note C), the Company granted to the lender warrants to purchase a total of 200,000 shares of restricted common stock at a price of $8 per share, subject to certain adjustments. The warrant agreement expires in April 1996 and no warrants have been exercised to date.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE E - MAJOR CUSTOMERS AND SUPPLIERS

   Revenue in excess of 10% of total sales was received from one customer in each of the three years ended December 31, 1994 as follows:

            1994                                                          $16,279,000
            1993                                                            9,596,000
            1992                                                            5,633,000

   The Company's purchases from one vendor in Korea represented approximately 45% of total cost of goods sold in 1994.


NOTE F - COMMITMENTS AND CONTINGENCIES

   The Company and its subsidiaries have entered into operating leases for office and warehouse space and data processing equipment.

   Minimum future rental payments for all long-term, noncancelable operating leases is presented below:

         Year ending
         December 31,
         ------------
              1995                                                                                 $  472,000
              1996                                                                                    431,000
              1997                                                                                    338,000
              1998                                                                                    258,000
              1999                                                                                     98,000
                                                                                                   ----------

                                                                                                   $1,597,000
                                                                                                   ==========

   Total rent expense charged to operations is as follows:

                                                                  Year ended December 31,
                                                           --------------------------------------
                                                             1994            1993          1992
                                                           --------        --------      --------
                                                            $473,502      $266,717      $235,501
                                                            ========      ========      ========

   The Company is a defendant in one lawsuit arising out of the ordinary course of business. In the opinion of management, the lawsuit will not have a material adverse effect upon the Company's business or financial position.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE G - INCOME TAXES

   The provisions for taxes on income from continuing operations consists of the following:

                                                                                     Year ended
                                                                                    December 31,
                                                                      ---------------------------------------
                                                                         1994           1993          1992
                                                                      ---------       --------      --------
      Federal
         Current                                                      $1,081,435      $ 613,105      $ 11,979
         Deferred                                                        227,012      (266,892)           -
      State                                                              204,573         35,330        14,364
                                                                      ----------      ---------      --------

                                                                      $1,513,020      $ 381,543      $ 26,343
                                                                      ==========      =========      ========

   The Company's effective income tax rate from continuing operations differed from the Federal statutory rate as follows:

                                                                                           Year ended
                                                                                           December 31,
                                                                                     ------------------------
                                                                                     1994      1993      1992
                                                                                     -----     -----     ----

      U.S. Federal statutory rate                                                     34.0%     34.0%   34.0%
      Reduction in deferred tax asset
         valuation allowance                                                         (1.4)     (4.5)     -
      Net operating loss carryforward                                                 -       (18.4)   (33.5)
      Other, net                                                                      2.6       1.6      4.1
                                                                                    -----     -----    -----

                                                                                     35.2%     12.7%     4.6%
                                                                                    =====     =====    =====

   Deferred tax assets and liabilities are comprised of the following:

                                                                                          December 31,
                                                                                    ------------------------
                                                                                      1994           1993
                                                                                    ---------      ---------
      Deferred tax assets
         Inventory                                                                  $ 156,854      $ 181,835
         Bad debts                                                                    156,416        160,671
         Accrual for estimated expenses                                                98,489        103,869
         Net operating loss carryforward                                              177,026        398,123
                                                                                    ---------      ---------
                                                                                      588,785        844,498
      Deferred tax liabilities
         Depreciation                                                                 (78,331)       (47,664)
         Other                                                                        (13,662)       (12,240)
                                                                                    ---------      ---------
                                                                                      496,792         59,904
      Valuation allowance                                                            (133,804)      (194,594)
                                                                                    ---------      ---------

                                                                                    $ 362,988      $ 590,000
                                                                                    =========      =========


                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE G - INCOME TAXES - Continued

   As of December 31, 1994, the Company has available net operating loss carryforwards of approximately $520,000 which are available to reduce future taxable income by approximately $60,000 per year through 2002. A valuation allowance of $133,804 has been recognized to offset a portion of the deferred tax assets related to those carryforwards.

NOTE H - NOTES RECEIVABLE

   Notes receivable - noncurrent consists of the following:

                                                                                            December 31,
                                                                                      -----------------------
                                                                                        1994           1993
                                                                                      --------       --------
      $750,000 notes receivable, principal payments
         due and payable annually as follows:
         July 1995, $300,000; July 1996, $100,000;
         July 1997, $100,000; upon maturity
         July 1998, $200,000; interest payable monthly
         at 10% per annum, collateralized by
         substantially all assets of the maker                                       $700,000        $420,000

      $116,000 note receivable, due and payable
         on April 21, 1996; interest payable quarterly
         at prime plus 4%, collateralized by certain
         assets of the maker                                                          116,000         100,000

      $200,000 note receivable, principal payments
         due and payable on January 14, 1997, interest
         payable annually at 8%, partially collateralized
         by certain assets of the maker                                               168,208            -
                                                                                     --------        --------

                                                                                     $984,208        $520,000
                                                                                     ========        ========

   In connection with the $750,000 notes receivable, the Company has received warrants to purchase up to 59% of the common stock of the maker. The Chairman of the Board of the Company has guaranteed approximately $470,000 of the notes and has received approximately 50% of the Company's warrants.

NOTE I - DISCONTINUED OPERATIONS

   On July 22, 1993, the Company announced that it would discontinue its personal computers products (PC) business segment and concentrate its resources on the CCTV business segment. As a result of this decision, the operations and net assets of the PC business segment are classified as discontinued operations for all periods presented.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE I - DISCONTINUED OPERATIONS - Continued

   Sales included in discontinued operations for the years ended December 31, 1994, 1993 and 1992 were $110,720, $19,232,836 and $9,677,585, respectively.
   The loss (income) from discontinued operations is net of tax benefits of $145,106 in 1993 and tax expense of $14,262 in 1992, and the provision for loss on disposal in 1994 and 1993 is net of tax benefits of $98,000 and $774,368, respectively.

   Net assets of discontinued operations is comprised of the following:

                                                                                           December 31,
                                                                                    -------------------------
                                                                                      1994             1993
                                                                                    --------        ---------
      Accounts receivable, net                                                       $30,000        $ 241,038
      Inventories, net                                                                    -           117,293
      Accounts payable                                                                    -            (5,306)
      Other liabilities and reserves, net                                            (30,000)        (155,900)
                                                                                     -------        ---------

         Net assets of discontinued operations                                       $    -         $ 197,125
                                                                                     =======        =========


NOTE J - UNAUDITED QUARTERLY OPERATING RESULTS AND UNUSUAL ITEMS

   Unaudited quarterly operating results for the years ended December 31, 1994 and 1993 are as follows:

                                                   First            Second            Third          Fourth
                                                   Quarter          Quarter          Quarter        Quarter
                                                 -----------      -----------      -----------    -----------
   1994
      Sales                                        $17,808,683     $19,032,217     $21,524,735    $20,428,076
      Gross profit                                   4,164,245       4,928,373       5,278,902      5,072,483
      Income (loss) from
         Continuing operations                         628,057         825,511         999,428        336,516
         Discontinued operations                           -               -          (190,000)            -
                                                   -----------     -----------     -----------    -----------

      Net income                                       628,057         825,511         809,428        336,516
                                                   ===========     ===========     ===========    ===========

      Net income per share                         $       .09     $       .12     $       .11    $       .04
                                                   ===========     ===========     ===========    ===========

   1993 (1)
      Sales                                        $10,472,526     $12,242,154     $15,670,925    $14,217,644
      Gross profit                                   2,605,022       3,120,365       3,882,816      3,192,797
      Income (loss) from
         Continuing operations                         764,848         939,503       1,113,862      (179,353)
         Discontinued operations                       (26,920)       (707,674)     (1,758,593)      658,817
                                                   -----------     -----------     -----------    ----------

      Net income (loss)                                737,928         231,829        (644,731)      479,464
                                                   ===========     ===========     ===========    ==========

      Net income (loss) per share                  $       .10     $       .03     $      (.10)   $      .07
                                                   ===========     ===========     ===========    ==========

  (1) Reclassified to reflect discontinued operations; see Note I of Notes to Consolidated Financial Statements.

                         Ultrak, Inc. and Subsidiaries

                        December 31, 1994, 1993 and 1992





NOTE J - UNAUDITED QUARTERLY OPERATING RESULTS AND UNUSUAL ITEMS - Continued

   During the second, third and fourth quarters of 1993, the Company made provisions for expected losses on liquidation of its PC business segment and incurred operating losses in the amount of $2,464,000. Net assets of discontinued operations as of December 31, 1993 were $197,125, consisting primarily of collectible accounts receivable and saleable inventory.

   During the fourth quarter of 1993, the Company reduced its deferred tax valuation allowance by $590,000 and recorded a tax benefit in the amount of $329,000 related to its discontinued PC business segment and additional tax expense related to its continuing operations of $290,000. The Company incurred a loss during the fourth quarter of 1993 in its continuing operations primarily because of approximately $577,000 in losses associated with delays in production of its new dental product and advance marketing and promotion costs associated with the new dental product.


NOTE K - SUBSEQUENT EVENT

   On February 9, 1995, the Company signed a letter of intent with Diamond Electronics, Inc. (Diamond), a Ohio corporation, to purchase 100% of the outstanding common stock of Diamond for consideration of 600,000 shares of registered Ultrak common stock. Diamond had unaudited revenues of $11,775,000 and unaudited net income of approximately $328,000 in 1994. The letter of intent specifies certain conditions under which up to 100,000 additional shares of Ultrak stock could be issued. Diamond is a manufacturer of commercial video CCTV security and surveillance systems used by large retailers and hazardous viewing systems used by industry and municipalities. Diamond's products include a patented high speed dome which permits manipulation of the camera and lense from a remote location either automatically or with a joy stick. The transaction will be accounted for as a purchase.

                         ULTRAK, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

     Assets                                                                June 30,                 Dec. 31,
                                                                             1995                     1994
                                                                          (Unaudited)
                                                                          ------------------------------------
Current Assets:
  Cash and cash deposits                                                           $0                 $642,241
  Accounts receivable, net                                                 11,358,601               10,743,091
  Inventories, net                                                         15,521,701               14,396,438
  Advances for inventory purchases                                          3,661,966                5,381,437
  Prepaid expenses and other current assets                                   955,612                  432,469
  Deferred income taxes                                                       362,988                  362,988
                                                                              -------                  -------
       Total Current Assets                                                31,860,868               31,958,664
                                                                          ------------------------------------

Furniture and Equipment, net                                                2,090,664                1,971,393

Goodwill, net                                                               1,510,834                1,259,969

Notes Receivable, Noncurrent (Note 2)                                       1,141,000                  984,208

Other Assets                                                                  132,415                  178,456
                                                                          ------------------------------------
       Total Assets                                                       $36,735,781              $36,352,690
                                                                          ====================================

       Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable-trade                                                   $5,667,277               $6,531,779
  Notes payable (Note 3)                                                   18,548,544               18,244,183
  Accrued liabilities                                                         530,678                  664,740
  Other current liabilities                                                   696,335                  841,600
                                                                          ------------------------------------
       Total Current Liabilities                                           25,442,834               26,282,302
                                                                          ------------------------------------

Stockholders' Equity:
  Preferred Stock, $5.00 par value, issuable in
    series; 2,000,000 shares authorized; Series A
    12% cumulative convertible; 195,351 shares
    authorized, issued and outstanding                                        976,755                  976,755
  Common Stock, 20,000,000 shares authorized;
    6,560,619 and 6,555,619 issued and outstanding
    at June 30, 1995 and December 31, 1995,
    respectively                                                               73,441                   73,254
  Additional Paid-in Capital                                                7,227,047                7,213,747
  Retained Earnings                                                         3,015,704                1,806,632
                                                                          ------------------------------------
       Total Stockholders' Equity                                          11,292,947               10,070,388
                                                                          ------------------------------------

       Total Liabilities and Stockholders' Equity                         $36,735,781              $36,352,690
                                                                          ====================================


The accompanying notes are an integral part of the consolidated financial statements.

                         ULTRAK, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)

                                                THREE MONTHS    THREE MONTHS       SIX MONTH       SIX MONTHS
                                                   ENDED            ENDED            ENDED            ENDED
                                                  JUNE 30,        JUNE 30,         JUNE 30,         JUNE 30,
                                                --------------------------------------------------------------
                                                    1995            1994             1995             1994
                                                --------------------------------------------------------------
Net Sales                                       $22,305,871      $18,992,246      $44,135,033      $36,757,219
Cost of Sales                                    16,983,013       13,973,002       33,490,097       27,565,931
                                                --------------------------------------------------------------

    Gross Profit                                  5,322,858        5,019,244       10,644,936        9,191,288
                                                --------------------------------------------------------------

Other Operating Expenses                          4,157,148        3,552,642        7,870,560        6,602,067
                                                --------------------------------------------------------------

    Operating Income                              1,165,710        1,466,602        2,774,376        2,589,221
                                                --------------------------------------------------------------

Other (Income) Expense:
    Other (Income) Expense,                         (11,988)         (43,033)         (31,543)         (48,637)
     Net Interest Expense                           414,654          238,143          811,483          443,735
                                                --------------------------------------------------------------
         Other Expenses                             402,666          195,110          779,940          395,098
                                                --------------------------------------------------------------

Net Income before Income Taxes                      763,044        1,271,492        1,994,436        2,194,123
                                                --------------------------------------------------------------

    Income Taxes                                    277,300          445,981          726,759          740,555
                                                --------------------------------------------------------------

Net Income                                          485,744          825,511        1,267,677        1,453,568

Dividend Requirements on
 Preferred Stock                                     29,302           29,302           58,604           58,604
                                                --------------------------------------------------------------

Net Income Allocable to
 Common Stockholders                                456,442          796,209        1,209,703        1,394,964
                                                    =======          =======        =========        =========

Income per Share-Primary                                   .07              .12              .18              .20
                                                           ===              ===              ===              ===

Income per Share-Assuming
 Full Dilution                                             .07              .12              .17              .20
                                                           ===              ===              ===              ===


The accompanying notes are an integral part of the consolidated financial statements.

                         ULTRAK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                  (Unaudited)

                                                                          Six Months               Six Months
                                                                             Ended                    Ended
                                                                            June 30                  June 30
                                                                           ------------------------------------
                                                                             1995                      1994
                                                                           ------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                               $1,267,677                1,453,568
  Adjustments to reconcile net income to net cash
  used in operating activities:
       Depreciation and amortization                                          285,458                  191,406
       Changes in operating assets and liabilities:
       (Increase), decrease in accounts receivable                           (615,510)              (3,176,125)
       (Increase), decrease in inventory                                   (1,125,263)               2,620,124
       (Increase), decrease in advances for inventory                       1,719,471               (2,380,985)
       (Increase), decrease in prepaid expenses                              (523,143)                (248,588)
       Increase, (decrease) in trade accounts payable                        (864,502)                 982,871
       Increase, (decrease) in accrued liabilities                           (279,327)                 987,878
       (Increase), decrease in discontinued operations                              0                  150,537

                                                                           ------------------------------------
  Net cash provided by (used in) operating activities                        (135,139)                 580,686
                                                                           ------------------------------------

Cash Flows from Investing Activities:
  Capital expenditures for furniture and equipment                           (404,729)                (548,549)
  Investment in other assets                                                 (361,616)                (263,438)

                                                                           ------------------------------------
  Net cash used in investing activities                                      (766,345)                (811,987)
                                                                           ------------------------------------

Cash Flows from Financing Activities:
  Issuance of common stock, net of issuance costs                              13,486                  (29,694)
  Changes in notes payable                                                    304,361                  583,495
  Payment of dividends on preferred stock                                     (58,604)                 (58,604)

                                                                           ------------------------------------
  Net cash provided by financing activities                                   259,243                  495,197
                                                                           ------------------------------------

                                                                           ------------------------------------
  Net increase (decrease) in cash                                            (642,241)                 263,896
                                                                           ------------------------------------

                                                                           ------------------------------------
Cash and Cash Equivalents at Beginning of the Period                          642,241                  500,106
                                                                           ------------------------------------

Cash and Cash Equivalents at End of the Period                                      0                  764,002

                                                                           ===================================

The accompanying notes are an integral part of the consolidated financial statements.

                         ULTRAK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 (Unaudited)

1.     Bases of Presentation:

The accompanying unaudited interim consolidated financial statements include the accounts of Ultrak, Inc. and its subsidiaries ("Ultrak" or "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

The interim financial statements are prepared on an unaudited basis and do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. For further information, refer to the notes to the consolidated financial statements for the year ended December 31, 1994 included in the Ultrak Annual Report on Form 10-K.

2.     Notes Receivable-Noncurrent:

Notes receivable-noncurrent consists of the following as of June 30, 1995:

$1,000,000 notes receivable, principal payments due and payable annually beginning in July 1995 until July 1998; interest pay-
able monthly at 10% per annum, collateralized by substantially
all assets of the maker                                                                                          $750,000

$116,000 note receivable, due and payable on April 21, 1996; interest payable quarterly at prime plus 4%, collateralized by certain assets
of the maker                                                                                                      116,000

$275,000 note receivable, principal payments due and payable on January
14, 1997, interest payable annually at 8%, partially collateralized by
certain assets of the maker                                                                                       275,000
                                                                                                               ----------
                                                                                                               $1,141,000
                                                                                                               ==========

In connection with the $1,000,000 notes receivable, the Company has received warrants to purchase up to 59% of the common stock of the maker. The chairman of the Board of the Company has guaranteed approximately $470,000 of the notes and has received approximately 50% of the warrants.

3.     Notes Payable:

Notes payable consists of the following as of June 30, 1995:

$15.0 million revolving line of credit, due upon demand or
September 27, 1995; interest at floating prime plus .50% payable
monthly; collateralized by substantially all assets (see below)                                               $11,894,448

$7.0 million revolving line of credit, due upon demand or
April 4, 1996; interest at the greater of 8.5% or floating prime plus
2.0% per annum payable monthly; collateralized by inventory                                                     6,654,096
                                                                                                              -----------
                                                                                                              $18,548,544
                                                                                                              ===========

Both of the credit facilities are guaranteed in part by the principal stockholder of the Company. The credit agreements contain certain restrictive covenants and conditions, including debt to tangible net worth ratios, current ratios, and working capital ratios. At June 30, 1995, the Company was in compliance with all of its covenants with its lenders.

At June 30, 1995, the Company had unused available lines of credit totalling approximately $3.5 million.

On July 18, 1995, the Company's credit facility with its bank was amended as follows:

* The revolving line of credit facility was increased to $17.5 million from $15.0 million.
* A new term loan facility secured by real estate and equipment of up to $2.5 million was established with a payout on a ten year amortization and a due date of July 31, 1997.
* The contract interest rate for both facilities was lowered to floating prime plus .25% from prime plus .50% with an option at LIBOR plus 2.50%.
* The due date of the revolving line of credit facility was extended to July 31, 1997 from September 27, 1995, and
* Certain financial and operational covenants were modified.

4.     Acquisition of Diamond Electronics, Inc.:

On July 13, 1995, shareholders of Diamond Electronics, Inc. ("Diamond"), an Ohio corporation, voting at a Special Meeting of Shareholders, approved and adopted the terms of an Agreement and Plan of Reorganization (the "Agreement") with Diamond, Ultrak, Diamond Purchasing Corp., a Texas corporation and wholly owned subsidiary of Ultrak ("Diamond Purchasing Corp."), and certain stockholders of Diamond, pursuant to which (i) Diamond Purchasing Corp. would merge with and into Diamond, (ii) Diamond would become a wholly owned subsidiary of Ultrak, and (iii) the outstanding shares of common stock, no par value, of Diamond would be converted into the right to receive an aggregate of 600,000 shares of common stock, no par value, of Ultrak ("Ultrak Common Stock") pursuant to the formula described in the Agreement.

The Agreement specifies certain conditions under which up to 100,000 additional shares of Ultrak stock could be issued. Diamond is a manufacturer of commercial video CCTV security and surveillance systems used by large retailers and hazardous viewing systems used by industry and municipalities. The transaction will be accounted for as a purchase effective as of July 1, 1995.

5.     Acquisition of G.P.S. Standard U.S.A.:

On June 14, 1995, the Company signed a letter of intent with BLC & Associates, Inc., a California corporation doing business as G.P.S. Standard U.S.A. ("GPS"), to purchase 100% of the outstanding stock of GPS for consideration of 176,470 shares of registered Ultrak Common Stock. For the year ended June 30, 1995, GPS has unaudited revenues of approximately $1.3 million and unaudited net loss of approximately $185,000. GPS is a manufacturer of a line of surveillance camera housings, pan and tilt devices, matrix switchers, and other advanced software driven camera control systems. A definitive agreement is expected to be signed by August 22, 1995. The transaction is expected to be accounted for as a pooling of interests.

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                                 BALANCE SHEET

                                 JUNE 30, 1995

                                     ASSETS

Current Assets
   Cash                                                                      $101,561
   Accounts receivable                                                        193,752
   Inventory - Note 1                                                         275,633
   Prepaid Expenses                                                             4,799
                                                                             --------
    Total Current Assets                                                     $575,745

Plant and Equipment - Note 1
   Automobiles and trucks                                                      15,831
   Building improvements                                                        1,693
   Furniture and fixtures                                                      15,818
   Machinery and equipment                                                     25,499
   Tools, molds, jigs & dyes                                                   50,000
   Computer equipment                                                          33,692
                                                                             --------
    Total Property, Plant and Equipment                                       142,534
   Less:  Accumulated depreciation                                            (59,502)

    Net Property, Plant and Equipment                                         83,032

Other Assets
   OEM Licenses - Note 1                                                       50,000
   Less:  Accumulated amortization                                            (16,667)
                                                                             --------
    Total Other Assets                                                         33,333
                                                                             --------

         TOTAL ASSETS                                                        $692,110
                                                                             ========

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                                 BALANCE SHEET

                                 JUNE 30, 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Trade accounts payable                                                 $126,683
   Current portion of long-
    term-debt - Note 2                                                     122,947
   Accrued interest payable                                                  7,000
   Due to stockholder                                                        3,581
   Accrued salaries and bonuses                                             30,000
   Accrued expenses                                                         37,000
   Sales tax payable                                                        10,000
                                                                          --------
    Total Current Liabilities                                             $337,211
                                                                          --------

    Total Liabilities                                                     $337,211
                                                                          --------

Stockholders' Equity
   Common Stock                                                            500,000
   Less: Treasury Stock                                                    (12,000)
   Retained Earnings:
    Beginning Balance                                                      $52,465
    Net Income                                                            (185,565)
                                                                          --------
         Ending Retained Equity                                           (133,101)
                                                                          --------

    Total Stockholders' Equity                                             354,899
                                                                          --------

    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                                                 $692,110
                                                                          ========

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                           STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1995

                                                                              YEAR
                                                                             TO DATE                      %
Sales                                                                       $1,293,882                    50.0

Cost of Goods Sold - Supplemental
   Schedule Attached                                                           855,474                    33.1
                                                                            ----------                    ----
   Gross Profit                                                                438,408                    16.9
                                                                            ----------                    ----

Operating Expenses
   Advertising                                                                  18,850                      .7
   Amortization expense                                                         16,667                      .6
   Auto and truck expense                                                       21,894                      .9
   Bad debts expense                                                            26,793                     1.0
   Bank charges                                                                  3,649                      .1
   Business promotion                                                           22,883                      .9
   Charitable contributions                                                        200                      .0
   Entertainment                                                                33,267                     1.3
   Employee benefits                                                             1,323                      .1
   Dues and subscriptions                                                          773                      .0
   Insurance                                                                     1,519                      .1
   Interest expense                                                             13,496                      .5
   Legal and accounting                                                         11,899                      .5
   Licenses                                                                      1,725                      .1
   Medical reimbursements costs                                                  1,857                      .1
   Miscellaneous accrued expenses                                               25,000                     1.0
   Moving expense                                                               12,000                      .5
   Office salaries                                                             116,617                     4.5
   Office supplies                                                              23,754                      .9
   Officers' salaries                                                          144,167                     5.6
   Payroll taxes                                                                18,649                      .7
   Postage                                                                       9,549                      .4
   Research and development                                                     60,000                     2.3
   Rent - office                                                                 6,557                      .3
   Repairs and maintenance                                                       1,222                      .1
   Telephone                                                                    20,228                      .8
   Sales tax expense                                                            10,000                      .4
   Storage                                                                       5,188                      .2
                                                                            ----------                    ----
    Total Operating Expenses                                                   629,722                    24.3
                                                                            ----------                    ----
Loss from Operations                                                          (191,315)                   (7.4)
Non-operating income                                                             6,549                      .3
                                                                            ----------                    ----
Loss before Income Taxes                                                      (184,765)                   (7.1)
                                                                            ----------                    ----
Provision for taxes - state                                                        800                      .0
                                                                            ----------                    ----
         Net Loss                                                           $ (185,565)                   (7.2)
                                                                            ==========                    ====

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                            SUPPLEMENTAL SCHEDULE OF
                               COST OF GOODS SOLD

                        FOR THE YEAR ENDED JUNE 30, 1995

                                                                              YEAR
                                                                             TO DATE                      %
Cost of Goods Sold:
   Beginning inventory                                                         $57,906                     2.2
   Depreciation - Note 1                                                        24,149                      .9
   Direct labor                                                                  2,833                      .1
   Freight-in                                                                  109,953                     4.3
   Insurance - general liability                                                13,668                      .5
   Purchases                                                                   847,501                    32.8
   Rent                                                                         37,155                     1.4
   Sub-contract labor                                                              893                      .0
   Trade shows                                                                   6,404                      .3
   Travel and lodging                                                           30,646                     1.2
                                                                            ----------                    ----
    Cost of Goods Available                                                  1,131,107                    43.7
   Less:  Ending inventory                                                    (275,633)                  (10.7)
                                                                            ----------                    ----
    Total Cost of Goods Sold                                                  $855,474                    33.1
                                                                            ==========                    ====

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                         NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STRUCTURAL PROFILE

GPS Standard USA was founded by Mathiew Bais for the purpose of importing and distributing security equipment. Additionally, the company engineers and develops security systems.

INVENTORY

The Company values its inventory using the lower of cost (first-in, first-out) or market.

DEPRECIATION AND AMORTIZATION

The cost of property and equipment is depreciated or amortized using straight line and accelerated methods over their estimated service lives of the assets.

The estimated service lives used in computing depreciation are as follows:

   Classification                                              Estimated Service Lives
   --------------                                              -----------------------
   Automobiles and trucks                                                      5 years
   Building improvements                                                       7 years
   Furniture and fixtures                                                      5 years
   Machinery and equipment                                                5 to 7 years
   Computer equipment                                                          5 years
   OEM licenses                                                                3 years

Repairs and maintenance are charges to expense in the year incurred. Major renewals and betterments are charged and written off over their estimated useful lives.

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                         NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 1995


NOTE 2 - CONTRACTS AND NOTES PAYABLE

As of the balance sheet date, contracts and notes payable consisted of the following:


==============================================================================================================
                    Principal at       Principal &      Interest Rate        Due Date          Security
                    Balance Sheet       Interest
                        Date         Payment Amount
--------------------------------------------------------------------------------------------------------------
Wells Fargo           $22,947*            $300             Variable          Annually          Unsecured
Line of Credit                                                               Renewable
--------------------------------------------------------------------------------------------------------------

Commodore Line        $100,000          $100,000            Prime            August 95         Unsecured
of Credit
--------------------------------------------------------------------------------------------------------------

Total notes and       $122,947
contracts
payable:

Less current          (122,947)
portion:             ---------

Non current          $     -0-
portion:             =========


*Maximum approved line of credit $50,000.00 as of the balance sheet date

NOTE 3 - PROVISION FOR INCOME TAXES

The provision for income taxes is calculated as follows:

         Federal income tax provision                   $  0
         California franchise tax                        800
                                                        ----
                 Total provision for income taxes       $800
                                                        ----

                           B.L.C. & ASSOCIATES, INC.
                           DBA G.P.S. STANDARD U.S.A.

                         NOTES TO FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 1995


NOTE 4 - COMMITMENTS AND CONTINGENCIES

The company's three year facility lease expires on August 31, 1995. The minimum annual commitment for the next five years is as follows:

                   Fiscal Year                                         Amount
                   -----------                                         ------
                      1995                                             $1,093
                      1996                                                -0-
                      1997                                                -0-
                      1998                                                -0-
                      1999                                                -0-

NOTE 5 - MERGERS AND ACQUISITIONS (SUBSEQUENT EVENTS)

On August 22, 1995, the shareholders of BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.) ("GPS") fully executed a definitive agreement, whereby 100% of GPS is to be acquired by Ultrak, Inc.

ANNEX A - MERGER AGREEMENT AND EXHIBITS 1.01(A) AND (B) THERETO ANNEX B - CERTIFICATE OF INCORPORATION OF GPS
ANNEX C - BYLAWS OF GPS
ANNEX D - ARTICLES OF INCORPORATION OF ULTRAK, AS AMENDED
ANNEX E - BYLAWS OF ULTRAK
ANNEX F - GPS SHAREHOLDERS AGREEMENT
ANNEX G - REINCORPORATION AGREEMENT
ANNEX H - CERTIFICATE OF INCORPORATION OF ULTRAK - DELAWARE ANNEX I - BYLAWS OF ULTRAK - DELAWARE
ANNEX J - ARTICLE 113 OF COLORADO BUSINESS CORPORATION ACT

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT, dated August 1, 1995 (the "Signing Date"), is among BLC & Associates, Inc., a California corporation doing business as G.P.S. Standard U.S.A. ("GPS"), Mathiew Bais ("Bais"), Commodore Investments Ltd., a Liberian corporation ("CIL") (Bais and CIL are collectively referred to as the "Signing Shareholders"), Ultrak, Inc., a Colorado corporation ("Ultrak"), and GPS Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Ultrak ("Newco").

         Recitals. The Boards of Directors of GPS, Ultrak, and Newco deem it in the best interests of their respective shareholders that a merger (the "Merger") is consummated whereby Newco is merged with and into GPS. GPS, the Signing Shareholders, Ultrak, and Newco desire to set forth the terms of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the terms of this Agreement, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:


                             ARTICLE I:  THE MERGER

        1.01. The Merger. Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, on the Closing Date (as hereinafter defined) and pursuant to the provisions of the Texas Business Corporation Act (the "TBCA") and the California General Corporation Law (the "CGCL"), Newco will be merged with and into GPS, which will be the surviving corporation (the "Surviving Corporation"), in accordance with Articles of Merger to be filed in Texas and the Certificate of Merger to be filed in California (collectively, the "Certificates of Merger"). The "Closing Date" means such date, as provided in Subsection 1.03(e) of this Agreement, on which the Certificates of Merger shall be filed in accordance with the TBCA and the CGCL, and the date the Merger will become effective in accordance with the Certificates of Merger.

        1.02. Effect on Stock. As a result of the Merger, on the Closing Date and without any action on the part of GPS, Ultrak, or Newco, or any holder of any of the following securities, the following will occur:

                 (a) Except as provided in Section 1.06, each share of Common Stock, no par value per share, of GPS ("GPS Stock") issued and outstanding immediately prior to the Closing Date will cease to be outstanding and will be converted into the right to receive such number of fully paid and nonassessable shares of Common Stock, no par value per share, of Ultrak (the "Ultrak Stock") as is equal to the quotient of (i) 176,470 divided by (ii) the total number of issued and outstanding shares of GPS Stock as of the Closing Date. If all shares of GPS Stock issued and outstanding on the Closing Date are converted into shares of Ultrak Common Stock, then the maximum number of shares of Ultrak Common Stock that will be issued under this Subsection 1.02(a) will be 176,470.

                 (b) Any treasury stock of GPS will be cancelled and retired and cease to exist. No cash, securities, or other consideration will be delivered in exchange for such treasury shares.





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
                 (c) Each share of Common Stock, no par value, of Newco ("Newco Stock") issued and outstanding immediately prior to the Closing Date will cease to be outstanding and will be converted into the right to receive one share of Common Stock, no par value, of the Surviving Corporation.

        1.03.  Exchange and Cancellation of Certificates.

         (a) Ultrak shall authorize Securities Transfer Corp. to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Closing Date, Ultrak shall deposit with the Exchange Agent certificates representing the shares of Ultrak Stock to which the holders of GPS Stock (other than holders of Dissenting Shares) are entitled pursuant to this Article I.

         (b) As soon as practicable after the Closing Date, the Exchange Agent shall mail and otherwise make available to each record holder who, as of the Closing Date, was a holder ("Shareholder") of certificates representing outstanding shares of GPS Stock (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable Nasdaq National Market ("NASDAQ") rules. Upon proper delivery of the letter of transmittal to the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the shares of Ultrak Stock to which such holder of GPS Stock shall have become entitled pursuant to the provisions of this Article I and the Certificates surrendered shall be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Ultrak shall pay any transfer taxes required by reason of the issuance of a certificate representing Ultrak Stock; provided, however that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided further, however, that Ultrak shall not pay any transfer taxes if the obligation to pay such tax under applicable law is solely that of the Shareholder or if payment of any such tax by Ultrak otherwise would cause the Merger to fail to qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). From the Closing Date until surrender in accordance with the provisions of this Section 1.03, each Certificate (other than Certificates representing treasury shares of GPS and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in this Article I. All payments in respect of shares of GPS Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

         (c) In the case of any lost, mislaid, stolen, or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article I, to deliver to the Exchange Agent a bond in such reasonable sum as Ultrak or the Exchange Agent may direct as indemnity against any claim that may be made against Ultrak or the Exchange Agent with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

         (d) After the Closing Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of GPS Stock that were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article I.

         (e) If the Registration Statement (as hereinafter defined) is declared effective by the Securities and Exchange Commission (the "SEC") on or before the 120th day after the Signing Date, GPS, Newco, and Ultrak, as soon as practicable after such date that the SEC declares the Registration Statement





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
effective, shall cause the Certificates of Merger to be filed in accordance with the TBCA and the CGCL and the Shareholders shall receive the number of shares of Ultrak Stock equal to the number of shares set forth in Subsection 1.02(a) of this Agreement. Notwithstanding anything to the contrary contained herein, if the Registration Statement is not declared effective by the SEC on or before the 120th day after the Signing Date, then GPS, Newco, and Ultrak, as soon as practicable after the 120th day following the Signing Date, shall cause the Certificates of Merger to be filed in accordance with the TBCA and the CGCL and the Shareholders shall receive the number of restricted shares of Ultrak Stock equal to the number of shares set forth in Subsection 1.02(a) of this Agreement. If the Shareholders receive restrictive shares of Ultrak Stock as set forth in the immediately preceding sentence, then the Shareholders shall also receive such registration rights as set forth in Article II of this Agreement.

        1.04. S-4 Registration Statement; Information Statement; Blue Sky Laws. Ultrak and GPS acknowledge that the transactions contemplated hereby are subject to the provisions of the Securities Act of 1933, as amended (the "Securities Act"). GPS, Ultrak, and their respective affiliates will (a) cooperate in the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement" ), which will include an information statement to be delivered to GPS's Shareholders (the "Information Statement") with respect to the transactions contemplated by this Agreement, and (b) use all their reasonable efforts to have the Registration Statement declared effective by the SEC and the Information Statement therein cleared by the SEC as promptly as possible. GPS and Ultrak will each use all their reasonable efforts to obtain and respond to any comments of the SEC or its staff on the Registration Statement. Each of GPS, Ultrak, and Newco agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement. Each affiliate of GPS ("Affiliates"), as the term "affiliates" is defined pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be, as the case may be, restricted by Rule 145(d) promulgated pursuant to the Securities Act in connection with the resale of the shares of Ultrak Stock acquired pursuant to the Merger.

         1.05. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

         1.06. Dissenting Shares. To the extent that appraisal rights are available under the CGCL, shares of GPS Stock that are issued and outstanding immediately prior to the Closing Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the CGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in this Article I at or after the Closing Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CGCL) or becomes ineligible for such appraisal, then, as of the Closing Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in this Article
I. If any holder of GPS Stock shall assert the right to be paid for the fair value of such GPS Stock as described above, GPS shall give Ultrak notice thereof and Ultrak shall have the right to participate in all negotiations and proceedings with respect to any such demands. GPS shall not, except with the prior





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
written consent of Ultrak, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

         1.07. Signing Shareholders' Approval. The Signing Shareholders agree to the terms of the Merger and this Agreement and agree to vote all of their shares of GPS Stock in favor of the Merger.

         1.08. Effective Date for Accounting Purposes. To the fullest extent possible, the effective date of the Merger for accounting purposes will be July 1, 1995 and the effective date of the transfer of control of GPS will be July 1, 1995.


                        ARTICLE II:  REGISTRATION RIGHTS

        2.01.    Registration.

                 (a) If, at any time within two (2) years after the Closing Date, Ultrak proposes to file a registration statement (on any form other than Form S-4 or Form S-8) relating to any of the Ultrak Stock or other securities under the Securities Act, whether or not for sale for its own account, Ultrak will promptly, but in any event not less than 30 days prior to the initial filing of such registration statement, deliver written notice of such intention to the holders of Registrable Shares (as hereinafter defined) setting forth the type of securities proposed to be registered, the intended method of disposition, the maximum proposed offering price, commissions and discounts in connection therewith and other relevant information.
         Such notice must indicate that such holders of Registrable Shares have piggyback registration rights pursuant to this Subsection 2.01(a). As used in this Agreement, "Registrable Shares" shall at any point in time mean shares of the Ultrak Stock which are either held by the Shareholders or held by persons to whom the Shareholders have transferred, in a private transaction, shares of the Ultrak Stock. If all, and not less than all, of the holders of Registrable Shares so request within 20 days after such notification, Ultrak hereby agrees to include in such registration statement all of the Registrable Shares and to use its best efforts to register such Registrable Shares so that such Registrable Shares may be sold at such times and in such manner as the holder or holders thereof shall determine; provided however each Affiliate, as the term "affiliate" is defined pursuant to the Exchange Act, shall be, as the case may be, restricted by Rule 145(d) promulgated pursuant to the Securities Act in connection with the resale of the shares of the Ultrak Stock acquired pursuant to the Merger. In the event that the proposed registration by Ultrak is, in whole or in part, an underwritten public offering of securities of Ultrak, any request pursuant to this Subsection 2.01(a) to register may specify that the Registrable Shares be included in the underwriting on the same terms and conditions as the shares of the Ultrak Stock, if any, otherwise being sold through underwriters under such registration; provided however each Affiliate, as the term "affiliate" is defined pursuant to the Exchange Act, shall be, as the case may be, restricted by Rule 145(d) promulgated pursuant to the Securities Act in connection with the resale of the shares of the Ultrak Stock acquired pursuant to the Merger.

                 (b) One (1) year following the Closing Date and thereafter, the holders of Registrable Shares may request, one time and one time only, that Ultrak promptly file and use its best efforts to cause to become effective an appropriate registration statement under the Securities Act covering all and not less than all of the Registrable Shares as such holders shall request and to register the sale of such Registrable Shares so that such Registrable Shares may be sold at such times and in such manner as the holders thereof shall determine; provided however each Affiliate, as the term "affiliate" is defined pursuant to the Exchange Act, shall be, as the case may be, restricted by Rule 145(d) promulgated pursuant to the Securities Act in connection with the resale of the shares of the Ultrak Stock acquired pursuant to the Merger and provided further that Ultrak shall not be required to obtain or continue the effectiveness of such registration statement after two (2) years from the Closing Date. Registrations under this Subsection 2.01(b) shall be on an appropriate registration form of the SEC. Ultrak agrees to include in any such registration statement all information which holders of Registrable Shares being registered shall reasonably request. If the registration pursuant to this Subsection 2.01(b) involves an underwritten offering, the underwriter or underwriters shall be selected by the holders of a majority of Registrable Shares to be included in such registration.

                 (c) If (i) a registration pursuant to this Section 2.01 either involves an underwritten offering, or would be in effect at the same time as another underwritten offering, of the Ultrak Stock, whether or not for sale by Ultrak, to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing under underwriting terms that are typical for such a transaction and (ii) the managing underwriter of such underwritten offering informs Ultrak and the holders of Registrable Shares requesting such registration by letter of its reasonable belief that the effect of including all of the Registrable Shares so requested to be included in the registration statement will materially and adversely affect the sale of the shares of the Ultrak Stock proposed to be sold by Ultrak and shareholders of Ultrak (other than management) having contractual registration rights, then the number of shares of the Ultrak Stock that a holder of Registrable Shares may have included in such registration shall be reduced (and the number of shares of the Ultrak Stock to be sold by other selling shareholders shall also be reduced) to a number determined by multiplying (x) the total number of shares held by all selling shareholders having contractual registration rights (including the holders of Registrable Shares) which the managing underwriter is willing to have included in such registration, times (y) a fraction, the numerator of which is the number of Registrable Shares which such holder requested to be included in such registration statement and the denominator of which is the number of all shares (including the Registrable Shares) which all the selling shareholders having contractual registration rights (other than management) have requested to be included in such registration.

                 (d)      In connection with any registrations under this
         Section 2.01, the parties and their respective affiliates shall cooperate and furnish information in the manner provided in Section
         1.04 of this Agreement.

         2.02. Costs and Expenses. All costs and expenses in connection with the registration of any Registrable Shares under Section 2.01 of this Agreement or the performance of Ultrak's obligations under Section 2.01 of this Agreement, including, but not limited to, all registration, filing, stock exchange and NASD fees; all fees and expenses of complying with securities or blue sky laws; fees and disbursements of counsel for Ultrak, counsel responsible for qualifying the Registrable Shares under blue sky laws, not more than one firm of attorneys retained by the holders of Registrable Shares being registered, and of independent accountants and other experts of Ultrak; and all other reasonable expenses in connection with the transfer and delivery of the Registrable Shares, shall be borne by Ultrak; provided, however, that Ultrak shall not be obligated to pay any underwriting commissions or discounts relating to the Registrable Shares.

         2.03.   Indemnification.

                 (a) Ultrak hereby agrees to indemnify and hold harmless each holder of Registrable Shares requesting or joining in a registration hereunder and each other person, if any, who controls such holder within the meaning of the Securities Act, against all losses, liabilities, claims, damages, and expenses, joint or several, to which such holder or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement of any material fact contained in any registration statement covering the Registrable Shares, any preliminary prospectus, final prospectus or summary prospectus contained therein, or in an amendment or supplement thereto executed by or on behalf of Ultrak or based upon written information furnished by or on behalf of Ultrak filed in any jurisdiction in order to qualify the Registrable Shares under the securities laws thereof or filed with the SEC, or arises out of or is based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Ultrak shall not be obligated to indemnify the holder of Registrable Shares in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or omission relating to such holder or the holder's method of distributing the Registrable Shares, or otherwise, that was made in reliance upon, and in conformity with, written information duly executed and furnished by the holder of Registrable Shares specifically for use in the registration statement, or any amendment or supplement thereto, or any application, as the case may be.


                 (b) By requesting Registrable Shares to be covered by any registration statement in accordance with this Agreement, each such holder agrees to indemnify and hold harmless Ultrak, each of its directors and each of its officers who have signed said registration statement, and each person, if any, who controls Ultrak within the meaning of the Securities Act or the Exchange Act, to the same extent as the indemnification by the Ultrak provided for in Subsection 2.03(a) above, but only with respect to untrue statements or omissions, if any, relating to such holder or the holder's method of distributing the Registrable Shares, or otherwise, made in such registration statement, prospectus contained therein, or amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information duly executed and furnished by the holder of Registrable Shares against whom indemnification is sought to Ultrak specifically for use in the registration statement, in the prospectus contained therein, or any amendment or supplement thereto, or any application, as the case may be.

                 (c) Promptly after the receipt by an indemnified party under Subsection 2.03(a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties (it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel, which, in the case of Subsection 2.03(a) above, shall be designated by the Shareholder and which, in the case of Subsection 2.03(b) above, shall be designated by the Ultrak). After notice from the indemnifying party to such indemnified party of its election so to assume the defense of any such action, the indemnifying party shall not be liable to such indemnified party under Subsection 2.03(a) or (b) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso in the immediately preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. The indemnification required by this Article II shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or losses, liabilities, claims, damages or expenses are incurred.

         2.04. Exchange Act Registration. Ultrak agrees to maintain registration of the Ultrak Stock under the Exchange Act, to timely file and maintain all required reports and other filings with the SEC, and to take such action as may from time to time be necessary to enable holders of Registrable Shares to be able to sell pursuant to Rule 144 promulgated by the SEC under the Securities Act, unless otherwise restricted by this Agreement or unless sales can be made without compliance with Rules 144 and 145 promulgated by the SEC under the Securities Act.


          ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF GPS AND BAIS

         Each of GPS and Bais jointly and severally represents and warrants to each of Ultrak and Newco that the following are true and correct as of the Signing Date and will be true and correct as of the Closing Date as if made on that date:

         3.01. Organization, Qualification, and Good Standing. GPS is a corporation duly organized, validly existing, and in good standing under California law, has the corporate power and authority to own or hold under lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

         3.02. Investments or Subsidiaries. GPS does not own (nor has it ever owned) the capital stock of any corporation, nor does it have (nor has it ever had) an equity, profit sharing, participation, or other interest in any partnership, joint venture, or other entity.

         3.03. Corporate Records. Copies of the Articles of Incorporation and all amendments thereto and the Bylaws of GPS have been delivered to Ultrak and such copies are true, correct, and complete. The minute books of GPS contain accurate and complete minutes of all meetings of and accurate and complete consents to all actions taken without meetings by the Board of Directors (and any committee thereof) and the shareholders of GPS since the formation of GPS.





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
        3.04. Corporate Authority Relative to This Agreement; No Violation. GPS has the corporate power to enter into this Agreement and the Certificates of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Certificates of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by GPS's Board of Directors and, except for the approval of the Shareholders, no other corporate proceedings on the part of GPS are necessary to authorize this Agreement or the Certificates of Merger or the transactions contemplated hereby and thereby. This Agreement has been, and the Certificates of Merger will be, duly and validly executed and delivered by GPS and, assuming this Agreement and the Certificates of Merger constitute valid and binding agreements of the other parties hereto and thereto, this Agreement and the Certificates of Merger constitute valid and binding agreements of GPS, enforceable against GPS in accordance with their terms. Neither the execution and delivery of this Agreement and the Certificates of Merger nor the consummation of the transactions contemplated hereby or thereby (including without limitation the Merger) will: (x) violate or conflict with any provision of the Articles of Incorporation or Bylaws of GPS, (y) violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract, license, other instrument or commitment to which GPS is a party or by which GPS is bound, or result in the creation of any lien, charge or encumbrance upon the properties or assets of GPS pursuant to the terms of any such contract, license, instrument or commitment, or (z) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, in each case as such is related to GPS or its assets. Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, and the securities or blue sky laws of the various states, no authorization, consent, or approval of, or filing with, any governmental body or authority is necessary for the consummation by GPS of the transactions contemplated herein.

        3.05. Capitalization. The authorized capital stock of GPS consists solely of 1,000,000 shares of GPS Stock, 192,000 shares of which are issued and outstanding. All outstanding shares of GPS Stock are duly authorized, validly issued, fully paid, and nonassessable and have been offered, issued, sold, and delivered by GPS in compliance with applicable federal and state securities laws. There are no preemptive rights in respect of the capital stock of GPS. There are no outstanding subscriptions, options, warrants, rights, or other arrangements or commitments, whether express or implied, obligating GPS to issue any shares of its capital stock or securities exchangeable for or convertible into its capital stock. Section 3.05 of GPS's Disclosure Schedule (the "Disclosure Schedule") lists all of the Shareholders, the address of each Shareholder as shown in GPS's books and records, and the number of shares of GPS Stock owned by each Shareholder. As of the date hereof, each Shareholder is the lawful record and beneficial owner of the share of GPS Stock set forth by his name on Section 3.05 of the Disclosure Schedule, all free and clear of all liens, proxies, claims, and encumbrances of any kind. The transfer as of the Closing Date of the Certificates will transfer to Ultrak good and indefeasible title to such shares of GPS Stock, free and clear of all liens, claims, and encumbrances of every kind, and GPS and the Shareholders will forever warrant and defend such title against any claimants thereto.

        3.06. GPS Financial Statements. GPS has previously furnished to Ultrak true and complete copies of unaudited balance sheets of GPS as of December 31, 1994, May 31, 1995, and June 30, 1995, and the statements of income, for the periods then ended (collectively, the "Financial Statements"). The Financial Statements are attached as Section 3.06 of the Disclosure Schedule.





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
        3.07. Compliance with Laws. To the best knowledge of GPS and Bais, GPS has complied with all laws, rules, and/or regulations applicable to it or its business, and has received no notice of any alleged violation of any such laws, rules, or regulations.

        3.08 Taxes. GPS has duly filed when due all income, excise, corporate, franchise, property, sales, payroll, withholding, and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due for the tax periods covered by such returns, and any assessments which have been received by it. All such tax returns or reports which are income tax returns or reports fairly reflect the taxable income generated by GPS and the taxes of GPS for the periods covered thereby. GPS is not delinquent in the payment of any tax, assessment, or governmental charge, there is no tax deficiency or delinquency asserted against GPS and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of GPS that could be asserted by any taxing authority, nor of any violation of any tax law.
There are no waivers or agreements by GPS for the extension of time for the assessment of any tax as shown on such returns or reports with respect to GPS. No audit of GPS with respect to taxes is pending or threatened. All monies required to be withheld or collected by GPS from employees or customers for income taxes, social security and unemployment insurance taxes and sales, excise, and use taxes, and the portion of any such taxes to be paid by GPS to governmental agencies, have been collected or withheld and either paid to the respective governmental agencies or set aside for such purpose in the manner required by applicable law and are properly reflected in the Financial Statements or on the books and records of GPS.

         3.09. Liabilities and Obligations. The Financial Statements reflect all material liabilities or obligations of GPS, accrued, contingent, or otherwise (asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Signing Date, other than liabilities and obligations incurred in the ordinary course of business of GPS since July 1, 1995, which liabilities and obligations are not, individually or in the aggregate, material to the condition (financial or otherwise), business or operations of GPS. All reserves shown in the Financial Statements are appropriate, reasonable, and sufficient to provide for the losses thereby contemplated. Except as set forth in the Financial Statements, GPS is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation, or liability of any person, corporation, association, partnership, joint venture, trust, or other entity, and GPS knows of no basis for the assertion of any other claims, liabilities, or obligations of any nature or in any amount that would be material to the condition (financial or otherwise), business, or operations of GPS.

         3.10. Employee Benefit Plans and Arrangements; ERISA. GPS does not sponsor or maintain and GPS is not otherwise a party to, nor has it been in default under, any accrued obligations under any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (such plans being hereinafter referred to collectively as the "ERISA Plans"), or any other pension, profit sharing, or other retirement plan, fringe benefit plan, health, group insurance or other welfare benefit plan, or other similar plan, agreement, policy or understanding ("Other Plans" and, together with ERISA Plans, the "Plans"), whether formal or informal and whether legally binding or not. GPS does not have any commitment to create any such Plan. GPS is not now, nor has it been, a part of a controlled group of corporations within the meaning of Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of Section 414(c) of the Code. GPS has never sponsored, adopted, maintained or been obligated to contribute to a single employer, multiple employer or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA. GPS is not now, nor has it sponsored, adopted, maintained, or been obligated to contribute to a Plan which is or ever was subject to the minimum funding standards of Section 302 of ERISA and
Section 412 of the Code. GPS does not have any obligation in connection with any Plan pursuant to the terms of a collective bargaining agreement. To the best of GPS's knowledge, no Plan previously sponsored or maintained by GPS, or to which GPS has otherwise been a party, has resulted in any material liability or obligation for GPS other than as reflected on the Financial Statements.

         3.11. Absence of Certain Changes.  Since July 1, 1995, GPS has not:
(a) suffered any material adverse change in its condition (financial or otherwise), business, or operations; (b) contracted for or paid any single capital expenditure in excess of $3,000 or total capital expenditures in excess of $10,000; (c) mortgaged, pledged, or subjected to any lien, lease, security interest, or other charge or encumbrance any of its properties or assets; (d) formed or acquired or disposed of any interest in any corporation, partnership, joint venture, or other entity; (e) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) or lost or terminated employees or suppliers that could or does adversely affect its condition (financial or otherwise), business, or operations; (f) except for the disposal of inventory, machinery, vehicles, and equipment consistent with past practices, acquired or disposed of any assets or incurred, assumed, or guaranteed any indebtedness for borrowed money or other liabilities or obligations to pay money other than trade payables in the ordinary course of business; (g) forgiven, compromised, cancelled, released, permitted to lapse, or waived any rights or claims that are material to the condition (financial or otherwise), business, or operations of GPS; (h) entered into, terminated or agreed to any modifications or amendments to any material agreements, leases, or commitments; (i) paid any bonus, granted any benefit, made any payments, or loaned any money to its shareholders, employees, or other affiliates; (j) entered into any employment, compensation, consulting, or collective bargaining agreement with any person or group, or modified or amended the terms of any such existing agreement or entered into, adopted, or amended any Plan; or (k) entered into or terminated any other commitment or transaction or experienced any other event that is material to the condition (financial or otherwise), business, or operations of GPS.

        3.12. Title and Related Matters. GPS has good and marketable title to all assets reflected in the Financial Statements as owned by GPS and to those other assets reflected in GPS's books and records as being owned (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices), and GPS owns such assets free and clear of all mortgages, liens, pledges, charges, or encumbrances of any kind or character, except (a) statutory liens for property taxes that are not yet delinquent and (b) as expressly stated in the Financial Statements or on GPS's books and records (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices).

         3.13. Insurance. GPS is a beneficiary of policies of insurance, issued by insurers of recognized responsibility, providing adequate coverage to insure the properties and businesses thereof against such risks and in such amounts as are prudent and customary in GPS's industry. All of such policies are, and will be maintained through the Closing Date, in full force and effect. All premiums due thereon have been paid and no notice of cancellation has been received with respect thereto.

         3.14. Patents, Trademarks, Copyrights, Etc.  Except as set forth in
Section 3.14 of the Disclosure Schedule, GPS owns all patents, technology, know-how, processes, trademarks, and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others (the "Proprietary Rights"). Except as set forth in Section 3.14 of the

Disclosure Schedule, GPS has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties is required for the use thereof by GPS, and no claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and GPS does not know of any basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned, or otherwise terminated and, if applicable, has been duly issued or filed. There is no claim that, or inquiry as to whether, any product, activity or operation of GPS infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened which challenge the rights of GPS with respect thereto.

         3.15. Consents. GPS possesses all necessary licenses, franchises, permits, and governmental authorizations material to the conduct of its business, and no authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement or the agreements contemplated hereby on the part of GPS, and the execution, delivery, and performance of this Agreement will not with the giving of notice, the lapse of time, or both, terminate such licenses, franchises, permits, and governmental authorizations.

         3.16. Labor Relations. GPS is not a party to any collective bargaining agreements with any union and no collective bargaining agreement is currently being negotiated by GPS. There are no unfair labor practice charges, complaints, or proceedings against GPS pending or threatened before the National Labor Relations Board. There are no discrimination charges (relating to sex, age, race, national origin, handicap, or veteran status) pending before any federal or state agency or authority. There is no pending representation question involving an attempt to organize a bargaining unit including any employees of GPS and no labor grievance has been filed.

         3.17. Litigation and Claims. GPS is not a party to, and the business and assets of GPS are not the subject of or affected by, any pending or threatened suit, claim, action, or litigation by or with any party or any administrative, arbitration, or other governmental proceeding, investigation, or inquiry. GPS is not (a) subject to any continuing court or administrative order, writ, injunction, or decree applicable specifically to GPS or to its business, assets, operations, or employees, or (b) in default with respect to any such order, writ, injunction, or decree. GPS does not know of any basis for any such action, proceeding, or investigation.

         3.18. Employees and Consultants. Except as set forth in Section 3.18 of the Disclosure Schedule, GPS has no direct or indirect, express or implied, obligation to pay severance or termination pay to any officer or employee of GPS, or to pay any termination or severance payments to any consultant, agent, or other person or entity.

         3.19. Books of Account. The books of account of GPS have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets, and liabilities of GPS have been properly recorded in such books.

         3.20. Distributions. Since July 1, 1995, no distribution, payment or dividend of any kind has been declared, paid or distributed by GPS on or with respect to any of its capital stock at any time.

         3.21. Corporate Name. There are no actions, suits, or proceedings pending or threatened against or affecting GPS which may result in any impairment of the right of GPS to use its corporate name.

         3.22. Compliance with Environmental Laws. GPS has not obtained and has not been required to have obtained any permits, licenses, or similar authorizations by reason of any applicable federal or state environmental laws, rules, or regulations. In connection with the real property leased by GPS ("Real Property"), GPS has not placed any asbestos- containing thermal insulation or building products or PCB-containing products on the Real Property, and GPS has no knowledge that any owner, prior lessee or user has placed any asbestos-containing thermal insulation or building products or PCB-containing products on the Real Property. GPS has not ever been refused, nor does it have any knowledge of any owner, prior lessee or user ever being refused, insurance coverage, and no insurance coverage has ever been cancelled, as a result of the presence of hazardous waste, solid waste or hazardous substances on the Real Property. GPS has not installed or maintained any active or inactive hazardous waste receptacles on the Real Property, and GPS does not have any knowledge that any active or inactive hazardous waste receptacles have been installed or maintained on the Real Property by any owner, prior lessee or user. There have been no spills, discharges or other releases of hydrocarbons or hazardous or toxic substances onto or from the Real Property and GPS does not have any knowledge of any spills, discharges, or releases by any owner, prior lessee, or user of the Real Property. There are no plans or documents, whether or not government approved, including, but not limited to, contingency plans, closure and post-closure plans, which impose environmental obligations specifically on GPS or against the Real Property, and GPS does not have any knowledge of any such documents prepared by any owner, prior lessee, or user of the Real Property.

         3.23. Condition of Fixed Assets. All of the fixed assets owned or leased by GPS are in good condition and repair for the intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

        3.24. Registration Statement; Other Information. None of the information with respect to GPS or the Merger supplied by GPS to be included in the Registration Statement or any amendments thereof or supplements thereto, at the time of effectiveness, at the time of the filing of the Registration Statement and any amendments thereof or supplements thereto, at the time of the meeting of Shareholders to be held in connection with the transactions contemplated herein and on the Closing Date, will contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein or omit to state any material required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        3.25. Brokers and Finders. None of GPS, the Signing Shareholders, or any of GPS' officers, directors, shareholders, and employees has employed any broker, finder, or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders' fees in connection with the transactions contemplated hereby.


               ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF CIL

         CIL represents and warrants to each of Ultrak and Newco that the following are true and correct as of the Signing Date and will be true and correct as of the Closing Date as if made on that date:

        4.01. Miscellaneous Representations. CIL has no actual knowledge of nor has it made any specific inquiries or investigations relating to: (i) any material error in the Financial Statements, (ii) any material liability or obligation of GPS that is not disclosed in the Financial Statements, (iii) any pending or threatened suite, claim, action, proceeding, investigation, or inquiry against GPS that is reasonably likely to be material to the condition (financial or otherwise), business, or operations of GPS, (iv) any customer or supplier material to the condition (financial or otherwise), business, or operations of GPS that has indicated it will no longer purchase from or sell to GPS, and/or
(v) any provision of or the execution, amendment, modification, breach, violation, or effectiveness of the Joint Venture Agreement "Polyvideo" among Fully Integrated Security Technologies, Inc., a California corporation ("FIST"), Profabel, Sicurit Alarmitalia, and Video Engineering.

        4.02. Stock Ownership. As of the date hereof, CIL is the lawful record and beneficial owner of the number of shares of GPS Stock set forth by its name in Section 3.05(d) of the Disclosure Schedule, free and clear of all proxies, claims, voting agreements, options, and rights of first refusal of any kind.

        4.03 Corporate Authority; No Violation. CIL has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by CIL's Board of Directors and shareholders, and no other corporate proceedings on the part of CIL are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CIL and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of CIL, enforceable against CIL in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including without limitation the Merger) will: (x) violate or conflict with any provision of the Articles of Incorporation or Bylaws of CIL, (y) violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract, license, other instrument or commitment to which CIL is a party or by which CIL is bound, or result in the creation of any lien, charge or encumbrance upon the GPS Stock owned by CIL pursuant to the terms of any such contract, license, instrument or commitment, or (z) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, in each case as such is related to CIL or its assets. Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, and the securities or blue sky laws of the various states, no authorization, consent, or approval of, or filing with, any governmental body or authority is necessary for the consummation by CIL of the transactions contemplated herein.


              ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF ULTRAK

         Ultrak represents and warrants to GPS that the following are true and correct as of the Signing Date and will be true and correct as of the Closing Date as if made on that date:

        5.01. Organization, Qualification, and Good Standing. Ultrak is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and each of Ultrak and Newco has the corporate power and authority to own or hold under lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

        5.02. Capitalization of Ultrak. The authorized capital stock of Ultrak consists of 20,000,000 shares of Ultrak Stock and 2,000,000 shares of Preferred Stock, $5.00 par value per share, of which 195,351 shares have been designated as Series A 12% Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). As of June 30, 1995, there were issued and outstanding 6,555,619 shares of Ultrak Stock and 195,351 shares of Series A Preferred Stock. All outstanding shares of Ultrak Stock are duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of capital stock of Newco are validly issued, fully paid and nonassessable and are owned by Ultrak directly, free and clear of all liens, claims, charges, or encumbrances.

        5.03. Corporate Authority Relative to This Agreement; No Violation. Ultrak and Newco have the corporate power to enter into this Agreement and the Certificates of Merger and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Certificates of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Ultrak's and Newco's Boards of Directors and no other corporate proceedings on the part of Ultrak or Newco are necessary to authorize this Agreement or the Certificates of Merger or the transactions contemplated hereby and thereby. This Agreement and the Certificates of Merger have been duly and validly executed and delivered by Ultrak and Newco and, assuming this Agreement and the Certificates of Merger constitute valid and binding agreements of the other parties hereto and thereto, this Agreement and the Certificates of Merger constitute valid and binding agreements of Ultrak and Newco, enforceable against Ultrak in accordance with their terms. Neither the execution and delivery of this Agreement nor of the Certificates of Merger nor the consummation of the transactions contemplated hereby or thereby (including without limitation the Merger) will: (x) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Ultrak or the Articles of Incorporation or Bylaws of Newco, (y) violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract, license, other instrument or commitment to which Ultrak or Newco is a party or by which Ultrak or Newco is bound, or result in the creation of any lien, charge or encumbrance upon the properties or assets of Ultrak or Newco pursuant to the terms of any such contract, license, instrument or commitment, or (z) violate or conflict with any law, regulation, permit, authorization, franchise, license, judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, in each case as such is related to Ultrak or Newco or their assets. Other than in connection with or in compliance with the provisions of the TBCA, the CGCL, the Securities Act, the Exchange Act, and the securities or blue sky laws of the various states, no authorization, consent, or approval of, or filing with, any governmental body or authority is necessary for the consummation by Ultrak and Newco of the transactions contemplated herein.

         5.04. Ultrak Reports and Financial Statements. Ultrak has previously furnished to GPS true and complete copies of Ultrak's annual report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 1994; and Ultrak's quarterly report on Form 10-Q filed with the SEC for the quarter ended March 31, 1995 (the "SEC Filings"). The audited consolidated financial statements and unaudited consolidated interim financial statements (collectively referred to herein as the "Ultrak Financials") included in the SEC Filings (including any related notes and schedules) fairly presented the financial position of Ultrak as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, all in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

         5.05. Liabilities and Obligations. The Ultrak Financials reflect all material liabilities or obligations of Ultrak, accrued, contingent or otherwise (asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date thereof.

         5.06. Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since December 31, 1994, Ultrak has not: (a) suffered any material adverse change in its business or operations; (b) contracted for or paid any single capital expenditure in excess of $100,000 or total capital expenditures in excess of $500,000; or (c) entered into or terminated any other commitment or transaction or experienced any other event that is material to the business or operations of Ultrak.

         5.07. Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement or the agreements contemplated hereby on the part of Ultrak or Newco.

        5.08. Registration Statement; Other Information. None of the information with respect to Ultrak, Newco or the Merger to be included in the Registration Statement or any amendments thereof or supplements thereto, at the time of effectiveness, at the time of the filing of the Registration Statement and any amendments thereof or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Ultrak with respect to information supplied by GPS. No representation is made by Ultrak with respect to any forward looking information which may have been supplied to GPS.

        5.09. Brokers and Finders. Neither of Ultrak, Newco, nor any officer or director of Ultrak has employed any broker, finder, or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, or finders' fees in connection with the transactions contemplated hereby.


                 ARTICLE VI:  JOINT COVENANTS OF ULTRAK AND GPS

        6.01. Access. Each of Ultrak and GPS will afford to one another and to one another's officers, employees, accountants, counsel, and other authorized representatives, full and complete access during normal business hours, throughout the period prior to the Closing Date, to its and, in the case of Ultrak also Newco's, properties, personnel, contracts, commitments, books, records (including but not limited to tax returns) and reports, schedules or other documents and will use all its reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information as to its and, in the case of Ultrak, also Newco's, respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request.

        6.02. Notice of any Material Change. Each of Ultrak and GPS, promptly after the first notice or occurrence thereof, but not later than the Closing Date, shall disclose to the other in writing the occurrence of any event or the existence of any state of facts that: (a) had such event occurred or such facts existed or been known at the date hereof, would have been required to have been set forth in this Agreement; (b) would make any of its representations and warranties in this Agreement untrue in any material respect;

or (c) would otherwise constitute a material adverse change in the business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) of Ultrak (or Newco) or GPS, as the case may be. No notice hereunder will have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties set forth elsewhere in this Agreement.

        6.03. Cooperation. Ultrak and GPS will: (a) cooperate with one another in determining whether any filings are required to be made with or consents, authorizations, clearances and approvals required to be obtained from, any governmental or regulatory authorities in any jurisdiction or any third party prior to the Closing Date in connection with the consummation of the transactions contemplated in this Agreement and cooperate in making any such filings promptly and in seeking timely to obtain any such consents; (b) keep each other informed in connection with the transactions contemplated by this Agreement; (c) cooperate with one another and expend reasonable amounts in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and (d) take such actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and use all its reasonable efforts to satisfy all conditions precedent to the obligations to close such transactions.

        6.04. Confidentiality. Each party to this Agreement will take all reasonable precautions to maintain the confidentiality of any information concerning any other party or any affiliate of any other party provided to or discovered by it or its representatives and will not disclose such information to anyone other than those people directly involved in the investigation and negotiations pertaining to the transactions contemplated hereby. Each party further agrees that in the event the transactions contemplated by this Agreement are not consummated, it will return or destroy all documents and records obtained from any other party during the course of its investigation or negotiations pertaining to the transactions contemplated hereby and will use all its reasonable efforts to cause all information with respect to such other party and its businesses which it obtained pursuant to this Agreement to be kept confidential. Notwithstanding the foregoing, the obligation of any party to maintain confidentiality with respect to information received by it will not apply to any disclosure of information required to be disclosed in the Registration Statement or that is required to be disclosed by applicable state blue sky statutes or other applicable law in connection with the transactions described in the Registration Statement.

        6.05. No Solicitation. Until the Closing Date, GPS covenants that neither it nor its officers, directors, agents, or affiliates, will: (a) directly or indirectly, encourage, solicit or initiate discussion or negotiations with any corporation, partnership, person or other entity or group concerning any merger, sale of all or substantially all of the assets, business combination, sale of shares of capital stock or similar transactions involving GPS, whether by providing nonpublic information or otherwise; or (b) disclose, directly or indirectly, any information not customarily disclosed to any person concerning its business and properties, afford to any other person access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing. In the event GPS receives any offer or inquiry for a transaction of the type referred to in (a) above, such party will promptly inform Ultrak and Newco as to any such offer.

        6.06. Public Announcements. Both GPS and Ultrak will consult with the other before issuing any press release, public announcement, or make any public filing regarding this Agreement and the Merger, and will not, unless otherwise required by law, issue any such press release prior to such consultation.

                         ARTICLE VII:  COVENANTS OF GPS

        7.01 Conduct of Business by GPS. Prior to the Closing Date, and except as may be permitted, required or contemplated pursuant to this Agreement or as specifically or as may be consented to in writing by Ultrak, GPS:

                 (a) will conduct its operations in the ordinary and usual course of business consistent with past and current practices, and will use all its reasonable efforts to maintain and preserve intact its business organization and goodwill, to retain the service of its key officers and employees, and to maintain satisfactory relationships with customers and those having business relationships with it;

                 (b) will not declare or pay any dividends on its outstanding shares of capital stock;

                 (c) will not propose or adopt any amendments to its Articles of Incorporation or Bylaws;

                 (d) will not issue any shares of its capital stock or effect any stock split or otherwise change its current capitalization except as described inSection 3.05 of the Disclosure Schedule;

                 (e) will not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

                 (f) will not purchase or redeem any shares of its capital stock;

                 (g) will not make any loan or advance to any shareholder, officer, director, or employee;

                 (h) will not increase the compensation of or pay or accrue any bonus to any employee other than in accordance with past established practices; and/or

                 (i) unless otherwise required by law, will not agree to take any action that would make any representation or warranty in
         Article II hereof untrue or incorrect.

        7.02. Videotec. GPS will assist Ultrak in obtaining a direct Supply Agreement (the "Supply Agreement") between Ultrak and Videotec, S.R.I. ("Videotec") under terms and conditions which are similar to the terms and conditions to GPS in the Distribution Agreement, dated July 1, 1994, between GPS and Videotec.


                   ARTICLE VIII:  JOINT CONDITIONS PRECEDENT

         Except as may be waived by all parties, the obligations of Ultrak, Newco, and GPS to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

        8.01. Shareholder Approval. The stockholders of GPS shall have duly approved the Merger and the Certificates of Merger.

        8.02. Absence of Litigation. No governmental agency or authority shall have instituted, or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or otherwise would materially interfere with the operation of the assets and business of Newco and Ultrak after the Merger.

         8.03. Shares Exchanged. There will be Ultrak Stock exchanged for at least ninety-nine percent (99%) of the GPS Stock on the Closing Date.


           ARTICLE IX:  CONDITIONS PRECEDENT TO ULTRAK'S OBLIGATIONS

         The obligations of Ultrak and Newco to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or before the Closing Date of each of the following conditions:

        9.01. Representations and Warranties; Compliance. The representations and warranties of GPS and the Signing Shareholders in this Agreement shall have been true and correct in all material respects on and as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and the covenants and agreements of GPS in this Agreement shall have been complied with in all material respects. On the Closing Date, GPS will provide Ultrak with a Certificate of Compliance in the form of Exhibit 9.01-A and a certificate of the Signing Shareholders to such effect in the form of Exhibit 9.01-B.

        9.02. No Material Adverse Change. There shall have been no material adverse change in GPS's business, properties, assets, liabilities, results of operations or condition, financial or otherwise, including, but not limited to, the financial information set forth in the Financial Statements as of May 31, 1995 and June 30, 1995.

        9.03. Employment Agreement. Bais shall have executed an Employment Agreement with Ultrak in form acceptable to Ultrak.

        9.04. Board Approval. Ultrak's Board of Directors shall have approved the Merger.

        9.05 Conversion of the Note. CIL shall have converted the Note into GPS Stock.

        9.06 FIST. Bais and CIL will transfer 100% of the ownership of FIST, to Ultrak. Bais and CIL shall have executed a Certificate in the form of
Exhibit 9.06-A. Each of Profabel, Sicurit Alarmitalia, and Video Engineering shall have executed the Consent and Agreement, in substantially the form attached hereto as Exhibit 9.06-B.

        9.07  Videotec.  VideoTec shall have executed the Supply Agreement.

             ARTICLE X:  CONDITIONS PRECEDENT TO GPS'S OBLIGATIONS

         The obligations of GPS to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or before the Closing Date of each of the following conditions:

       10.01. Representations and Warranties; Compliance. The representations and warranties of Ultrak in this Agreement shall have been true and correct in all material respects on and as of the Signing Date and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and the covenants and agreements of Ultrak in this Agreement shall have been complied with in all material respects. On the Closing Date, Ultrak will provide GPS with a Certificate of Compliance to such effect in the form of Exhibit 10.01.

       10.02. No Material Adverse Change. There shall have been no material adverse change in Ultrak's assets, liabilities, results of operations or condition, financial or otherwise.


                       ARTICLE XI:  WAIVER AND AMENDMENT


         11.01. Modification, Amendment and Waiver. This Agreement may not be modified unless such modification is in writing and signed by all parties hereto. No waiver of any term of this Agreement shall be enforceable unless in writing and signed by the party against which it is sought to be changed. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party.


                          ARTICLE XII:  MISCELLANEOUS

       12.01. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, GPS's legal fees and expenses in connection with this Agreement and the transactions contemplated hereby shall not exceed $10,000. To the extent legal fees and expenses of GPS exceed $10,000, then such excess shall be paid by the Signing Shareholders.

       12.02. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered the same agreement and faxed copies of manually executed signature pages to this Agreement will be fully binding and enforceable without the need for delivery of the manually executed signature page.

       12.03.  GOVERNING LAW.  TEXAS LAW GOVERNS THIS AGREEMENT.

       12.04. Notices. All notices hereunder will be in writing and will be deemed given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as will be specified by like notice) and will be deemed given on the date on which so hand- delivered or on the third business day following the date on which so mailed to the address set forth opposite the name and signature block for each party to this Agreement.

       12.05. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

       12.06. Assignments; Entire Agreement; Headings. This Agreement shall not be assignable by operation of law or otherwise. Any attempted assignment of this Agreement shall be void. This Agreement, the Schedules attached hereto, and the Exhibits attached hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All Schedules, Exhibits, and documents and agreements referred to herein or attached hereto are fully and completely incorporated herein effective as of the first reference herein. The headings contained in this Agreement are for reference purposes and will not affect in any way the meaning or interpretation of this Agreement. Use of "herein," "hereof" or similar terms refer to this Agreement as a whole.

                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                        ULTRAK, INC.


1220 Champion Circle                    By: /s/ George K. Broady
Suite 100                                   -----------------------------------
Carrollton, Texas  75006                    George K. Broady, President
Attn:  George K. Broady                     and CEO


                                        BLC & ASSOCIATES, INC.
                                        d/b/a G.P.S. STANDARD U.S.A.


8939 S. Sepulveda Blvd.                 By: /s/ Mathiew Bais
Los Angeles, CA  90045                      -----------------------------------
                                            Mathiew Bais, President


                                        GPS ACQUISITION CORP.


1220 Champion Circle                    By: /s/ George K. Broady
Suite 100                                   ----------------------------------
Carrollton, Texas  75006                    George K. Broady, President
Attn:  George K. Broady

Address for each Signing
Shareholder:

                                            /s/ Mathiew Bais
8939 S. Sepulveda Blvd.                     ----------------------------------
Los Angeles, CA  90045                      MATHIEW BAIS



                                        COMMODORE INVESTMENTS LTD.

B. Wirth, Buelstrasse 21,               By: /s/ Bruno Wirth and /s/ Hans Haag
8966 Oberwil-Lieli, Switzerland             -----------------------------------
H. Haag, Berninastrasse 61,             Printed Name: Bruno Wirth and Hans Haag
8057 Zurich-Switzerland                               -------------------------
                                        Its: Directors
                                             ----------------------------------

                                EXHIBIT 1.01(A)

                             ARTICLES OF MERGER OF
                             BUSINESS CORPORATIONS


         Pursuant to Article 5.04 of the Texas Business Corporation Act, as amended, the undersigned domestic corporations hereby adopt the following Articles of Merger for the purpose of merging them into one of such corporations:

         1.      The names of the undersigned corporations are as follows:

                 Name of Corporation

                 BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.) ("GPS")

                 GPS Acquisition Corp. ("Acquisition")

         2. The name of the surviving corporation after the merger shall be BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.), a California corporation, and it shall be governed by the laws of the State of California. The registered agent of the surviving corporation after the merger shall be ______________, and the registered office of the surviving corporation after the merger shall be __________________ ____________________________________.

         3. The Agreement and Plan of Reorganization dated as of August 1, 1995 (the "Plan"), a copy of which is attached as Exhibit A hereto, was approved by the shareholders of Acquisition in the manner prescribed by the Texas Business Corporation Act, as amended and was approved by the shareholders of GPS in the manner prescribed by the California General Corporation Law, as amended.

         4. As to each of the undersigned corporations, the numbers of shares outstanding and entitled to vote on the Plan are:

                                                            No. of Shares
                                  No. of Shares               Entitled
                                   Outstanding                 to Vote
                                  -------------             -------------
         GPS                        205,714                    205,714

         Acquisition                  1,000                      1,000

Each of the undersigned corporations has only one class of capital stock outstanding.

         5. As to each of the undersigned corporations, the numbers of shares voted for and against the Plan, respectively, are:

                                  Voted For                 Voted Against
                                  ---------                 -------------
         GPS                      205,714                        0

         Acquisition                1,000                        0

No shares of either of the undersigned corporations were entitled to vote as a class or a series with respects to the Plan.

         IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be executed by and on its behalf and in its corporate name as of _____________, 1995.


                                        BLC & ASSOCIATES, INC.,
                                        (d/b/a G.P.S. Standard U.S.A.),
                                        a California corporation


                                        By:
                                            -----------------------------------
                                        Mathiew Bais, President


                                        GPS ACQUISITION CORP.,
                                        a Texas corporation
                                        (d/b/a G.P.S. Standard U.S.A.)


                                        By:
                                            -----------------------------------
                                            George K. Broady, President

                                EXHIBIT 1.01(B)

                             OFFICERS' CERTIFICATE

                                       OF

                             BLC & ASSOCIATES, INC.


         Mathiew Bais, President and Secretary of BLC & Associates, Inc. (d/b/a G.P.S. Standard U.S.A.), a corporation duly organized and existing under the laws of the State of California ("GPS"), does hereby certify:

         1.      That he is the President and the Secretary of GPS.

         2. The total number of outstanding shares of each class of this corporation entitled to vote on the merger is as follows:

                                                         Total number of shares
                  Class                                      entitled to vote
                 -------                                 ----------------------
                 Common                                          205,714



         3. That the principal terms of the agreement of merger (the "Merger Agreement") in the form, attached hereto as Exhibit A, were approved by the shareholders of GPS by an unanimous vote of shareholders of all the outstanding common stock of GPS.

         4. That each class entitled to vote and the minimum percentage vote of each such class is as follows:

                                                         Minimum percentage vote
                                                         required to approve the
                  Class                                            merger
                 -------                                 -----------------------
                 Common                                     more than 67 percent



         5. That no votes of the shareholders of Ultrak, Inc., a Colorado corporation and the sole shareholder of GPS Acquisition Corp., a Texas corporation and the corporation merging with and into GPS pursuant to the Merger Agreement are required to approve said agreement of merger.

         Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at ______________________________________________
__________, on _______________________, 1995.




                                        --------------------------------------
                                        Mathiew Bais, President and Secretary

                             OFFICERS' CERTIFICATE

                                       OF

                             GPS ACQUISITION CORP.


         We, George K. Broady, President and Tim D. Torno, Secretary of GPS Acquisition Corp., a corporation duly organized and existing under the laws of the State of Texas ("GPS Acquisition"), do hereby certify:

         1. That they are the President and the Secretary, respectively of GPS Acquisition.

         2. The total number of outstanding shares of each class of this corporation entitled to vote on the merger is as follows:

                                                         Total number of shares
                  Class                                      entitled to vote
                 -------                                 ----------------------
                 Common                                           1,000




         3. That the principal terms of the agreement of merger in the form attached were approved by the shareholders of this corporation by a vote of the number of shares of each class which equalled or exceeded the vote required by each class to approve said agreement of merger.

         4. That each class entitled to vote and the minimum percentage vote of each such class is as follows:

                                                         Minimum percentage vote
                                                         required to approve the
                  Class                                            merger
                 -------                                 -----------------------
                 Common                                     more than 50 percent


         5. That no votes of the shareholders of Ultrak, Inc., a Colorado corporation and the sole shareholder of GPS Acquisition are required to approve said agreement of merger.

         Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at ________________________________________________
____________, on _______________________, 1995.



                                        -----------------------------------
                                        George K. Broady, President




                                        -----------------------------------
                                        Tim D. Torno, Secretary

                                                                         ANNEX B


                           ARTICLES OF INCORPORATION
                                       OF
                             BLC & ASSOCIATES, INC.



                                       I.

The name of this corporation is BLC & ASSOCIATES, INC.
This corporation is a close corporation.


                                      II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

The name and address in the State of California of this corporation's initial agent for the service of process is:

                                 CHRISTINE BUDKA
                                 6917 WEST 85TH STREET
                                 LOS ANGELES, CALIFORNIA  90045


                                      IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000,000. All of this corporation's issued shares of all classes shall be held of record by not more than 35 persons.


                                       V.

The number of directors of this corporation shall be three: the name(s) and address(es) of the person(s) who are appointed to act as the first director(s) of this corporation is/are:

     NAME                                   ADDRESS

CHRISTINE BUDKA           6917 W. 85TH STREET-LOS ANGELES, CA 90045

BARON GREY                6917 W. 85TH STREET-LOS ANGELES, CA 90045

DAVID PELKA               6917 W. 85TH STREET-LOS ANGELES, CA 90045


DATED         1 SEPTEMBER 1983


CHRISTINE BUDKA/SIG:      /s/ Christine Budka
                          -----------------------------------------

BARON GREY/SIG:           /s/ Baron Grey
                          -----------------------------------------

DAVID PELKA/SIG:          /s/ David Pelka
                          -----------------------------------------



I/we hereby declare that I/we are the person(s) who executed the foregoing Articles of Incorporation, which execution is my/our act and deed.

CHRISTINE BUDKA/SIG:      /s/ Christine Budka
                          -----------------------------------------

BARON GREY/SIG:           /s/ Baron Grey
                          -----------------------------------------

DAVID PELKA/SIG:          /s/ David Pelka
                          -----------------------------------------

                                                                         ANNEX C


                                   BY LAWS Of

                             BLC & ASSOCIATES, INC.

                           (A California Corporation)

                                   ARTICLE I
                             SHAREHOLDERS' MEETINGS

Section 1. TIME. An annual meeting for the election of directors and for the transaction of any other proper business and any special meeting shall be held on the date and at the time as the Board of Directors shall from time to time fix. Time of Meeting: 09:00 o'clock A.M. Date of Meeting: The day of September 15th.

Section 2. PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of California, as the Directors may, from time to time, fix. Whenever the Directors shall fail to fix such place, the meetings shall be held at the principal executive office of the corporation.

Section 3. CALL. Annual meetings may be called by the Directors, by the Chairman of the Board, if any, Vice Chairman of the Board, if any, the President, if any, the Secretary, or by any officer instructed by the Directors to call the meeting. Special meetings may be called in like manner and by the holders of shares entitled to cast not less than ten percent of the votes at the meeting being called.

Section 4. NOTICE. Written notice stating the place, day and hour of each meeting, and, in the case of a special meeting, the general nature of the business to be transacted or, in the case of an Annual Meeting, those matters which the Board of Directors, at the time of mailing of the notice, intends to present for action by the shareholders, shall be given not less than ten days (or not less than any such other minimum period of days as may be prescribed by the General Corporation Law) or more than sixty days (or more than any such maximum period of days as may be prescribed by the General Corporation Law) before the date of the meeting, by mail, personally, or by other means of written communication, charges prepaid by or at the direction of the Directors, the President, if any, the Secretary or the officer or persons calling the meeting, addressed to each shareholder at his address appearing on the books of the corporation or given by him to the corporation for the purpose

                                                                         ANNEX C


of notice, or, if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the said principal executive office is located. Such notice shall be deemed to be delivered when deposited in the United States mail with first class postage therein prepaid, or sent by other means of written communication addressed to the shareholder at his address as it appears on the stock transfer books of the corporation. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of notice to be presented by management for election. At an annual meeting of shareholders, any matter relating to the affairs of the corporation, whether or not stated in the notice of the meeting, may be brought up for action except matters which the General Corporation Law requires to be stated in the notice of the meeting. The notice of any annual or special meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. When a meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken; provided that, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

Section 5. CONSENT. The transaction of any meeting, however called and noticed, and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the shareholders or his proxy signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting constitutes a waiver of notice of such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting shall not constitute a waiver of any right to object to the consideration of matters required by the General Corporation Law to be included in the notice if such objection is expressly made at the meeting. Except as otherwise provided in subdivision (f) of Section 601 of the General Corporation Law, neither the business to be transacted at nor the purpose of any regular or special meeting need be specified in any written waiver of notice.

Section 6. CONDUCT OF MEETING. Meetings of the shareholders shall be presided over by one of the following officers in the order of seniority and if present and acting -- the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, if any, a Vice President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the shareholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but, if neither the Secretary nor an Assistant Secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting.

Section 7. PROXY REPRESENTATION. Every shareholder may authorize another person or persons to act as his proxy at a meeting or by written action. No proxy shall be valid after the expiration of eleven months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the person executing it prior to the vote or written action pursuant thereto, except as otherwise provided by the General Corporation Law. As used herein, a "proxy" shall be deemed to mean a written authorization signed by a shareholder or a shareholder's attorney in fact giving another person or persons power to vote or consent in writing with respect to the shares of such shareholder, and "Signed" as used herein shall be deemed to mean the placing of such shareholder's name on the proxy, whether by manual signature, typewriting, telegraphic transmission or otherwise by such shareholder or such shareholder's attorney in fact. Where applicable, the form of any proxy shall comply with the provisions of Section 604 of the General Corporation Law.

Section 8. INSPECTORS - APPOINTMENT. In advance of any meeting, the Board of Directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or, if any persons so appointed fail to appear or refuse to act, the Chairman of any meeting of shareholders may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election, or persons to replace any of those who so fail or refuse, at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares represented shall determine whether one or three inspectors are to be appointed.

         The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes, ballots, if any, or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. If there are three inspectors of election, the decision, act, or certificate of a majority shall be effective in all respects as the decision, act, or certificate of all.

Section 9. SUBSIDIARY CORPORATIONS. Shares of this corporation owned by a subsidiary shall not be entitled to vote on any matter. A subsidiary for these purposes is defined as a corporation, the shares of which possessing more than 25% of the total combined voting power of all classes of shares entitled to vote, are owned directly or indirectly through one or more subsidiaries.

Section 10. QUORUM; VOTE; WRITTEN CONSENT. The holders of a majority of the voting shares shall constitute a quorum at a meeting of shareholders for the transaction of any business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum if any action taken, other than adjournment, is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented thereat, but no other business may be transacted except as hereinbefore provided.

         In the election of directors, a plurality of the votes cast shall elect. No shareholder shall be entitled to exercise the right of cumulative voting at a meeting for the election of directors unless the candidate's name or the candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for such candidates in nomination.

         Except as otherwise provided by the General Corporation Law, the Articles of Incorporation or these By-Laws, any action required or permitted to be taken at a meeting at which a quorum is present shall be authorized by the affirmative vote of a majority of the shares represented at the meeting.

         Except in the election of directors by written consent in lieu of a meeting, and except as may otherwise be provided by the General Corporation Law, the Articles of Incorporation or these By-Laws, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. Notice of any shareholder approval pursuant to Section 310, 317, 1201 or 2007 without a meeting by less than unanimous written consent shall be given at least ten days before the consummation of the action authorized by such approval, and prompt notice shall be given of the taking of any other corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders entitled to vote who have not consented in writing.

Section 11. BALLOT. Elections of directors at a meeting need not be by ballot unless a shareholder demands election by ballot at the election and before the voting begins. In all other matters, voting need not be by ballot.

Section 12. SHAREHOLDERS' AGREEMENTS. Notwithstanding the above provisions in the event this corporation elects to become a close corporation, an agreement between two or more shareholders thereof, if in writing and signed by the parties thereof, may provide that in exercising any voting rights the shares held by them shall be voted as provided therein or in Section 706, and may otherwise modify these provisions as to shareholders' meetings and actions.

                                 ARTICLE II
                             BOARD OF DIRECTORS

Section 1. FUNCTIONS. The business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of its Board of Directors. The Board of Directors may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person, provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board of Directors. The Board of Directors shall have authority to fix the compensation of directors for services in any lawful capacity.

         Each director shall exercise such powers and otherwise perform such duties in good faith, in the manner such director believes to be in the best interests of the corporation, and with care, including reasonable inquiry, using ordinary prudence, as a person in a like position would use under similar circumstances. (Section 309).

Section 2. EXCEPTION FOR CLOSE CORPORATION. Notwithstanding the provisions of Section 1, in the event that this corporation shall elect to become a close corporation as defined in Section 158, its shareholders may enter into a Shareholders' Agreement as provided in Section 300 (b). Said Agreement may provide for the exercise of corporate powers and the management of the business and affairs of this corporation by the shareholders, provided however such agreement shall, to the extent and so long as the discretion or the powers of the Board in its management of corporate affairs is controlled by such agreement, impose upon each shareholder who is a party thereof, liability for managerial acts performed or omitted by such person pursuant thereto otherwise imposed upon Directors as provided in Section 300(d).

Section 3. QUALIFICATIONS AND NUMBER. A director need not be a shareholder of the corporation, a citizen of the United States, or a resident of the State of California. The authorized number of directors constituting
the Board of Directors until further changed shall be     .  Thereafter, the
authorized number of directors constituting the Board shall be at least three provided that, whenever the corporation shall have only two shareholders, the number of directors may be at least two, and, whenever the corporation shall have only one shareholder, the number of directors may be at least one.
Subject to the foregoing provisions, the number of directors may be changed from time to time by an amendment of these By-Laws adopted by the shareholders. Any such amendment reducing the number of directors to fewer than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in writing in the case of action by written consent are equal to more than sixteen and two-thirds percent of the outstanding shares. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director.

Section 4. ELECTION AND TERM. The initial Board of Directors shall consist of the persons elected at the meeting of the incorporator, all of whom shall hold office until the first annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier resignation or removal from office. Thereafter, directors who are elected to replace any or all of the members of the initial Board of





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Directors or who are elected at an annual meeting of shareholders, and directors who are elected in the interim to fill vacancies, shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier resignation, removal from office, or death. In the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, any vacancies in the Board of Directors, including vacancies resulting from an increase in the authorized number of directors which have not been filled by the shareholders, including any other vacancies which the General Corporation Law authorizes directors to fill, and including vacancies resulting from the removal of directors which are not filled at the meeting of shareholders at which any such removal has been effected, if the Articles of Incorporation or a By-Law adopted by the shareholders so provides, may be filled by the vote of a majority of the directors then in office or of the sole remaining director, although less than a quorum exists. Any director may resign effective upon giving written notice to the Chairman of the Board, if any, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to the office when the resignation becomes effective.

         The shareholders may elect a director at any time to fill any vacancy which the directors are entitled to fill, but which they have not filled. Any such election by written consent shall require the consent of a majority of the shares.

Section 5.       INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
AND AGENTS. The corporation may indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.


Section 6.       MEETINGS.

         TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

         PLACE. Meetings may be held at any place, within or without the State of California, which has been designated in any notice of the meeting, or, if not stated in said notice, or, if there is no notice given, at the place designated by resolution of the





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Board of Directors.

         CALL. Meetings may be called by the Chairman of the Board, if any and acting, by the Vice Chairman of the Board, if any, by the President, if any, by any Vice President or Secretary, or by any two directors.

         NOTICE AND WAIVER THEREOF. No notice shall be required for regular meetings for which the time and place have been fixed by the Board of Directors. Special meetings shall be held upon at least four days' notice by mail or upon at least forty-eight hours notice delivered personally or by telephone or telegraph. Notice of a meeting need not be given to any director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. A notice or waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

Section 7. SOLE DIRECTOR PROVIDED BY ARTICLES OF INCORPORATION. In the event only one director is required by the By-Laws or Articles of Incorporation, then any reference herein to notices, waivers, consents, meetings or other actions by a majority or quorum of the directors shall be deemed to refer to such notice, waiver, etc., by such sole director, who shall have all the rights and duties and shall be entitled to exercise all of the powers and shall assume all the responsibilities otherwise herein described as given to a Board of Directors.

Section 8. QUORUM AND ACTION. A majority of the authorized number of directors shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided such majority shall constitute at least either one-third of the authorized number of directors or at least two directors, whichever is larger, or unless the authorized number of directors is only one. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors, if any, who were not present at the time of the adjournment. Except as the Articles of Incorporation, these By-Laws and the General Corporation Law may otherwise provide, the act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be the act of the Board of Directors. Members of the Board of Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and participation by such use shall be deemed to constitute presence in person at any such meeting.

         A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action which may be taken is approved by at least a majority of the required quorum for such meeting.

Section 9. CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, the Vice Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the President, if any and present and acting, or any director chosen by the Board, shall preside.

Section 10. REMOVAL OF DIRECTORS. The entire Board of Directors or any individual director may be removed from office without cause by approval of the holders of at least a majority of the shares provided, that unless the entire Board is removed, an individual director shall not be removed when the votes cast against such removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election of directors at which the same total number of votes were cast, or, if such action is taken by written consent, in lieu of a meeting, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. If any or all directors are so removed, new directors may be elected at the same meeting or by such written consent. The Board of Directors may declare vacant the office of any director who has been declared of unsound mind by an order of court or convicted of a felony.

Section 11. COMMITTEES. The Board of Directors, by resolution adopted by a majority of the authorized number of directors, may designate one or more committees, each consisting of two or more directors to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have all the authority of the Board of Directors except such authority as may not be delegated by the provisions of the General Corporation Law.

Section 12. INFORMAL ACTION. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes thereof. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 13. WRITTEN ACTION. Any action required or permitted to be taken may be taken without a meeting if all of the members of the Board of Directors shall individually or collectively consent in writing to such action. Any such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

                                 ARTICLE III
                                  OFFICERS

Section 1. OFFICERS. The officers of the corporation shall be a Chairman of the Board or a President or both, a Secretary and a Chief Financial Officer. The corporation may also have, at the discretion of the Board of Directors, one or more Vice Presidents, one or more Assistant Secretaries and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article. One person may hold two or more offices.

Section 2. ELECTION. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or
Section 5 of this Article shall be chosen annually by the Board of Directors, and each shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

Section 3. SUBORDINATE OFFICERS, ETC. The Board of Directors may appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the By-Laws or as the Board of Directors may from time to time determine.

Section 4. REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board, or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

         Any officer may resign at any time by giving written notice to the Board of Directors, or to the President, or to the Secretary of the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the By-Laws for regular appointments to such office.

Section 6. CHAIRMAN OF THE BOARD. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the By-Laws.

Section 7. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the shareholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be ex officio a member of all the standing committees, including the Executive Committee, if any, and shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws.

Section 8. VICE PRESIDENT. In the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to, all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the By-Laws.

Section 9. SECRETARY. The Secretary shall keep, or cause to be kept, a book of minutes at the principal office or such other place as the Board of Directors may order, of all meetings of Directors and Shareholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Directors' meetings, the number of shares present or represented at Shareholders' meetings and the proceedings thereof.

         The Secretary shall keep, or cause to be kept, at the principal office or at the office of the corporation's transfer agent, a share register, or duplicate share register, showing the names of the shareholders and their addresses; the number and classes of shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

         The Secretary shall give, or cause to be given, notice of all the meetings of the shareholders and of the Board of Directors required by the By-Laws or by law to be given, and he shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the By-Laws.

Section 10. CHIEF FINANCIAL OFFICER. This officer shall keep and maintain, or cause to be kept and maintained in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or surplus) and shares. The books of account shall at all reasonable times be open to inspection by any director.

         This officer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all his transactions and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the By-Laws.

                                 ARTICLE IV
                    CERTIFICATES AND TRANSFERS OF SHARES

Section 1. CERTIFICATES FOR SHARES. Each certificate for shares of the corporation shall set forth therein the name of the record holder of the shares represented thereby, the number of shares and the class or series of shares owned by said holder, the par value, if any, of the shares represented thereby, and such other statements, as applicable, prescribed by Sections 416 - 419, inclusive, and other relevant Sections of the General Corporation Law of the State of California (the

"General Corporation Law") and such other statements, as applicable, which may be prescribed by the Corporate Securities Law of the State of California and any other applicable provision of the law. Each such certificate issued shall be signed in the name of the corporation by the Chairman of the Board of Directors, if any, or the Vice Chairman of the Board of Directors, if any, the President, if any, or a Vice President, if any, and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate for shares may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate for shares shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

         In the event that the corporation shall issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor, any such certificate for shares shall set forth thereon the statements prescribed by Section 409 of the General Corporation Law.

Section 2. LOST OR DESTROYED CERTIFICATES FOR SHARES. The corporation may issue a new certificate for shares or for any other security in the place of any other certificate theretofore issued by it, which is alleged to have been lost, stolen or destroyed. As a condition to such issuance, the corporation may require any such owner of the allegedly lost, stolen or destroyed certificate or any such owner's legal representative to give the corporation a bond, or other adequate security, sufficient to indemnify it against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. SHARE TRANSFERS. Upon compliance with any provisions of the General Corporation Law and/or the Corporate Securities Law of 1968 which may restrict the transferability of shares, transfers of shares of the corporation shall be made only on the record of shareholders of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes, if any, due thereon.

Section 4. RECORD DATE FOR SHAREHOLDERS. In order that the corporation may determine the shareholders entitled to notice of any meeting or to vote or be entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the Board of Directors may fix, in advance a record date, which shall not be more than sixty days or fewer than ten days prior to the date of such meeting or more than sixty days prior to any other action.

         If the Board of Directors shall not have fixed a record date as aforesaid, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given; and the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto, or the sixtieth day prior to the day of such other action, whichever is later.

         A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, but the Board of Directors shall fix a new record date if the meeting is adjourned for more than forty-five days from the date set for the original meeting.

         Except as may be otherwise provided by the General Corporation Law, shareholders on the record date shall be entitled to notice and to vote or to receive any dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date.

Section 5. REPRESENTATION OF SHARES IN OTHER CORPORATIONS. Shares of other corporations standing in the name of this corporation may be voted or represented and all incidents thereto may be exercised on behalf of the corporation by the Chairman of the Board, the President or any Vice President or any other person authorized by resolution of the Board of Directors.

Section 6. MEANING OF CERTAIN TERMS. As used in these By-Laws in respect of the right to notice of a meeting of shareholders or a waiver thereof or to participate or vote thereat or to assent or consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "shareholder" or "shareholders" refers to an outstanding share or shares and to a holder or holders of record or outstanding shares when the corporation is authorized to issue only one class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the Articles of Incorporation confer such rights where there are two or more classes or series of shares or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the Articles of Incorporation may provide for more than one class or series of shares, one or more of which are limited or denied such rights thereunder.

Section 7. CLOSE CORPORATION CERTIFICATES. All certificates representing shares of this corporation, in the event it shall elect to become a close corporation, shall contain the legend required by Section 418 (c).

                                  ARTICLE V
             EFFECT OF SHAREHOLDERS' AGREEMENT-CLOSE CORPORATION

Any Shareholders' Agreement authorized by Section 300 (b) shall only be effective to modify the terms of these By-Laws if this corporation elects to become a close corporation with appropriate filing of or amendment to its Articles as required by Section 202 and shall terminate when this corporation ceases to be a close corporation. Such an agreement cannot waive or alter Sections 158 (defining close corporations), 202 (requirements of Articles of Incorporation), 500 and 501 relative to distributions, 111 (merger), 1201(e) (reorganization) or Chapters 15 (Records and Reports), 16 (Rights of Inspection), 18 (Involuntary Dissolution) or 22 (Crimes and Penalties). Any other provisions of the Code or these By-Laws may be altered or waived thereby, but to the extent they are not so altered or waived, these By-Laws shall be applicable.

                                 ARTICLE VI
              CORPORATE CONTRACTS AND INSTRUMENTS-HOW EXECUTED

The Board of Directors, except as in the By-Laws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation.
Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or agreement, or to pledge its credit, or to render it liable for any purposes or any amount, except as provided in Section 313 of the Corporations Code.

                                 ARTICLE VII
                            CONTROL OVER BY-LAWS

After the initial By-Laws of the corporation shall have been adopted by the incorporator or incorporators of the corporation, the By-Laws may be amended or repealed or new By-Laws may be adopted by the shareholders entitled to exercise a majority of the voting power or by the Board of Directors; provided, however, that the Board of Directors shall have no control over any By-Law which fixes or changes the authorized number of directors of the corporation; provided, further, that any control over the By-Laws herein vested in the Board of Directors shall be subject to the authority of the aforesaid shareholders to amend or repeal the By-Laws or to adopt new By-Laws; and provided further that any By-Law amendment or new By-Law which changes the minimum number of directors to fewer than five shall require authorization by the greater proportion of voting power of the shareholders as hereinbefore set forth.

                                ARTICLE VIII
                     BOOKS AND RECORDS - STATUTORY AGENT

Section 1. RECORDS: STORAGE AND INSPECTION. The corporation shall keep at its principal executive office in the State of California, or, if its principal executive office is not in the State of California, the original or a copy of the By-Laws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California, and, if the corporation has no principal business office in the State of California, it shall upon request of any shareholder furnish a copy of the By-Laws as amended to date.

         The corporation shall keep adequate and correct books and records of account and shall keep minutes of the proceedings of its shareholders, Board of Directors and committees, if any, of the Board of Directors. The corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each. Such minutes shall be in written form. Such other books and records shall be kept either in written form or in any other form capable of being converted into written form.

Section 2. RECORD OF PAYMENTS. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 3. ANNUAL REPORT. Whenever the corporation shall have fewer than one hundred shareholders, the Board of Directors shall not be required to cause to be sent to the shareholders of the corporation the annual report prescribed by Section 1501 of the General Corporation Law unless it shall determine that a useful purpose would be served by causing the same to be sent or unless the Department of Corporations, pursuant to the provisions of the Corporate Securities Law of 1968, shall direct the sending of the same.

Section 4. AGENT FOR SERVICE. The name of the agent for service of process within the State of California is Christine Budka and the address of such registered agent is located at 6917 West 85th Street, Los Angeles, California 90045.

                     CERTIFICATE OF ADOPTION OF BY-LAWS


ADOPTION BY INCORPORATOR(S) OR FIRST DIRECTOR(S).

         The undersigned person(s) appointed in the Articles of Incorporation to act as the Incorporator(s) or First Director(s) of the above-named corporation hereby adopt the same as the By-Laws of said corporation.

         Executed this 15  day of September, 1983


                                        /s/ Mathiew Bais
                                        ----------------------------------
                                        Mathiew Bais

THIS IS TO CERTIFY:

         That I am the duly-elected, qualified and acting Secretary of the above-named corporation; that the foregoing By-Laws were adopted as the By-Laws of said corporation on the date set forth above by the person(s) appointed in the Articles of Incorporation to act as the Incorporator(s) or First Director(s) of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal this 15 day of September, 1983


                                        /s/ Christine Bais
                                        ----------------------------------
                                        Secretary

                                   (SEAL)

CERTIFICATE BY SECRETARY OF ADOPTION BY SHAREHOLDERS' VOTE. THIS IS TO CERTIFY:

         That I am the duly-elected, qualified and acting Secretary of the above-named corporation and that the above and foregoing Code of By-Laws was submitted to the shareholders at their first meeting held on the date set forth in the By-Laws and recorded in the minutes thereof, was ratified by the vote of shareholders entitled to exercise the majority of the voting power of said corporation.

         IN WITNESS WHEREOF, I have here unto sets my hand this 15 day of September, 1983.

                                        /s/ Christine Bais
                                        ----------------------------------
                                        Secretary

                                                                         ANNEX D
                           ARTICLES OF INCORPORATION
                                       OF
                                 ULTRACOM INC.


         KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of eighteen years or more and desiring to forma body corporate under the laws of the State of Colorado does hereby adopt and deliver in duplicate to the Secretary of State of the State of Colorado, these Articles of Incorporation.

                                   ARTICLE I

                                      Name

         The name of the corporation shall be:  ULTRACOM INC.

                                   ARTICLE II

                               Period of Duration

         The corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

                                  ARTICLE III

                              Purposes and Powers

         1. Purposes. Except as restricted by the Articles of Incorporation, the corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

         2. General Powers. Except as restricted by the Articles of Incorporation, the corporation may exercise all powers which a corporation may exercise legally pursuant to the Colorado Corporation Code including the following:

         (a) To buy, sell, trade, manufacture, deal in and deal with goods, wares and merchandise of every kind and nature, and to carry on such business as wholesalers, retailers, importers and exporters; to acquire all such merchandise, supplies, materials and other articles as shall be necessary or incidental to such business; and to have any and all powers above set forth as fully as natural persons, whether as principals, agents or otherwise.

         (b) To take, hold and acquire by purchase, lease, exchange, merger, or otherwise, and to sell, lease, mortgage, pledge, exchange or otherwise deal in, real property and personal property of every kind, nature, and description and any and all interest therein and wherever situated.

         (c) To construct buildings or other improvements upon its land or upon the lands of others, and to furnish, manage or operate the same.

         (d) To act as agent, nominee, contractor or otherwise, either alone or in company with others, as fully and to the same extent as natural persons might or could do.

         (e) To impose restriction upon the transfer of its own shares in the manner permitted and upon compliance with limitations imposed by law, and upon such terms as its board of directors may direct.

         (f) In general to carry on any lawful business or activity and to have and exercise all of the powers and rights conferred by the laws of the State of Colorado upon corporations formed under such laws.

         The foregoing clauses shall be construed as objects, purposes and powers, and the matters expressed in each clause shall be in no wise limited by reference or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers; the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the general powers and rights of the corporation as provided by law, nor shall the expression of one object, purpose or power be determined to exclude another, although it be of like nature but not expressed.

         3. Partial Liquidations. The board of directors of the corporation may distribute, from time to time, to its shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets in cash or property.

         4. Issuance of Shares. The board of directors of the corporation may divide and issue any class of stock of the corporation in series pursuant to a resolution properly filed with the Secretary of State of Colorado.

                                   ARTICLE IV

                                 Capital Stock

         The aggregate number of shares which this corporation shall authority to issue is thirty million (30,000,000) shares of no par value ($0.00) each, which shares shall be designated "Common Stock".

         This corporation shall also have authority to issue ten million (10,000,000) shares of one cent par value ($0.01) each, which shares shall be designated as "Class "A" Non-Voting Common Stock".

         1. Dividends. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law.

         2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, pro rata to the holders of the Common Stock.

         3. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

         4. Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

         5. "Class "A" Non-Voting Common Stock" shall be identical, in all rights and privileges to and subject to the same restrictions as, the corporation's Common Stock except such "Class "A" Non-Voting Common Stock shall not have voting rights.

                                   ARTICLE V

                Right of Directors to Contract with Corporation

         No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

                 (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

                 (b) The fact of such relationship or interests disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

                 (c) The contract or transaction is fair and reasonable to the corporation.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorities, approves, or ratifies such contract or transaction.

                                   ARTICLE VI

                             Corporate Opportunity

         The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation' minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

                                  ARTICLE VII

                                Indemnification

                              Directors and Others

         1. The corporation shall indemnify any person who was or is a party o is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

         3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

         5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this article.

         6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, o agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article.

         8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

                                  ARTICLE VIII

                               Shareholder Voting

         A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

         When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

                                   ARTICLE IX

                        Adoption and Amendment of Bylaws

         The initial Bylaws of the corporation shall be adopted by its board of directors. The power to alter or amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the holders of common stock may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or these Articles of Incorporation.

                                   ARTICLE X

                     Registered Office and Registered Agent

         The address of the initial registered office of the corporation is 890 South Coors Drive, Lakewood, Colorado 80228, and the name of the initial registered agent at such address is Theodore A. Waibel, Jr. Either the registered office or the registered agent may be changed in the manner permitted by law.

                                   ARTICLE XI

                           Initial Board of Directors

         The number of directors of the corporation shall be fixed by the Bylaws of the corporation, except the initial board of directors of the corporation shall consist of five directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders and until their first annual meeting of shareholders and until their successors are elected and shall qualify are as follows:

                 NAME                              ADDRESS
                 ----                              -------

         Theodore A. Waibel, Jr.           890 South Coors Drive
                                           Lakewood, Colorado 80229

         Kenneth R. Hackett                2782 Bella Vista Lane
                                           Denver, Colorado 80302

         Ronald J. Gustas                  7533 East Bates Drive
                                           Denver, Colorado 80232

         Lessing E. Gold                   8500 Wilshire Boulevard
                                           Beverly Hills, California 90211

         Vincent J. Stefanich              459 South Figway
                                           Lakewood, Colorado 80228


                                  ARTICLE XII

                                  Incorporator



         The name and address of the incorporator is as follows:



                 NAME                              ADDRESS
                 ----                              -------

         Paul H. Metzinger                 2600 Energy Center
                                           717 Seventeenth Street
                                           Denver, Colorado 80202

         IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 8th day of April, 1980.



                                                /s/ Paul H. Metzinger
                                                Paul H. Metzinger

STATE OF COLORADO                 )
                                  )
CITY AND COUNTY OF DENVER         )

         I, the undersigned, a Notary Public, hereby certify that on the 8th day of April, 1980, personally appeared before me, Paul H. Metzinger who being by me first duly swore, declared that he is the person who signed the foregoing document as incorporator, that it was his free and voluntary act and deed, and that the statements therein contained are true.

         WITNESS my hand and official seal.

         My Commission expires:   My commission expires March 8, 1987

                                  /s/
                                  Notary Public

                             ARTICLES OF AMENDMENT

                                    TO THE

                          ARTICLES OF INCORPORATION

         Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Ultracom Inc.

         SECOND: The following amendment to Article I of the Articles of Incorporation was adopted by the shareholders of the corporation in the manner prescribed by the Colorado Corporation Act on July 3, 1980:

                 The name of the Corporation shall be: Ultrak, Inc.

         THIRD: The number of outstanding shares of the corporation at the time of such adoption was 10,500,000 and the number of shares entitled to vote thereon was 10,500,000.

         FOURTH: The number of shares voted for such amendment was 10,500,000 and the number of shares voted against such amendment was 0.

         Dated: July 7, 1980

                                        ULTRACOM, INC.

                                        By  /s/ Theodore A. Waibel, Jr.
                                                President

                                        By   /s/ Assistant Secretary
                                                 Assistant Secretary

                                  VERIFICATION

STATE OF COLORADO         )
 CITY AND                 )       ss.
COUNTY OF DENVER          )

         I, the undersigned, a Notary Public, hereby certify that on the 7th day of July, 1980, personally appeared before me, Theodore A. Waibel, Jr., who being by me first duly sworn, declared that he is the President of Ultracom, Inc., that he signed the foregoing Articles of Amendment to the Articles of Incorporation, that it was his free and voluntary act and deed, and that the statements therein contained are true.

         WITNESS my hand and official seal.

         My Commission expires:   9-17-83

                                 /s/ LEWIS R. TAYLOR
                                 Notary Public

(NOTARIAL SEAL)

                                  [STATE SEAL]

                               STATE OF COLORADO
                                 DEPARTMENT OF
                                     STATE


         I hereby certify that this is a true and complete copy of the document as filed in this office and admitted to record in File No 06885.

                                                      DATED: 10/7/1982

                                                      [illegible]
                                                      Secretary of State
                                                      BY  Murry Sears

                             ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION

                                       OF

                                  ULTRAK, INC.

         Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Ultrak, Inc.

         SECOND: The following amendment to Article IV of the Articles of Incorporation was adopted by the shareholders of the corporation in the manner prescribed by the Colorado Corporation Code on the 30th day of September, 1982.

         The Articles of Incorporation shall be amended by changing Article IV in its entirety to read as follows:

                                   ARTICLE IV

                                 Capital Stock

         The aggregate number of voting common shares which this corporation shall have authority to issue is thirty million (30,000,000) shares of no par value ($0.00) each, which shares shall be designated "Common Stock".

         This corporation also shall have authority to issue ten million (10,000,000) shares of one cent par value ($O.01) each, which shares shall be designated as "Class "A" Non-Voting Common Stock".

         This corporation also shall have the authority to issue two million (2,000,000) shares with a par value of Five Dollars ($5.00) each, which shares shall be designated "Preferred Stock".

                 1. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors, which resolutions shall be filed with the Secretary of State of the State of Colorado as required by law.

                 2.        Each series of Preferred Stock

                              (a)      may have such number of shares;

                              (b) may have such voting powers, full or limited, or may be without voting powers;

                              (c) may be subject to redemption at such time or times and at such prices;

                              (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                              (e)      may have such rights upon the
                 dissolution of, or upon any distribution of the assets of, the Corporation;

                              (f)      may be made convertible into, or
                 exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

                              (g)      may be entitled to the benefit of a
                 sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                              (h)      may be entitled to the benefit of
                 conditions and restrictions upon the creation of indebtedness of this corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and

                              (i)      may have such other relative,
                 participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

         all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

                 3. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

                 4. If the corporation declares or pays a dividend upon any class of Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied), except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the corporation will pay to the holders of Preferred Stock convertible into shares of such class of Common Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the Common Stock had the Preferred Stock been converted immediately prior to the date on which a record is taken, or, if no such record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                 5. If at any time the corporation grants, issues or sells any Option, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Preferred Stock convertible into shares of such class of Common Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate

         Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                 6. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year, plus any required dividends accumulated from prior years.

                 7. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first pro rata to the holders of Preferred Stock until the required amount to be distributed to the Preferred Stock has been distributed, and the remainder pro rata to the holders of the Common Stock.

                 8. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation. "Class "A" Non-Voting Common Stock" shall be identical in all rights and privileges to and subject to the same restrictions as, the corporation's Common Stock except such "Class "A" Non-Voting Common Stock" shall not have voting rights, except as required by law, in which case each share of "Class "A" Non-Voting Common Stock" shall be entitled to one vote. Shares of Preferred stock shall not be entitled to any vote, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote, or except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock.

                 7. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

                             ARTICLES OF AMENDMENT

                                     TO THE

                       AMENDED ARTICLES OF INCORPORATION

         Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended Articles of Incorporation:

         FIRST:  The name of the corporation is Ultrak, Inc.

         SECOND: The following amendment was adopted by the shareholders of the corporation in the manner prescribed by the Colorado Corporation Act on December 22, 1986.

         The Articles of Incorporation shall be amended by amending the first paragraph of Article IV to read as follows:

         The aggregate number of voting common shares which this Corporation shall have authority to issue is fifty million (50,000,000) shares of no par value ($0.00) each, which shares shall be designated "Common Stock.")

         THIRD: The number of outstanding shares of the corporation at the time of such adoption was 20,370,937 and the number of shares entitled to vote thereon was 20,370,937.

         FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

         CLASS                    NUMBER OF SHARES
         -----                    ----------------
         Common                   -0-

         FIFTH: The number of shares voted for such amendment was 15,620,000 and the number of shares voted against such amendment was -0-.

         SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was zero.

         SEVENTH: The manner, if not set forth in such amendment, in which the issued shares provided for in the amendment, shall be effected, is as follows:

         The 20,370,937 common no par value shares issued and outstanding are hereby reversed split 5 for 1 to reduce issued and outstanding common shares to 4,074,187.

         EIGHTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

         No Change

         The undersigned officers hereby verify that these Articles of Amendment have been properly adopted by the undersigned corporation; that the statements contained herein are true; that they signed these Articles of Amendment for and on behalf of the corporation as President and Secretary of the corporation, respectively; and they hereby acknowledge that it was their free and voluntary act and deed.

         DATED:  December 22, 1986


                                            ULTRAK, INC.


                                        By: /s/ THEODORE A WAIBEL, JR.
                                            Theodore A. Waibel, Jr., President

                                        By: /s/ DANIEL P. MURPHY
                                            Daniel P. Murphy, Secretary

STATE OF COLORADO                 )
                                  )  ss.
CITY AND COUNTY OF DENVER         )

         I, a Notary Public in and for the said County and State, hereby certify that on the 22nd day of December, 1986, personally appeared before me Theodore A. Waibel, Jr. and Daniel P. Murphy, who being by me first duly sworn, declared that they are the persons who signed the foregoing document as President and Secretary, respectively, that the statements therein contained are true, and they acknowledged that it was their free and voluntary act and deed.

         WITNESS my hand and official seal.

         My commission expires: Nov 20, 1989


                                                   /s/ PAUL H. METZINGER
                                                   Notary Public

                                  Address:         2410S
                                                   600-17th Street
                                                   Denver, Colorado 80202

(SEAL)

                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                  ULTRAK, INC.

         Effective as of December 28, 1993 (the "Effective Date"), pursuant to the provisions of Section 7-2-109 of the Colorado Corporation Code, Ultrak, Inc. (the "corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation to (i) change the number of authorized shares of its Common Stock, no par value ("Common Stock"), (ii) eliminate the authorization of its Class A Non-Voting Common Stock, $.O1 par value, the authorization of its Series A 8% Cumulative Convertible Preferred Stock and the authorization of its Senior, Series B 8% Cumulative Convertible Preferred Stock, (iii) amend the rights and preferences of the outstanding Series A 12% Cumulative Convertible Preferred Stock to, among other things, increase the voting rights of holders of such Series A Preferred Stock and make other changes to give effect to the reverse stock split referred to in clause (iv) below and paragraph FOURTH of these Articles of Amendment; and (iv) accomplish a reverse stock split of the corporation's Common Stock in the form of a reclassification of the outstanding Common Stock as provided in paragraph FOURTH of these Articles of Amendment.

         FIRST.  The name of the corporation is Ultrak, Inc.

         SECOND. The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on December 17, 1993 to be effective as of the Effective Date:

                 Article IV of the Articles of Incorporation and all Statements of Rights and Designations heretofore filed with the Secretary of State, designating series of shares of

         Preferred Stock thereunder, shall be amended and restated to read as an entirety as follows:


                                   ARTICLE IV

                                 Capital Stock

         1.      Common Stock.

                 The aggregate number of common shares which this corporation shall have authority to issue is Twenty Million (20,000,000) shares of no par value each, which shares shall be designated "Common Stock".

         2.      Preferred Stock.

                 The aggregate number of preferred shares which this corporation shall have authority to issue is Two Million (2,000,000) shares with a par value of Five Dollars ($5.00) each, which shares shall be designated "Preferred Stock". Included in such number of shares of Preferred Stock are 195,351 shares which have been designated as "Series "A" 12% Cumulative Convertible Preferred Stock," the rights and preferences of which are set forth in full or referred to in paragraph 8 of this Article IV.

                 Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations (other than a designation containing the term "Series A") as shall after December 28, 1993 be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors, which resolutions shall be filed with the Secretary of State of the State of Colorado as required by law.

                 Each series of Preferred Stock as shall after December 28, 1993 be established by the Board of Directors

                 (a)       may have such number of shares;

                 (b) may have such voting powers, full or limited, or may be without voting powers;

                 (c) may be subject to redemption at such time or times and at such prices;

                 (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                 (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

                 (f) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

                 (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                 (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of this corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and

                 (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof;

         all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock.

         3.      Treasury Shares.

                 Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

         4.      Dividends.

                 Dividends in cash, property or shares of the corporation may be paid upon the Common Stock as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year applicable to each respective series, plus any required dividends accumulated from prior years.

         5.      Distribution Upon Liquidation.

                 Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first pro rata to the holders of Preferred Stock until the required amount to be distributed to the Preferred Stock has been distributed, and the remainder pro rata to the holders of the Common Stock.

         6. Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation. Except as provided in paragraph 8 of this Article IV with respect to Series A Cumulative Convertible Preferred Stock, shares of Preferred Stock shall not be entitled to any vote, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote, or except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock.

         7. Preemptive Rights. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

         8.      Series A 12% Cumulative Convertible Preferred Stock.

                 One Hundred Ninety-five Thousand Three Hundred Fifty-one (195,351) shares of the corporation's Preferred Stock shall be designated as "Series "A" 12% Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and shall have the rights and preferences set forth or referred to in this paragraph 8. Certain other capitalized terms used in this paragraph 8 are defined in subparagraph g of this paragraph 8.

                 a.       Dividends.

                          (i) When and as declared by the Board of Directors of the corporation and to the extent permitted under the Colorado Corporation Code, the corporation will pay preferential dividends to the holders of Series A Preferred Stock. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock will accrue, from and after January 1, 1991, cumulatively at the rate of $0.15 per fiscal quarter to and including the earlier of (A) the date on which the Redemption Price of such share is paid if such share is redeemed, or (B) the date on which such share is converted or
                 (C) the date upon which any dissolution, liquidation or winding up of the corporation is effected. Dividends will be payable commencing March 31, 1991, and on each subsequent March 31, June 30, September 30 and December 31. All dividends will accrue whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the corporation legally available for the payment of dividends. The date on which the corporation initially issues any share of Series A Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times a transfer of such share is made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share.

                          (ii) To the extent not paid on each March 31, June 30, September 30 and December 31, beginning January 1, 1991, all dividends which have accrued on each share of Series A Preferred Stock then outstanding during the three-month period ending upon such date will be added to the Liquidation Value of such share and will remain a part thereof until such dividends are paid.

                          (iii) If at any time the corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed among the holders of the Series A Preferred Stock so that an equal amount will be paid with respect to each outstanding share of Series A Preferred Stock.

                 b.       Liquidation.

                          Upon any liquidation, dissolution or winding up of
                 the corporation, the holders of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any other equity securities of the corporation, an amount in cash equal to the sum of the aggregate Liquidation Value of all shares of Series A Preferred Stock outstanding, and the holders of Series A Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up, the assets of the corporation to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by such holder. The corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock. Neither the consolidation or merger of the corporation into or with any other corporation or corporations, nor the sale or transfer by the corporation of all or any part of its assets, nor the reduction of the capital stock of the corporation, will be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this subparagraph b.

                 c.       Redemptions.

                          (i) Upon resolution of the Board of Directors, the corporation may redeem shares of Series A Preferred Stock. For each such share which may be redeemed, if any, the corporation will be obligated to pay to the holder thereof the Redemption Price.

                          (ii) In the event of redemption the corporation will mail, unless waived by the holders, written notice (the "Notice of Redemption") of each such redemption to each record holder not less than 10 days prior to the date on which such redemption is to be made. Upon mailing any Notice of Redemption, the corporation will become obligated (A) to redeem from each holder the number of shares of Series A Preferred Stock, as stated in the Notice of Redemption, to be redeemed from such holder, and (B) to send each record holder a cashier's or certified check in an amount equal to the Redemption Price of such number of shares of Series A Preferred Stock at least five business days prior to the date specified for redemption in the notice. Upon receipt of such check, the record holder of the shares of Series A Preferred Stock to be redeemed will become obligated to surrender the certificates representing such number of shares on or before the date specified for redemption in the Notice of Redemption. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the record holder thereof in such holder's or such holder's nominee's name, without cost to such holder.

                          (iii) No share of Series A Preferred Stock is entitled to any dividends accruing after redemption. On redemption all rights of the holder of such share will cease, and such share will not be deemed to be outstanding.

                          (iv) Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the corporation will be cancelled and will not be reissued, sold or transferred.

                          (v) Neither the corporation nor any Subsidiary will redeem or otherwise acquire any Series A Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares of such class owned by each such holder.

                 d.       Conversion.

                          (i) Any holder of Series A Preferred Stock may convert all or any of such shares held by such holder into shares of Common Stock: (A) at any time subsequent to January 1, 1991, or (B) at any time prior to redemption as referred to in subparagraph c(i) hereof, after receipt of Notice of Redemption. The number of shares of Common Stock which any such holder will receive in return for the shares converted by such holder will be 2.083.

                          (ii) Each conversion of Series A Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted have been surrendered at the principal office of the corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                          (iii) As soon as possible after a conversion has been effected, the corporation will deliver to the converting holder:

                                  (A)       a certificate or certificates
                          representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                                  (B)      payment in an amount equal to all
                          accrued dividends with respect to such shares of Series A Preferred Stock converted, which have not been paid prior thereto; and

                                  (C)       a certificate representing any
                          shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the corporation in connection with such conversion but which were not converted.

                          (iv) If for any reason the corporation is unable to pay any accrued dividends on the Series A Preferred Stock being converted, the corporation will pay such dividends to the converting holder as soon thereafter as funds of the corporation are legally available for such payment and such obligation will be evidenced by the corporation's promissory note payable to such holder and bearing interest at the prime rate of interest at the United Bank of Denver, N.A. as in effect during the time such note is outstanding.

                          (v) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of shares of Common Stock.

                          (vi) The corporation will not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

                          (vii) The conversion Price for the Common Stock will be $2.40 per share of Common Stock and will not be subject to adjustment except as otherwise specifically set forth herein.

                          (viii) Prior to the consummation of any Organic Change, the corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series A Preferred Stock immediately prior to such Organic Change. In any such case appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) will be made to insure that the provisions of this subparagraph d(viii) will thereafter be applicable to Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series A Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                          (ix) if the corporation at any time after December 28, 1993 subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the corporation at any time after December 28, 1993 combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                          (x) The corporation will send written notice to all holders of Series A Preferred Stock at least 20 days prior to the date on which the corporation closes its books or takes a record for determining rights to vote with respect to any Organic change, dissolution or liquidation. The corporation will also give to the holders of shares of Series A Preferred Stock at least 30 days prior written notice of the date on which any Organic Change, dissolution or liquidation will take place.

                 e.       Voting Rights.

                          Holders of shares of Series A Preferred Stock will be
                 entitled to vote on all matters which are or may be submitted to a vote of shareholders of the corporation permitted under the laws of the State of Colorado. Each share, until redeemed or converted, shall have voting rights equal to 16.667 shares of Common Stock. Holders of the shares of Series A Preferred Stock shall further have the same rights accorded to holders of Common Stock on all matters relating to the voting of such Common Stock provided by the laws of the State of Colorado.

                 f.       Purchase Rights.

                          If at any time the corporation grants, issues or
                 sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken,, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of Purchase Rights.

                 g.       Definitions.

                          "Conversion Price" means $2.40, subject to adjustment
                 as provided in subparagraph d(ix) of this paragraph 8.

                          "Liquidation Value" of any share of Series A
                 Preferred Stock as of any particular date will be equal to $5.00 plus any unpaid dividends on such share of Series A Preferred Stock; and, in the event of any liquidation, dissolution or winding up of the corporation or the redemption of such share of Series A Preferred Stock, unpaid dividends on such share of Series A Preferred Stock, regardless of whether they have become payable, will be added to the Liquidation Value of such share of Series A Preferred Stock, on the payment date in any liquidation, dissolution or winding up, or on the Redemption Date, as the case may be, accrued to the close of business on such payment date or Redemption Date.

                          "Organic Change" means any capital reorganization,
                 reclassification, consolidation, merger or any sale of all or substantially all of the corporations assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

                          "Redemption Date" as to any share of Series A
                 Preferred Stock means the date specified in the Notice of any Redemption provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on or before such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid. If, however, the full Redemption Price is not paid on the Redemption Date solely because a holder has not surrendered his certificate(s) at the corporation's principal office as provided in subparagraph c(ii) hereof, then as to such holder the date specified herein for the scheduled redemption shall be the Redemption Date.

                          "Person" means an individual, a partnership, a joint
                 venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

                          "Redemption Price" means an amount equal to the
                 Liquidation Value.

                          "Subsidiary" means any corporation of which shares of
                 stock having at least a majority of the ordinary voting power in electing the board of directors, is, at the time as of which any determination is being made, owned by the corporation either directly or indirectly through one or more Subsidiaries.

                 h.       Miscellaneous

                          (i) The corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the corporation will, at the request of the record holder of such certificate, execute and deliver (at the corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

                          (ii) Upon receipt of evidence and an agreement to indemnify reasonably satisfactory to the corporation (an affidavit of the registered holder, without bond, will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock the corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares of

                 Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                          (iii) Amendments, modifications or waivers of any of the terms hereof will be binding and effective if the prior written consent of holders of at least 75% of the Series A Preferred Stock outstanding at the time such action is taken is obtained; provided that no such action will change (A) the rate of which or the manner in which dividends on the Series A Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred Stock are to occur, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained, (B) except as set forth in subparagraph d(ix) of this paragraph 8, the Conversion Price of the Series A Preferred Stock or the number of shares or class of stock into which the Series A Preferred Stock is convertible, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained or (C) the percentage required to approve any change described in clauses (A) and (B) above, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained; and provided further that no such change in the terms hereof may be accomplished by merger or consolidation of the corporation with another corporation unless the corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred Stock.

                          (iv) All notices referred to herein, except as otherwise expressly provided, will be hand delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, and will be deemed to have been given when so hand delivered or mailed.

                          (v) The Board of Directors shall not have any authority to increase the number of authorized shares of Series A Preferred Stock.

                          (vii) Except as expressly authorized in this paragraph 8, the shares of Series A Preferred Stock, and the holders thereof, shall be subject to the provisions of paragraphs 3, 4, 5, 6, and 7 of this Article IV.

         THIRD. The number of shares of Common Stock and the number of shares of Preferred Stock, voting as a class, voted for this amendment were sufficient for approval.

         FOURTH. Effective as of the Effective Date, each share of the corporation's Common Stock issued before the Effective Date will be reclassified, changed and converted so that, from and after the Effective Date, each one share of the outstanding Common Stock shall be deemed to represent
0.1667 of a share of Common Stock, such reclassification to be effected without change in the par value of the Common Stock or in the stated capital of the corporation. Holders of shares of Common Stock issued before the Effective Date will be asked to surrender the certificates representing such shares for new certificates representing the number of shares held by them after the Effective Date. No holders will be issued a fractional share of Common Stock, instead, any fraction of a share shall be rounded to the next highest whole share, based upon shares owned of record as reflected on the stock records of the corporation.

         DATED as of the 17th day of December, 1993.



                                           /s/ GEORGE K. BROADY
                                           George K. Broady, President


                                           /s/ TIM D. TORNO
                                           Tim D. Torno, Secretary

                                                                         ANNEX E

                                     BYLAWS

                                       OF

                                  ULTRAK, INC.


                                   ARTICLE I

                      Principal Office and Corporate Seal

         Section 1. The principal office and place of business of the Corporation in the State of Colorado shall be 660 Compton Street, Broomfield, Colorado 80020. Other offices and places of business may be established from time to time by resolution of the board of directors or as the business of the corporation may require.

         Section 2. The seal of the corporation shall have inscribed thereon the name of the corporation and shall be in such form as may be approved by the board of directors, which shall have power to alter the same at pleasure. The corporation may use the seal by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

                                   ARTICLE II

                          Shares and Transfer Thereof

         Section 1 - Certificates. The shares of this corporation shall be represented by certificates signed by the president or a vice president and the secretary or an assis-tant secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of the president or vice president and the secretary or assistant secretary upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. In case any officer who has signed a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

         Section 2 - New Certificates. No new certificates evidencing shares shall be issued unless and until the old certificate or certificates, in lieu of which the new certificate is issued, shall be surrendered for cancellation, except as provided in Section 3 of this Article II.

         Section 3 - Loss or Destruction. In case of loss or destruction of any certificate of shares, another certificate may be issued in its place upon satisfactory proof of such loss or destruction and, at the discretion of the corporation, upon giving to the corporation a satisfactory bond of indemnity issued by a corporate surety in an amount and for a period satisfactory to the board of directors.

         Section 4 - Transfer Agent. Unless otherwise specified by the board of directors by resolution, the secretary of





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the corporation shall act as transfer agent of the certificates representing the shares of stock of the corporation. He shall maintain a stock transfer book, the stubs in which shall set forth among other things, the names and addresses of the holders of all issued shares of the corporation, the number of shares held by each, the certificate numbers representing such shares, the date of issue of the certificates representing such shares, and whether or not such shares originate from original issue or from transfer. Subject to Section 5, the names and addresses of the shareholders as they appear on the stubs of the stock transfer book shall be conclusive evidence as to who are the shareholders of record and as such entitled to receive notice of the meetings of shareholders; to vote at such meetings; to examine the list of the shareholders entitled to vote at meetings; to receive dividends; and to own, enjoy and exercise any other property or rights deriving from such shares against the corporation. Each shareholder shall be responsible for notifying the secretary in writing of any change in his name or address and failure so to do will relieve the corporation, its directors, officers, from liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing on the stub of the stock transfer book.

         Section 5 - Close of Transfer Book and Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may provide that the stock transfer books shall be closed for a stated period, but not to exceed in any case fifty days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of, or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than fifty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the board of directors does not order the stock transfer books closed, or fix in advance a record date, as above provided, then the record date for the determination of shareholders entitled to notice of, or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or for the determination of shareholders for





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any proper purpose shall be thirty days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

                                  ARTICLE III

                       Shareholders and Meetings Thereof

         Section 1 - Shareholders of Record. Only shareholders of record on the books of the corporation shall be entitled to be treated by the corporation as holders in fact of the shares standing in their respective names, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, any shares on the part of any other person, firm or corporation, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of Colorado.

         Section 2 - Meetings. Meetings of shareholders shall be held at the principal office of the corporation, or at such other place as specified from time to time by the board of directors. If the board of directors shall specify another location such change shall be recorded on the notice calling such meeting.

         Section 3 - Annual Meeting. In the absence of a resolution of the board of directors providing otherwise, the annual meeting of shareholders of the corporation for the election of directors, and for the transaction of such other





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business as may properly come before the meeting, shall be held on the first day of the fifth month in each fiscal year, if the same be not a legal holiday, and if a legal holiday, then on the next succeeding business day, at 9:00 o'clock a.m.

         Section 4 - Special Meetings. Special meetings of the shareholders may be called by the president, the board of directors, the holders of not less than one-tenth of all the shares entitled to vote at the meeting, or legal counsel of the corporation as last designated by resolution of the board of directors.

         Section 5 - Notice. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten days nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the president, the secretary, or the officer or person calling the meeting to each shareholder of record entitled to vote at such meeting; except that, if the authorized shares are to be increased, at least thirty days' notice shall be given.

         Notice to shareholders of record, if mailed, shall be deemed given as to any shareholder of record, when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the





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
corporation, with postage thereon prepaid, but if three successive letters mailed to the last-known address of any shareholder of record are returned as undeliverable, no further notices to such shareholder shall be necessary, until another address for such shareholder is made known to the corporation.

         Section 6 - Shareholder Record. The officer or agent having charge of the stock transfer books for shares of this corporation shall make, at least ten days before each meeting of shareholders, a complete record of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which record, for a period of ten days before such meeting, shall be kept on file at the principal office of the corporation, whether within or outside colorado, and shall be subject to inspection by any shareholder for any purpose germane to the meeting at any time during usual business hours. Such record shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder for any purpose germane to the meeting during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of shareholders.

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         Section 7 - Quorum and Adjournment.  At any meeting of the shareholders the presence, in person or by proxy of the holders of more than a majority of the shares outstanding and entitled to vote shall constitute a quorum. In the absence of a quorum, the meeting may be adjourned by any officer entitled to preside at, or act as secretary of such meeting, or by a majority in interest of those shareholders present in person or by proxy.

         Section 8 - Voting. A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

         At all meetings of the shareholders, a quorum being present, all matters shall be decided by a simple majority vote of the then eligible shares, except as otherwise provided by statute, by the Articles of Incorporation of the corporation, or by these Bylaws. The vote on any matter need not be by ballot unless required by statute or requested by a shareholder, in person or by proxy, who is entitled to vote at the meeting.

         Section 9 - Conduct of Meetings. Each meeting of the shareholders shall be presided over by the president, or if the president shall not be present, by the vice president. If both the president and vice president are absent, a chairman shall be chosen by a majority in voting interest of those shareholders present or represented by proxy. The secretary of the corporation shall act as secretary of each meeting of the shareholders. If he shall not be present the chairman of the meeting shall appoint a secretary.

                                   ARTICLE IV

                         Directors, Powers and Meetings

         Section 1 - Board of Directors. The business and affairs of the corporation shall be managed by a board of three directors who need not be shareholders of the corporation or residents of the State of Colorado and who shall be elected at the annual meeting of shareholders or some adjournment thereof. Directors shall hold office until the next succeeding annual meeting of shareholders and until their successors shall have been elected and shall qualify. The board of directors may increase or decrease, to not less than three, the number of directors by resolution.

         Section 2 - Regular Meetings. The annual meeting of the board of directors shall be held at the same place as, and immediately after, the annual meeting of shareholders, and no notice shall be required in connection therewith. The annual meeting of the board of directors shall be for the purpose of electing officers and the transaction of such other business as may come before the meeting. Regular meetings of the board of directors may be held without notice as determined by resolution adopted by the board.

         Section 3 - Special Meetings. Special meetings of the board of directors or any committee designated by said board may be called at any time by the president or by any director, and may be held within or outside the State of Colorado at such time and place as the notice or waiver thereof may specify. Notice of such meetings shall be mailed or telegraphed to the last known address of each director at least five days, or shall be given to a director in person or by telephone at least forty-eight hours, prior to the date or time fixed for the meeting. special meetings of the board of directors may be held at any time that all directors are present in person, and presence of any director at a meeting shall constitute waiver of notice of such meeting except as otherwise provided by law. Unless specifically required by law, the Articles of Incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the board of directors or any committee designated by said board need be specified in the notice or waiver of notice of such meeting.

         Section 4 - Special Attendance. Except as may be otherwise provided by the Articles of Incorporation or Bylaws, members of the board of directors of any committee designated by such board may participate in a meeting of the board or committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

         Attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of business because the meeting is not lawfully called or convened.

         Section 5 - Quorum and Voting. A quorum at all meetings of the board of directors shall consist of a majority of the number of directors then holding office, but a smaller number may adjourn from time to time without further notice, until a quorum is secured. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by the laws of the State of Colorado or by the Articles of Incorporation or these Bylaws.

         Section 6 - Organization. The president of the corporation, or in his absence, the vice president, shall preside at each meeting of the board of directors. The secretary, or in his absence, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

         Section 7 - Presumption of Assent. A director of the corporation who is present at a meeting of the board of directors at which action or any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

         Section 8 - Vacancies. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and shall qualify. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of shareholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of direc-tors shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and shall qualify.

         Section 9 - Compensation. Directors may receive such compensation and reimbursement for expenses as may be established by appropriate resolution of the board of directors and in addition thereto, shall receive reasonable traveling expense, if any is required, or attendance at such meetings. A director may serve the corporation in a capacity other than that of a director and receive compensation for the services rendered in that capacity.

         Section 10 - Executive Committees. The board of directors, by resolution adopted by a majority of the number of directors may designate from among its members an executive committee, and one or more other committees each of which, to the extent provided in the resolution shall have all of the authority of the board of directors; but no such committee shall have the authority of the board of directors in reference to amending the Articles of Incorporation, adopting a planof merger or consolidation, recommending to the shareholders the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business, recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof, or amending the Bylaws of the corporation. the designation of such committees and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.

         Section 11 - Removal of Directors. The shareholders may, at a meeting called for the express purpose of removing directors, by a majority vote of the shares entitled to vote at an election of directors, remove the entire board of directors or any lesser number, with or without cause.

         Section 12 - Resignations. A director of the corporation may resign at any time by giving written notice to the board of directors, president or secretary of the corporation. The resignation shall take effect upon the date of receipt of such notice, or at any later period of time specified therein. The acceptance of such resignation shall not be necessary to make it effective, unless the resignation requires it to be effective as such.

         Section 13 - General Powers. The business and affairs of the corporation shall be managed by the board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders. The directors shall pass upon any and all bills or claims of officers for salaries or other compensation and, if deemed advisable, shall contract with officers, employees, directors, attorneys, accountants, and other persons to render services to the corporation.

                                   ARTICLE V
                                Waiver of Notice

         Notwithstanding any notices required by law or these Bylaws to be given to any shareholder or director of the corporation, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein shall be the equivalent to the giving of such notice.

                                   ARTICLE VI

                            Action Without a Meeting

         Any action required to be taken at a meeting of the directors, executive committee, or other committee of the directors, or shareholders of this corporation, or any action which may be taken at a meeting of directors, executive committee, or other committee of the directors, or shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the directors, executive or other committee members or shareholders entitled to vote with respect to the subject matter thereof.

         Such consent shall have the same force and effect as a unanimous vote of the directors, executive committee or other committee members or shareholders, as the case may be and may be stated as such in any articles or document filed with the Secretary of State of Colorado.

                                  ARTICLE VII

                                    Officers

         Section 1 - Term and Compensation. The elective officers of the corporation shall consist of at least a president, a secretary and a treasurer each of whom shall be eighteen years or older and who shall be elected by the board of directors at its annual meeting. Unless removed in accordance with procedures established by law and these Bylaws, the said officers shall serve until the next succeeding annual meeting of the board of directors and until their respective successors are elected and shall qualify. Any two offices, but not more than two, may be held by the same person at the same time, except that one person may not simultaneously hold the offices of president and secretary. The board may elect or appoint such other officers and agents as it may deem advisable, who shall hold office during the pleasure of the board.
All officers shall be paid such compensation as may be directed by the board.

         Section 2 - Powers. The officers of the corporation shall exercise and perform the respective powers, duties and functions as are stated below, and as may be assigned to them by the board of directors.

                 (a) The president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the shareholders and of the board of directors. The president or a vice president, unless some other person is specifically authorized by the board of directors, shall sign all stock certificates, bonds, deeds, mortgages, leases and contracts of the corporation. The president shall perform all the duties commonly incident to his office and such other duties as the board of directors shall designate.

                 (b) In the absence or disability of the president, the vice president or vice president, if any, in order of their rank as fixed by the board of directors, and if not ranked, the vice presidents in the order designated by the board of directors, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall have such other powers and preform such other duties as may from time to time be assigned to him by the president.

                 (c) The secretary shall keep accurate minutes of all meetings of the shareholders and the board of directors. He shall keep, or cause to be kept a record of the shareholders of the corporation and shall be responsible for the giving of notice of meetings of the shareholders or the board of directors. The secretary shall be custodian of the records and of the seal of the corporation and shall attest the affixing of the seal of the corporation when so authorized. The secretary or assistant secretary shall sign all stock certificates. The secretary shall perform all duties commonly incident to his office and such other duties as may from time to time be assigned to him by the president.

                 (d) An assistant secretary may, at the request of the secretary, or in the absence or disability of the secretary, perform all of the duties of the secretary. He shall perform such other duties as may be assigned to him by the president or by the secretary.

                 (e) The treasurer, subject to the order of the board of directors, shall have the care and custody of the money, funds, valuable papers and documents of the corporation. He shall keep accurate books of accounts of the corporation's transactions, which shall be the property of the corporation, and shall render financial reports and statements of condition of the corporation when so requested by the board of directors or president. The treasurer shall perform all duties commonly incident to his office and such other duties as may from time to time be assigned to him by the president. In the absence or disability of the president and vice president or vice presidents, the treasurer shall perform the duties of the president.

                 (f) An assistant treasurer may, at the request of the treasurer, or in the absence or disability of the treasurer, perform all of the duties of the treasurer. He shall perform such other duties as may be assigned to him by the president or by the treasurer.

         Section 3 - Compensation. All officers of the corporation may receive salaries or other compensation if so ordered and fixed by the board of directors. The board shall have authority to fix salaries in advance for stated periods or render the same retroactive as the board may deem advisable.

         Section 4 - Delegation of Duties. In the event of absence or inability of any officer to act, the board of directors may delegate the powers or duties of such officer to any other officer, director or person whom it may select.

         Section 5 - Removal. Any officer or agent may be removed by the board of directors or by the executive committee, if any, whenever in its judgment the best interest of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not, of itself, create contract rights.

                                  ARTICLE VIII

                                    Finance

         Section 1 - Reserve Funds. The board of directors, in its uncontrolled discretion, may set aside from time to time, out of the net profits or earned surplus of the corporation, such sum or sums as it deems expedient as a reserve fund to meet contingencies, for equalizing dividends, for maintaining any property of the corporation, and for any other purpose.

         Section 2 - Banking. The moneys of the corporation shall be deposited in the name of the corporation in such bank or banks or trust company or trust companies, as the board of directors shall designate, and may be drawn out only on checks signed in the name of the corporation by such person or persons as the board of directors by appropriate resolution may direct. Notes and commercial paper, when authorized by the board, shall be signed in the name of the corporation by such officer or officers or agent or agents as shall thereunto be authorized from time to time.

         Section 3 - Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the board of directors.

                                   ARTICLE IX

                                   Dividends

         Subject to the provisions of the Articles of Incorporation and the laws of the State of Colorado, the board of directors may declare dividends whenever, and in such amounts, as in the board's opinion the condition of the affairs of the corporation shall render such advisable.

                                   ARTICLE X

                          Contracts, Loans and Checks

         Section 1 - Execution of Contracts. Except as otherwise provided by statute or by these Bylaws, the board of directors may authorize any officer or agent of the corporation to enter into any contract, or execute and deliver any instrument in the name of, and on behalf of the corporation. Such authority may be general or confined to specific instances and, unless so authorized, no officer, agent or employee shall have any power to bind the corporation for any purpose, except as may be necessary to enable the corporation to carry on its normal and ordinary course of business.

         Section 2 - Loans. No loans shall be contracted on behalf of the corporation and no negotiable paper shall be issued in its name unless authorized by the board of directors. When so authorized, any officer or agent of the corporation may effect loans and advances at any time for the corporation from any bank, trust company or institution, firm, corporation or individual. An agent so authorized may make and deliver promissory notes or other evidence of indebtedness of the corporation and may mortgage, pledge, hypothecate or transfer any real or personal property held by the corporation as security for the payment of such loans. Such authority, in the board of directors discretion, may be general or confined to specific instances.

         Section 3 - Checks. Checks, notes, drafts and demands for money issued in the name of the corporation shall be signed by such person or persons as designated by the board of directors and in the manner the board of directors prescribes.

                                   ARTICLE XI

                                   Amendments

         Subject to repeal or change by action of the shareholders, these Bylaws may be altered, amended or repealed at the annual meeting of the board of directors or at any special meeting of the board called for that purpose.

                                  ARTICLE XII

                                     Gender

         Whenever in these Bylaws the masculine gender is used, it shall be deemed to include the feminine gender.

         The above Bylaws approved and adopted by the Board of Directors on April 21, 1980.


                                              /s/ Vincent J. Shanovich
                                                     Secretary

                                                                         ANNEX F


                             SHAREHOLDERS AGREEMENT

                  BLC & ASSOCIATES, INC. dba GPS STANDARD USA


         THIS SHAREHOLDERS AGREEMENT (this "Agreement") is entered into as of
May   , 1994, by and among BLC & ASSOCIATES, INC., a California corporation, doing business as GPS STANDARD USA (the "Company"), MATHIEW BAIS ("Bais"), and COMMODORE INVESTMENTS LIMITED, a company registered under the laws of Liberia ("Commodore"). (Individually, Bais, or Commodore may be referred to herein as "Shareholder", or, collectively, as "Shareholders".) This Agreement shall apply to all shares of the Company's Common Stock now or hereafter outstanding and is for the purpose of providing for the management of the Company and protecting the Company and the Shareholders in certain events, including, but not limited to, any attempted sale by any Shareholder of shares of the Company's Common Stock, or on the occurrence of certain other events as provided in this Agreement.


                                  RECITALS


                 A. The Company is in the business of manufacturing and/or distributing integrated security systems and products related thereto. The Company is in the process of expanding and diversifying its business and the products it offers;

                 B. This Agreement affects all of the Common Stock of the Company. The Company has 192,000 shares of its Common Stock issued and outstanding (the "Shares"). (The term "Shares" shall also include any shares of the Company's Common Stock issued hereafter by way of stock split, stock dividend, or otherwise if issued pro rata to all Shareholders or if issued with the consent of all Shareholders.)

                 C. The Shareholders are all of the record and beneficial owners of the Company's Common Stock, and together own all of the outstanding shares of the Company's Common Stock. Bais owns an aggregate of 96,000 Shares of Common Stock, or 50% of the Shares. Commodore also owns 96,000 Shares of the Common Stock, or 50% of the Shares.

                 D. The parties desire to set forth their agreement with respect to the ownership and transfer of the Shares and the management of the Company, as follows:

                                  AGREEMENT


         NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein, the Company and the Shareholders, individually and collectively, hereby agree as follows:

         1. Management of the Company. The parties acknowledge that Bais has been the Chief Executive Officer, Chief Financial Officer and controlling principal of the Company since its inception. The parties desire to continue the operations, business and management of the Company, except as the operations and business may be expanded, and except as the management may be limited by the terms of this Agreement.

                 a) Board of Directors. Each Shareholder shall designate a director of the Company to perform those duties imposed by the General Corporation Law of California. All elections of directors and regular meetings of directors and shareholders shall be waived, unless specifically requested by one of the Shareholders.

                 b) Officers. Bais shall be the President and the Chief Executive Officer, Kamal Aboukhater shall be Chief Financial Officer, and Christine Bais shall be the Secretary of the Company. Bais' employment shall be evidenced by an Employment Agreement, in the form attached as Exhibit "B" to the Subscription Agreement of even date herewith, pursuant to which Commodore acquired its Shares. To the extent permitted by the California General Corporation Law, Bais shall manage the business and affairs of the Company, and shall exercise all corporate powers, except as set forth in this Agreement and subject to the position and views of the Chief Financial Officer.
Additionally, Bais shall have the authority to hire such employees, and appoint such officers of the Company as he may deem appropriate, except as set forth herein.

                 c) Limitations on Authority. The following actions may not be taken without the consent of both Bais and Commodore:

                        i) Mergers amalgamations or consolidations of the Company;

                       ii) Amendment of either the Articles or the Certificate of Incorporation of the Company;

                      iii) Issuance of shares of capital stock, loan stock, debentures, shares or any securities or granting of any rights relating to the issuance of such shares of the Company, other than a pro rata issuance to the Shareholders, or the alteration of the classification of shares of the Company or the rights pertaining to such shares;

                      iv) Entering into any line of credit, term loan, or other financing or any other material transaction in an amount exceeding Fifty Thousand Dollars ($50,000);

                       v) The transfer, sale, lease, pledge, mortgage or other disposition of any or substantially all of the assets of the Company;

                      vi)         Amendment of this Agreement;

                     vii)         Declaration of any Dividends;

                    viii)         Dissolution of the Corporation;

                      ix)         Appointment of Auditors.

                 d) Liability. Bais shall be liable and hereby indemnifies fully both the Company and the other Shareholder for managerial acts performed or omitted by him in his capacity as President and Chief Executive Officer of the Company, to the extent and so long as the discretion or powers of the Board of Directors in its management of corporate affairs is exercised by Bais pursuant to this Agreement, and the other Shareholder shall be relieved from such liability, except to the extent that they directly participate in such management decisions.

         2. Restrictions on Sale of Shares. For a period of three (3) years following the date of this Agreement, none of the Shareholders shall offer to sell, pledge, hypothecate, assign, transfer, encumber, or otherwise dispose of any Shares of the Company. Thereafter, no Shareholder shall transfer any Shares except in accordance with the terms and conditions of this Agreement set forth in Sections 3, 4, 5 and 6. Any attempted transfer, other than as permitted herein, shall be null and void. Each Shareholder shall have and retain all rights with respect to his Shares. In the event that any additional persons shall become shareholders of the Company, whether by issuance of additional Shares of the Company's Common Stock, transfer of any Shares owned by the Shareholders in accordance with the provisions of this Agreement or otherwise, such person or persons shall hold their Shares subject to all of the provisions of this Agreement and shall sign a counterpart of this Agreement acknowledging their agreement to do so.

         3. Permitted Transfers. After the initial three (3) year period, the Shareholders may give, by way of gift without consideration, all or a portion of the Shares held by that

Shareholder to a revocable inter vivos trust, provided that (a) the declaration or agreement of trust is fully disclosed to each of the other Shareholders, (b) the beneficiaries thereof are limited to the declaring Shareholder and/or the spouse and/or issue of such Shareholder, and (c) any such trust or the trustee thereof shall hold such shares subject to all the provisions of this Agreement. In the event that an individual Shareholder dies, the Shares may be transferred by Will or by operation of law, provided that the transferee agrees in writing to be bound by the provisions of this Agreement. It is expressly understood that the death of any Shareholder-trustor shall constitute a death of a Shareholder under this Agreement. In the event that a corporate Shareholder is dissolved, whether voluntarily or by operation of the law, the Shares held by such corporate Shareholder may be transferred, by distribution or by operation of law, to the shareholders of the corporate Shareholder, in proportion to their beneficial ownership interest in the corporate Shareholder, provided that each transferee agrees in writing to be bound by the provisions of this Agreement, and the other party to this Agreement is first afforded the right to purchase the Shares, as set forth in Section 4 of this Agreement.

         4.      Right of First Refusal.

                 a) Notice. If after the initial three (3) year period any Shareholder desires to transfer all or part of his Shares (hereinafter referred to as the "Selling Shareholder"), the Selling Shareholder shall give written notice to the Company, identifying the proposed transferee and specify the number of Shares to be transferred (the "Offered Shares"), the price per share, the terms of payment, and any other applicable terms or conditions. For thirty (30) days following receipt of such notice, the Company shall have the right to purchase all but not part of the Offered Shares either at the price stated in the notice or at a purchase price agreed by the parties. The Company's right to purchase the Offered Shares is subject to the restrictions governing the right of a corporation to purchase its own stock set forth in California Corporations Code Sections 500 and 501 and such other pertinent governmental restrictions as are now, or may hereafter become, effective.

                 b) Exercise of Option. If the Company desires to purchase all or any part of the Offered Shares, the Secretary of the Company shall give written notice of that fact to the Selling Shareholder. The Company shall pay the purchase price in the same manner as provided in the terms of sale to the proposed transferee.

                 c) Rights of Remaining Shareholders. If the Company does not purchase all of the Offered Shares within the thirty (30) day period, the Company shall send to the remaining Shareholders a notice of the proposed transfer in the same form as the Selling

Shareholder's written notice, together with information regarding the number of Offered Shares, if any, that the Company desires to purchase. The remaining Shareholders shall then have the option for a period of twenty (20) days after receipt of such notice by them to purchase all Offered Shares not purchased by the Company at the same price and under the same terms and conditions as the Company. If the remaining Shareholders desire to acquire all but not part of the Offered Shares not purchased by the Company, they shall deliver to the Secretary of the Company a written election to purchase such Offered Shares. The remaining Shareholders shall each be entitled to purchase Offered Shares under this option proportionate to his or its respective shareholders in the Company. The Secretary shall notify each remaining Shareholder of the number of Offered Shares as to which the election was effective, and the remaining Shareholder shall, within ten (10) days thereafter, satisfy the terms and conditions of such purchase required to be satisfied within such period.

                 d) Failure to Purchase All Offered Shares. In the event that the Company and/or the remaining Shareholder does not elect to purchase all of the Offered Shares, all of the Offered Shares may be transferred to the bona fide purchaser identified in the notice at any time within ninety (90) days from the date of the original notice by the Selling Shareholder, but only on terms and conditions specified in such original notice. Any transfer shall hold the shares subject to the provisions of this Agreement. No transfer of Offered Shares shall be made after the end of the ninety (90) day period, nor shall any change in the terms of transfer be permitted without a new written notice by the Selling Shareholder and new compliance with all the requirements of this Section 4.

         5. Insurance Policy. For a period of not less than five (5) years, the Company shall maintain a "Key Man" life insurance policy covering the life of Bais for an amount not less than One Million Dollars ($1,000,000), with Commodore identified as the beneficiary thereof in its entirety. Such policies shall belong solely to the Company, and the Company shall have the sole responsibility for payment of premiums thereon. The Company shall maintain the policy in full force and effect, and shall have all incidents of ownership thereto.

         6. Corporate Purchases; Complete Redemption. It is intended that any purchase of stock under the terms of this Agreement by the Company shall be a complete redemption of the stock of the Shareholder in the Company, as contemplated by Section 302 of the Internal Revenue Code of 1986, as amended. If shares of stock of the Shareholder are purchased in part by the Company and in part by one or more other Shareholders, the purchase by the Company shall be deemed to have occurred after the purchase by the other

Shareholder(s) so that the purchase by the Company is for the total remaining stock of the Shareholder in the Company.

         7. Legend. Each stock certificate, when issued, shall have conspicuously endorsed on its face the following legend:

                          "The sale, transfer, or hypothecation of the shares
                 represented by this certificate is restricted by the provisions of a Shareholders Agreement, dated as of May 29, 1994, a copy of which may be inspected at the principal office of the Company, and all the provisions of which are incorporated by reference in this certificate."

An original of this Agreement, duly executed by all parties, shall be delivered to the Secretary of the Company, shall be maintained in the records of the Company and shall be shown by the Secretary to any person inquiring about it.

         8. Representations and Warranties. Each of the parties represents and warrants that he, she or it has full right, power, and authority to execute this Agreement and consummate the transactions contemplated hereunder and that this Agreement is valid, binding and enforceable against such person in accordance with its terms.

         9. Termination. This Agreement shall terminate on the occurrence of one or more of the following:

                 a)       The written agreement of all parties;

                 b) The dissolution, bankruptcy, or insolvency of the Company;

                 c) At such times as only one Shareholder remains, the Shares of all others having been transferred or redeemed.

Whenever any person ceases to be a Shareholder of the Company in accordance with the provisions of this Agreement, his or its rights and obligations under this Agreement shall cease, provided that such rights and obligations are assumed by any assignee or transferee as set forth herein, and provided, further, that any attempt to transfer any Shares other than in accordance with the terms of this Agreement shall not terminate such Shareholder's obligations.

         10.     Miscellaneous.

                 a) Agreement to Perform Necessary Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

                 b) Amendment. The provisions of this Agreement may be waived, altered, amended, or discharged, in whole or in part, only by a written consent of all parties to this Agreement.

                 c) Assignment. Except as specifically set forth herein or in the Subscription Agreement, and except in compliance with applicable securities laws, no party may assign or transfer his or its interest in this Agreement, the Company, or the Shares.

                 d) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

                 e) Notices. All notices, requests, demands, and other communications desired or required to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered to the party to whom notice is to be given sent by commercial courier or facsimile transmittal, or on the earlier of actual receipt or seventy-two (72) hours after mailing, if mailed by first class, registered or certified, mail, return receipt requested, postage prepaid, to the party to whom notice is to be given, and properly addressed to the party at his address set forth in the corporate records of the Company, or such other address that such party may designate by written notice to the others.

                 f) Severability. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, that provision shall be modified, if possible, to make enforceable consistent with the intent of the parties and the other provisions hereof shall remain in full force and effect, provided that such modification does not substantially affect the purposes of this Agreement and the intent of the parties hereto.

                 g) Attorneys' Fees. If any party initiates any action to enforce, interpret or prevent the breach of, any provision hereof, including, but not limited to, instituting any action or proceeding, then the prevailing party shall be entitled to reimbursement of all costs and expenses, including attorneys' fees, whether such matter is resolved by negotiation, settlement, award, order or otherwise. Any award of costs and expenses shall not merge with and into any judgement or order, but shall be separately enforceable, and the prevailing party shall be entitled to costs and expenses in any action enforcing such judgement or aware.

                 h) Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

                 i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 j) Equitable Relief. Nothing herein shall prohibit any party to a dispute from seeking the aid of an appropriate court for injunctive or other equitable relief, pending the resolution of the dispute by arbitration. The parties recognize and agree that the Shares are unique and that legal remedies may be inadequate for the breach of this Agreement, so that specific performance and/or other equitable remedies are appropriate remedies for a breach of such obligation.

                 k) "Shareholders". Any transferee of any Shareholder under and in accordance with this Agreement or any subsequent purchaser of the Company's Common Stock shall be, and shall hold his or its shares, subject to this Agreement and shall be deemed to be a "Shareholder" hereunder from and after the date of transfer or issuance.

                 l) Integrated Agreement. This Agreement, together with the Subscription Agreement and the Exhibits thereto, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, undertakings, restrictions, representations, or warranties among the parties other than those set forth and provided for herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                        BLC & ASSOCIATES, INC., a California
                                        corporation, dba GPS Standard USA


                                        By: /s/ MATHIEW BAIS
                                            ------------------------------------
                                            Mathiew Bais, President
                                            8939 South Sepulveda Blvd
                                            Los Angeles, California 90045

                                        SHAREHOLDER

                                        By: /s/ MATHIEW BAIS
                                            ------------------------------------
                                            Mathiew Bais



                                        COMMODORE INVESTMENTS LIMITED, a company registered under the laws of Liberia


                                        By:
                                            ------------------------------------
                                            [Name]
                                            [Title]



                                        By: /s/ H PETER LUGGEN
                                            ------------------------------------
                                            [Name]
                                            [Title]

                                        c/o H Peter Luggen
                                        FTZ AG
                                        Residence Park
                                        Post Office Box 4258
                                        CH 6304
                                        Zug
                                        Switzerland

                                                                         ANNEX G

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger is executed as of ____________________, 1995, by and between Ultrak, Inc., a Colorado corporation ("Parent"), and Ultrak, Inc., a Delaware corporation ("Subsidiary").


                                  WITNESSETH:

         WHEREAS, the authorized capital stock of Subsidiary consists of 20,000,000 shares of Common Stock, $0.01 par value ("Subsidiary Common Stock"), and 2,000,000 shares of Preferred Stock, $5.00 par value ("Subsidiary Preferred Stock"), 195,351 shares of which have been designated Series A 12% Cumulative Convertible Preferred Stock ("Subsidiary Series A Preferred Stock"), of which 1,000 shares of Subsidiary Common Stock are issued and outstanding and owned by Parent; and

         WHEREAS, the authorized capital stock of Parent consists of 20,000,000 shares of Common Stock, no par value ("Parent Common Stock") and 2,000,000 shares of Preferred Stock, $5.00 par value ("Parent Preferred Stock"), 195,351 shares of which have been designated Series A 12% Cumulative Convertible Preferred Stock ("Parent Series A Preferred Stock"), of which approximately 6,560,000 shares of Parent Common Stock and 195,351 shares of Parent Series A Preferred Stock are issued and outstanding; and

         WHEREAS, the respective boards of directors and shareholders of Parent and Subsidiary deem it to be desirable and in the best interest of the respective corporations that the two corporations merge into a single corporation (the "Merger"), and, pursuant to resolutions duly adopted, such boards of directors and shareholders have approved and adopted this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I

         Section 1.1. In accordance with the provisions of the Colorado Business Corporation Act and the Delaware General Corporation Law at the Effective Time (defined below) of the Merger, Parent shall be merged into Subsidiary, which shall be the surviving corporation (in its capacity as such surviving corporation Subsidiary is hereinafter sometimes referred to as the "Surviving Corporation", and Parent and Subsidiary are hereinafter sometimes referred to collectively as the "Constituent Corporations"), and as such Subsidiary shall continue to be governed by the laws of the State of Delaware.

         Section 1.2. The Merger shall become effective on December 29, 1995 or such later date as the Articles of Merger, executed, adopted and approved in accordance with the Delaware General Corporation Law, shall have been filed with the Secretary of State of Delaware. The time when the Merger shall become effective is herein called the "Effective Time." The actions described above shall be conclusive evidence, for all purposes of this Agreement, of compliance with all conditions precedent.

         Section 1.3. Except as may otherwise be set forth herein, at the Effective Time, the corporate existence and identity of Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities shall continue under the laws of the State of Delaware, unaffected and unimpaired by the Merger, and the corporate existence and identity of Parent, with all its purposes, powers, franchises, privileges, rights and immunities, shall be merged with and into Subsidiary and the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of Parent shall thereafter cease, except to the extent continued by applicable law. At the Effective Time, the Surviving Corporation shall have the following rights and obligations:

                 (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the laws of the State of Delaware.

                 (b) The Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all of the rights, privileges, immunities, powers, purposes and franchises, of both a public and private nature, of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account and all other choses in action, and every other interest of or belonging to either of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and shall thereafter be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

                 (c) The Surviving Corporation shall thenceforth be responsible and liable for all debts, liabilities, obligations and duties of either of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either Constituent Corporation may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

         Section 1.4. If at any time the Surviving Corporation shall deem or be advised that any further transfers, assignments, conveyances, assurances in law or other acts or things are necessary or desirable to vest or confirm in the Surviving Corporation the title to any property or assets of either of the Constituent Corporations, each Constituent Corporation and its proper officers and directors shall execute and deliver any and all such proper transfers, assignments, conveyances and assurances in law, and shall do all other acts and things as are necessary or proper to vest or confirm title to such property and assets in the Surviving Corporation and to otherwise carry out the purposes and intent of this Agreement.


                                   ARTICLE II

         Section 2.1. The Certificate of Incorporation of Subsidiary in effect at the Effective Time shall constitute the Articles of Incorporation of the Surviving Corporation until amended, altered or repealed in the manner provided by law.

         Section 2.2. The By-Laws of Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until amended, altered or repealed.

         Section 2.3. The directors of Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and shall hold office in accordance with the By-Laws of the Surviving Corporation until the next annual meeting of shareholders of the Surviving Corporation or until their respective successors are elected and qualified.

         Section 2.4. The officers of Subsidiary at the Effective Time shall be the officers of the Surviving Corporation and shall hold office subject to the Bylaws of the Surviving Corporation.


                                  ARTICLE III

         Section 3.1. At the Effective Time, the manner of exchanging the outstanding Common Stock of the Constituent Corporations shall be as follows:

                 (a) Each share of Parent Common Stock outstanding immediately prior to the Effective Time, except all shares of Parent Common Stock held by Parent in its treasury, which shall be cancelled and no shares issued in respect thereof, shall, at the Effective Time, by virtue of the Merger and without action on the part of the holder thereof, be converted into one share of the Subsidiary Common Stock.


                 (b) Each share of Parent Series A Preferred Stock outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without action on the part of the holder thereof, be converted into one share of the Subsidiary Series A Preferred Stock, which is identical in all respects, including rights, preferences and designations, to the Parent Series A Preferred Stock.

                 (c) Each share of Subsidiary Common Stock outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and returned to the status of authorized but unissued stock of the Surviving Corporation.

                 (d) No fractional shares of Subsidiary Common Stock or Subsidiary Series A Preferred Stock and no certificates or scrip certificates therefor shall be issued.

                 (e) All of the shares of Subsidiary Common Stock and Subsidiary Series A Preferred Stock, when delivered pursuant to the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.

                 (f) If any stock certificate evidencing shares of Subsidiary Common Stock and/or Subsidiary Series A Preferred Stock is requested to be issued in a name other than that in which the surrendered Parent stock certificate is registered, it shall be a condition of such issuance that the surrendered stock certificate shall be properly endorsed in blank or otherwise in proper form for transfer and that the person requesting such exchange pay to the Surviving Corporation any applicable transfer or other taxes or establish to the satisfaction of the Surviving Corporation that any such tax has been paid or is not payable.

                                   ARTICLE IV

         Section 4.1. This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one instrument.

         Section 4.2. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent and Subsidiary at any time prior to the Effective Time.

         Section 4.3. This Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the parties hereto.


         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Agreement to be executed on its behalf by its respective officers hereunto duly authorized as of the date first above written.



                                     ULTRAK, INC.
                                     a Colorado corporation


                                     By: ___________________________
                                         George K. Broady, President


                                     ULTRAK, INC.,
                                     a Delaware corporation


                                     By: ___________________________
                                         George K. Broady, President

                                                                         ANNEX H

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ULTRAK, INC.


1.       The name of the Corporation is Ultrak, Inc.

2. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.       Capital Stock

         A.      Common Stock.

                 The aggregate number of common shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares with a par value of One Cent ($0.01) each, which shares shall be designated "Common Stock".

         B.      Preferred Stock.

                 The aggregate number of preferred shares which this Corporation shall have authority to issue is Two Million (2,000,000) shares with a par value of Five Dollars ($5.00) each, which shares shall be designated "Preferred Stock". Included in such number of shares of Preferred Stock are 195,351 shares which have been designated as "Series "A" 12% Cumulative Convertible Preferred Stock," the rights and preferences of which are set forth in full or referred to in paragraph H of this Article 4.

                 Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations (other than a designation containing the term "Series A") as shall be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors, which resolutions shall be filed with the Secretary of State of the State of Delaware as required by law.

                 Each series of Preferred Stock as shall be established by the Board of Directors

                 (a)  may have such number of shares;

                 (b) may have such voting powers, full or limited, or may be without voting powers;

                 (c) may be subject to redemption at such time or times and at such prices;

                 (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                 (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

                 (f) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

                 (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                 (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of this Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this Corporation or any subsidiary of any outstanding stock of this Corporation; and

                 (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof;

         all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock.

         C.      Treasury Shares.

                 Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

         D.      Dividends.

                 Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year applicable to each respective series, plus any required dividends accumulated from prior years.

         E.      Distribution Upon Liquidation.

                 Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of Preferred Stock until the required amount to be distributed to the Preferred Stock has been distributed, and the remainder pro rata to the holders of the Common Stock.

         F.      Voting.

                 Each outstanding share of Common Stock shall be entitled to one vote. Cumulative voting shall not be allowed in the election of directors of the Corporation. Except as provided in paragraph H of this Article 4 with respect to Series A Cumulative Convertible Preferred Stock, shares of Preferred Stock shall not be entitled to any vote, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote, or except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock.

         G.      Preemptive Rights.

                 Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

         H.      Series A 12% Cumulative Convertible Preferred Stock.

                 One Hundred Ninety-five Thousand Three Hundred Fifty-one (195,351) shares of the Corporation's Preferred Stock shall be designated as "Series "A" 12% Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and shall have the rights and preferences set forth or referred to in this paragraph H. Certain other capitalized terms used in this paragraph H are defined in subparagraph 7 of this paragraph H.

                 1.       Dividends.

                          (a) When and as declared by the Board of Directors of the Corporation and to the extent permitted under the General Corporation Law of Delaware, the Corporation will pay preferential dividends to the holders of Series A Preferred Stock. Except as otherwise provided herein, dividends on each share of Series A Preferred Stock will accrue cumulatively at the rate of $0.15 per fiscal quarter to and including the earlier of (i) the date on which the Redemption Price of such share is paid if such share is redeemed, or (ii) the date on which such share is converted or (iii) the date upon which any dissolution, liquidation or winding up of the Corporation is effected. Dividends will be payable on each March 31, June 30, September 30 and December 31. All dividends will accrue whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

                          (b) To the extent not paid on each March 31, June 30, September 30 and December 31, all dividends which have accrued on each share of Series A Preferred Stock then outstanding during the three-month period ending upon such date will be added to the Liquidation Value of such share and will remain a part thereof until such dividends are paid.

                          (c) If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed among the holders of the Series A Preferred Stock so that an equal amount will be paid with respect to each outstanding share of Series A Preferred Stock.

                 2.       Liquidation.

                          Upon any liquidation, dissolution or winding up of
                 the Corporation, the holders of Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any other equity securities of the Corporation, an amount in cash equal to the sum of the aggregate Liquidation Value of all shares of Series A Preferred Stock outstanding, and the holders of Series A Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of

                 Series A Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other Corporation or Corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subparagraph b.

                 3.       Redemptions.

                          (a) Upon resolution of the Board of Directors, the Corporation may redeem shares of Series A Preferred Stock.
                 For each such share which may be redeemed, if any, the Corporation will be obligated to pay to the holder thereof the Redemption Price.

                          (b) In the event of redemption the Corporation will mail, unless waived by the holders, written notice (the "Notice of Redemption") of each such redemption to each record holder not less than 10 days prior to the date on which such redemption is to be made. Upon mailing any Notice of Redemption, the Corporation will become obligated (i) to redeem from each holder the number of shares of Series A Preferred Stock, as stated in the Notice of Redemption, to be redeemed from such holder, and (ii) to send each record holder a cashier's or certified check in an amount equal to the Redemption Price of such number of shares of Series A Preferred Stock at least five business days prior to the date specified for redemption in the notice. Upon receipt of such check, the record holder of the shares of Series A Preferred Stock to be redeemed will become obligated to surrender the certificates representing such number of shares on or before the date specified for redemption in the Notice of Redemption. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares will be issued to the record holder thereof in such holder's or such holder's nominee's name, without cost to such holder.

                          (c) No share of Series A Preferred Stock is entitled to any dividends accruing after redemption. On redemption all rights of the holder of such share will cease, and such share will not be deemed to be outstanding.

                          (d) Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

                          (e) Neither the Corporation nor any Subsidiary will redeem or otherwise acquire any Series A Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares of such class owned by each such holder.

                 4.       Conversion.

                          (a) Any holder of Series A Preferred Stock may convert all or any of such shares held by such holder into shares of Common Stock at any time prior to redemption as referred to in subparagraph 3(a) of this paragraph 6, after receipt of Notice of Redemption. The number of shares of Common Stock which any such holder will receive in return for the shares converted by such holder will be 2.083.

                          (b) Each conversion of Series A Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                          (c) As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder:

                                  (i)         a certificate or certificates
                          representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                                  (ii)  payment in an amount equal to all
                          accrued dividends with respect to such shares of Series A Preferred Stock converted, which have not been paid prior thereto; and

                                  (iii)  a certificate representing any shares
                          of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                          (d) If for any reason the Corporation is unable to pay any accrued dividends on the Series A Preferred Stock being converted, the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment and such obligation will be evidenced by the Corporation's promissory note payable to such holder and bearing interest at the prime rate of interest at the United Bank of Denver, N.A., or a successor thereto, as in effect during the time such note is outstanding.

                          (e) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                          (f) The Corporation will not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

                          (g) The Conversion Price for the Common Stock will be $2.40 per share of Common Stock and will not be subject to adjustment except as otherwise specifically set forth herein.

                          (h) Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series A Preferred Stock immediately prior to such Organic Change. In any such case appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) will be made to insure that the provisions of this subparagraph 4(h) will thereafter be applicable to Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor Corporation or purchasing Corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series A Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                          (i) If the Corporation subdivides (by any stock split, stock dividend or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the

                 Conversion Price in effect immediately prior to such combination will be proportionately increased.

                          (j) The Corporation will send written notice to all holders of Series A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation will also give to the holders of shares of Series A Preferred Stock at least 30 days prior written notice of the date on which any Organic Change, dissolution or liquidation will take place.

                 5.       Voting Rights.

                          Holders of shares of Series A Preferred Stock will be
                 entitled to vote on all matters which are or may be submitted to a vote of shareholders of the Corporation permitted under the laws of the State of Delaware. Each share, until redeemed or converted, shall have voting rights equal to 16.667 shares of Common Stock. Holders of the shares of Series A Preferred Stock shall further have the same rights accorded to holders of Common Stock on all matters relating to the voting of such Common Stock provided by the laws of the State of Delaware.

                 6.       Purchase Rights.

                          If at any time the Corporation grants, issues or
                 sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of Purchase Rights.

                 7.       Definitions.

                          "Conversion Price" means $2.40, subject to adjustment
                 as provided in subparagraph 4(i) of this paragraph H.

                          "Liquidation Value" of any share of Series A
                 Preferred Stock as of any particular date will be equal to $5.00 plus any unpaid dividends on such share of Series A Preferred Stock; and, in the event of any liquidation, dissolution or winding up of the Corporation or the redemption of such share of Series A Preferred Stock, unpaid dividends on such share of Series A Preferred Stock, regardless of whether they have become payable, will be added to the Liquidation Value of such share of Series A Preferred Stock, on the payment date in any liquidation, dissolution or winding up, or on the

                 Redemption Date, as the case may be, accrued to the close of business on such payment date or Redemption Date.

                          "Organic Change" means any capital reorganization,
                 reclassification, consolidation, merger or any sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

                          "Redemption Date" as to any share of Series A
                 Preferred Stock means the date specified in the Notice of any Redemption provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on or before such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid. If, however, the full Redemption Price is not paid on the Redemption Date solely because a holder has not surrendered his certificate(s) at the Corporation's principal office as provided in subparagraph 3(b) of this paragraph H, then as to such holder the date specified herein for the scheduled redemption shall be the Redemption Date.

                          "Person" means an individual, a partnership, a joint
                 venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

                          "Redemption Price" means an amount equal to the
                 Liquidation Value.

                          "Subsidiary" means any corporation of which shares of
                 stock having at least a majority of the ordinary voting power in electing the board of directors, is, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

                 8.       Miscellaneous

                          (a) The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

                          (b) Upon receipt of evidence and an agreement to indemnify reasonably satisfactory to the Corporation (an affidavit of the registered holder, without bond, will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                          (c) Amendments, modifications or waivers of any of the terms hereof will be binding and effective if the prior written consent of holders of at least 75% of the Series A Preferred Stock outstanding at the time such action is taken is obtained; provided that no such action will change (i) the rate of or the manner in which dividends on the Series A Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred Stock, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained, (ii) except as set forth in subparagraph 4(i) of this paragraph 8, the Conversion Price of the Series A Preferred Stock or the number of shares or class of stock into which the Series A Preferred Stock is convertible, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained or (iii) the percentage required to approve any change described in clauses (i) and (ii) above, unless the prior written consent of the holders of at least 90% of the Series A Preferred Stock then outstanding is obtained; and provided further that no such change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred Stock.

                          (d) All notices referred to herein, except as otherwise expressly provided, will be hand delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, and will be deemed to have been given when so hand delivered or mailed.

                          (e) The Board of Directors shall not have any authority to increase the number of authorized shares of Series A Preferred Stock.

                          (f) Except as expressly authorized in this paragraph H, the shares of Series A Preferred Stock, and the holders thereof, shall be subject to the provisions of paragraphs C, D, E, F, and G of this Article 4.

5.       The name and mailing address of the incorporator is:

                          Timothy K. Skipworth
                          Gardere & Wynne, L.L.P.
                          Suite 3000
                          1601 Elm Street
                          Dallas, Texas 75201.

6. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be five (5). The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

                  Name              Address
                  ----              -------

         George K. Broady         1220 Champion Circle, Suite 100
                                  Carrollton, Texas 75006

         William C. Lee           1220 Champion Circle, Suite 100
                                  Carrollton, Texas 75006

         Charles C. Neal          1220 Champion Circle, Suite 100
                                  Carrollton, Texas 75006

         James D. Pritchett       1220 Champion Circle, Suite 100
                                  Carrollton, Texas 75006

         Robert F. Sexton         1220 Champion Circle, Suite 100
                                  Carrollton, Texas 75006

7.       Indemnification

         A.      Actions Other Than by or in the Right of the Corporation

                 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all of such persons being hereafter referred to in this Article as a "Corporate Functionary"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea ofnolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         B.      Actions by or in the Right of the Corporation.

                 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C.      Determination of Right to Indemnification.

                 Any indemnification under paragraphs A or B of this Article 7 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs A or B of this Article 7. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the shareholders.

         D.      Right to Indemnification.

                 Notwithstanding the other provisions of this Article 7, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs A or B of this Article 7 (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         E.      Prepaid Expenses.

                 Expenses incurred by a Corporate Functionary in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article 7.

         F.      Right to Indemnification upon Application; Procedure upon
         Application.

                 Any indemnification of a Corporate Functionary under paragraphs B, C or D, or any advance of expenses under paragraph E, of this Article 7 shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under paragraphs B, C, or D of this
         Article 7, a determination is reasonably and promptly made by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, that such Corporate Functionary acted in a manner set forth in such paragraphs as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Functionary. If there are no such directors, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such paragraphs as to justify the Corporation's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article 7 shall be enforceable by the Corporate Functionary in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         G.      Other Rights and Remedies.

                 The indemnification and advancement of expenses provided by or granted pursuant to this Article 7 shall not be deemed exclusive of any other rights to which any person seeking indemnification and/or advancement of expenses may be entitled under any other provision of this Certificate of Incorporation, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Certificate of Incorporation or relevant provisions of the General Corporation Law of Delaware and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

         H.      Insurance.

                 Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 7 or the General Corporation Law of Delaware.

         I.      Mergers.

                 For purposes of this Article 7, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article 7 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         J.      Savings Provision.

                 If this Article 7 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article 7 that shall not have been invalidated.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

9. A director of the Corporation shall not, to the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, be liable to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its shareholders.

10. No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

                          (a) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

                          (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

                          (c)  The contract or transaction is fair and
                 reasonable to the Corporation.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

         The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this ____ day of _______, 19__.


                                           _________________________
                                           Timothy K. Skipworth

                                                                         ANNEX I





                                    BY-LAWS

                                       OF

                                  ULTRAK, INC.

                            (A DELAWARE CORPORATION)

                               TABLE OF CONTENTS

                                                           ARTICLE I

OFFICES

         Section 1.            Registered Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 2.            Other Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                           ARTICLE II

MEETINGS OF SHAREHOLDERS

         Section 1.            Time and Place of Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 2.            Annual Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 3.            Notice of Annual Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 4.            Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 5.            Notice of Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 6.            Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 7.            Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 8.            Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 9.            List of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 10.           Inspectors of Votes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 11.           Actions Without a Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                          ARTICLE III

BOARD OF DIRECTORS

         Section 1.            Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.            Number, Qualification, and Term of Office . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.            Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 4.            Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 5.            Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

MEETINGS OF THE BOARD OF DIRECTORS

         Section 6.            Place of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 7.            Annual Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 8.            Regular Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 9.            Special Meetings; Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 10.           Quorum and Manner of Acting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 11.           Remuneration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

COMMITTEES OF DIRECTORS

         Section 12.           Executive Committee; How Constituted and Powers . . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 13.           Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 14.           Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 15.           Quorum and Manner of Acting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 16.           Other Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 17.           Alternate Members of Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 18.           Minutes of Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

GENERAL

         Section 19.           Actions Without a Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 20.           Presence at Meetings by Means of Communications Equipment . . . . . . . . . . . . . . . . . . .   7

                                                           ARTICLE IV

NOTICES

         Section 1.            Type of Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.            Waiver of Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.            When Notice Unnecessary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                           ARTICLE V

OFFICERS

         Section 1.            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.            Election or Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.            Salaries of Elected Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 4.            Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.            Chairman of the Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 6.            President . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 7.            Vice Presidents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 8.            Assistant Vice Presidents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 9.            Secretary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 10.           Assistant Secretaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 11.           Treasurer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 12.           Assistant Treasurers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 13.           Controller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 14.           Assistant Controllers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                           ARTICLE VI

INDEMNIFICATION

         Section 1.            Actions Other Than by or in the Right of the Corporation  . . . . . . . . . . . . . . . . . . .  11
         Section 2.            Actions by or in the Right of the Corporation . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.            Determination of Right to Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.            Right to Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 5.            Prepaid Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 6.            Right to Indemnification upon Application; Procedure upon Application . . . . . . . . . . . . .  12
         Section 7.            Other Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 8.            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 9.            Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 10.           Savings Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                          ARTICLE VII

CERTIFICATES REPRESENTING STOCK

         Section 1.            Right to Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.            Facsimile Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.            New Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.            Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.            Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 6.            Registered Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                          ARTICLE VIII

GENERAL PROVISIONS

         Section 1.            Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.            Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.            Annual Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.            Checks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.            Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 6.            Corporate Seal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                           ARTICLE IX
         AMENDMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                   ARTICLE I

                                    OFFICES

         Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

         Section 2. Other Offices. The Corporation may also have offices at such other place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS

         Section 1. Time and Place of Meetings. All meetings of the shareholders for the election of directors shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of shareholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. Annual Meetings. Annual meetings of shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the shareholders shall elect by a plurality vote a Board of Directors and transact such other business as may properly be brought before the meeting.

         Section 3. Notice of Annual Meetings. Written notice of the annual meeting, stating the place, date, and hour of the meeting, shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 50 days before the date of the meeting.

         Section 4. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time by order of the Board of Directors and shall be called by the President, the Board of Directors or at the request in writing of the holders of not less than ten percent (10%) of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting, unless the Certificate of Incorporation provides for a different percentage, in which event such provision of the Certificate of Incorporation shall govern. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

         Section 5. Notice of Special Meetings. Written notice of a special meeting, stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 50 days before the date of the meeting, except that if the authorized shares are to be increased, at least 30 days notice shall be given.

         Section 6. Quorum. Except as otherwise provided by statute or the Certificate of Incorporation, the holders of stock having a majority of the voting power of the stock entitled to be voted thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders.
If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

         Section 7. Organization. At each meeting of the shareholders, the Chairman of the Board or the President, determined as provided in Article V of these By-Laws, or if those officers shall be absent therefrom, another officer of the Corporation chosen as chairman present in person or by proxy and entitled to vote thereat, or if all the officers of the Corporation shall be absent therefrom, a shareholder holding of record shares of stock of the Corporation so chosen, shall act as chairman of the meeting and preside thereat. The Secretary, or if he shall be absent from such meeting or shall be required pursuant to the provisions of this Section 7 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary shall be present thereat) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

         Section 8. Voting. Except as otherwise provided in the Certificate of Incorporation, each shareholder shall, at each meeting of the shareholders, be entitled to one vote in person or by proxy for each share of stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of
Article VII of these By-Laws as the record date for the determination of shareholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote. Any vote by stock of the Corporation may be given at any meeting of the shareholders by the shareholder entitled thereto, in person or by his proxy appointed by an instrument in writing subscribed by such shareholder or by his attorney thereunto duly authorized and delivered to the Secretary of the Corporation or to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy shall provide for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. At all meetings of the shareholders all matters, except where other provision is made by law, the Certificate of Incorporation, or these By-Laws, shall be decided by the vote of a majority of the votes cast by the shareholders present in person or by proxy and entitled to vote thereat, a quorum being present. Unless demanded by a shareholder of the Corporation present in person or by proxy at any meeting of the shareholders and entitled to vote thereat, or so directed by the chairman of the meeting, the vote thereat on any question other than the election or removal of directors need not be by written ballot. Upon a demand of any such shareholder for a vote by written ballot on any question or at the direction of such chairman that a vote by written ballot be taken on any question, such vote shall be taken by written ballot. On a vote by written ballot, each ballot shall be signed by the shareholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted.

         Section 9. List of Shareholders. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through another officer of the Corporation designated by him or through a transfer agent appointed by the Board of Directors, to prepare and make, at least 10 days before every meeting of the shareholders, a complete list of the shareholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before said meeting, either at a place within the city where said meeting is to be held, which place shall be specified in the notice of said meeting, or, if not so specified, at the place where said meeting is to be held. The list shall also be produced and kept at the time and place of said meeting during the whole time thereof, and may be inspected by any shareholder of record who shall be present thereat. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, such list or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

         Section 10. Inspectors of Votes. At each meeting of the shareholders, the chairman of such meeting may appoint two Inspectors of Votes to act thereat, unless the Board of Directors shall have theretofore made such appointments. Each Inspector of Votes so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Votes at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Votes, if any, shall take charge of the ballots, if any, at such meeting and, after the balloting thereat on any question, shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. An Inspector of Votes need not be a shareholder of the Corporation, and any officer of the Corporation may be an Inspector of Votes on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

         Section 11. Actions Without a Meeting. Any action required to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

                                  ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation, or these By-Laws directed or required to be exercised or done by the shareholders.

         Section 2. Number, Qualification, and Term of Office. The number of directors which shall constitute the whole Board of Directors shall not be less than two (2). Within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors. Directors need not be shareholders. The directors shall be elected at the annual meeting of the shareholders, except as provided in Sections 4 and 5 of this Article III, and each director elected shall hold office until the annual meeting next after his election and until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of shareholders. Such election shall be by written ballot.

         Section 3. Resignations. Any director may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Secretary. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 4. Removal of Directors. Any director may be removed, either with or without cause, at any time, by the affirmative vote by written ballot of a majority in voting interest of the shareholders of record of the Corporation entitled to vote, given at an annual meeting or at a special meeting of the shareholders called for that purpose. The vacancy in the Board of Directors caused by any such removal shall be filled by the shareholders at such meeting or, if not so filled, by the Board of Directors as provided in
Section 5 of this Article III.

         Section 5. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the annual meeting next after their election and until their successors are elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

                       MEETINGS OF THE BOARD OF DIRECTORS

         Section 6. Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

         Section 7. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of shareholders, and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held immediately following the annual meeting of shareholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

         Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

         Section 9. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or the Secretary on 48 hours' notice to each director, either personally or by telephone or by mail, telegraph, telex, cable, wireless, or other form of recorded communication; special meetings shall be called by the President or on the written





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request of any director.  Notice of any such meeting need not be given to any director, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting.

         Section 10. Quorum and Manner of Acting. At all meetings of the Board of Directors, a majority of the directors at the time in office (but not less than one-third of the whole Board of Directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation after such adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

         Section 11. Remuneration. The Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as his annual remuneration as such director or member of any committee of the Board of Directors or as remuneration for his attendance at each meeting of the Board of Directors or any such committee. Further, the Corporation shall reimburse each director for any expenses paid by him on account of his attendance at any meeting. Nothing in this Section 11 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

                            COMMITTEES OF DIRECTORS

         Section 12. Executive Committee; How Constituted and Powers. The Board of Directors may in its discretion, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee consisting of one or more of the directors of the Corporation. Subject to the provisions of
Section 141 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-Laws, the Executive Committee shall have and may exercise, when the Board of Directors is not in session, all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but the Executive Committee shall not have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee of directors or to elect or approve officers of the Corporation. The Executive Committee shall have the power and authority to authorize the issuance of common stock and grant and authorize options and other rights with respect to such issuance. The Board of Directors shall have the power at any time, by resolution passed by a majority of the whole Board of Directors, to change the membership of the Executive Committee, to fill all vacancies in it, or to dissolve it, either with or without cause.

         Section 13. Organization. The Chairman of the Executive Committee, to be selected by the Board of Directors, shall act as chairman at all meetings of the Executive Committee and the Secretary shall act as secretary thereof. In case of the absence from any meeting of the Executive





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Committee of the Chairman of the Executive Committee or the Secretary, the
Executive Committee may appoint a chairman or secretary, as the case may be, of the meeting.

         Section 14. Meetings. Regular meetings of the Executive Committee, of which no notice shall be necessary, may be held on such days and at such places, within or without the State of Delaware, as shall be fixed by resolution adopted by a majority of the Executive Committee and communicated in writing to all its members. Special meetings of the Executive Committee shall be held whenever called by the Chairman of the Executive Committee or by any member of the Executive Committee then in office. Notice of each special meeting of the Executive Committee shall be given by mail, telegraph, telex, cable, wireless, or other form of recorded communication or be delivered personally or by telephone to each member of the Executive Committee not later than the day before the day on which such meeting is to be held. Notice of any such meeting need not be given to any member of the Executive Committee, however, if waived by him in writing or by telegraph, telex, cable, wireless, or other form of recorded communication, or if he shall be present at such meeting; and any meeting of the Executive Committee shall be a legal meeting without any notice thereof having been given, if all the members of the Executive Committee shall be present thereat. Subject to the provisions of this Article III, the Executive Committee, by resolution adopted by a majority of the whole Executive Committee, shall fix its own rules of procedure.

         Section 15. Quorum and Manner of Acting. A majority of the Executive Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the Executive Committee.

         Section 16. Other Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more other committees consisting of one or more directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise, subject to the provisions of Section 141 of the Delaware General Corporation Law, and the Certificate of Incorporation and these By-Laws, the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee or in their respective membership, to appoint or remove officers of the Corporation, or to authorize the issuance of shares of the capital stock of the Corporation, except that such a committee may, to the extent provided in said resolutions, grant and authorize options and other rights with respect to the common stock of the Corporation pursuant to and in accordance with any plan approved by the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time.

         Section 17. Alternate Members of Committees. The Board of Directors may designate one or more directors as alternate members of the Executive Committee or any other committee, who may replace any absent or disqualified member at any meeting of the committee, or if none be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.





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         Section 18.      Minutes of Committees.  Each committee shall keep
regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

                                    GENERAL

         Section 19. Actions Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee.

         Section 20. Presence at Meetings by Means of Communications Equipment. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting conducted pursuant to this Section 20 shall constitute presence in person at such meeting.

                                   ARTICLE IV

                                    NOTICES

         Section 1. Type of Notice. Whenever, under the provisions of any applicable statute, the Certificate of Incorporation, or these By-Laws, notice is required to be given to any director or shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing, in person or by mail, addressed to such director or shareholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given in any manner permitted by Article III hereof and shall be deemed to be given at the time when first transmitted by the method of communication so permitted.

         Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of any applicable statute, the Certificate of Incorporation, or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto, and transmission of a waiver of notice by a director or shareholder by mail, telegraph, telex, cable, wireless, or other form of recorded communication may constitute such a waiver.

         Section 3. When Notice Unnecessary. Whenever, under the provisions of the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws, any notice is required to be given to any shareholder, such notice need not be given to the shareholder if:

         (a) notice of two consecutive annual meetings and all notices of meetings held during the period between those annual meetings, if any, or

         (b) all (but in no event less than two) payments (if sent by first class mail) of distributions or interest on securities during a 12-month period,





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have been mailed to that person, addressed at his address as shown on the records of the Corporation, and have been returned undeliverable. Any action or meeting taken or held without notice to such a person shall have the same force and effect as if the notice had been duly given. If such a person delivers to the Corporation a written notice setting forth his then current address, the requirement that notice be given to that person shall be reinstated.

                                   ARTICLE V

                                    OFFICERS

         Section 1. General. The elected officers of the Corporation shall be a President, a Secretary and a Treasurer. The Board of Directors may also elect or appoint a Chairman of the Board, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers and agents as may be deemed necessary or advisable from time to time, all of whom shall also be officers. Two offices may be held by the same person.

         Section 2. Election or Appointment. The Board of Directors at its annual meeting shall elect or appoint, as the case may be, the officers to fill the positions designated in or pursuant to Section 1 of this Article V. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.

         Section 3. Salaries of Elected Officers. The salaries of all elected officers of the Corporation shall be fixed by the Board of Directors.

         Section 4. Term. Each officer of the Corporation shall hold his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled by the Board of Directors or the appropriate committee thereof.

         Section 5. Chairman of the Board. The Chairman of the Board, if one be elected, shall be the chief executive officer of the Corporation and shall preside when present at all meetings of the Board of Directors and, with the approval of the President, may preside at meetings of the shareholders. He shall advise and counsel the President and other officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors.

         Section 6. President. In the absence of a Chairman of the Board, the President shall be the ranking and chief executive officer of the Corporation and shall have the duties and responsibilities, and the authority and power, of the Chairman of the Board. The President shall be the chief operating officer of the Corporation and, subject to the provisions of these By-Laws, shall have general supervision of the affairs of the Corporation and shall have general and active control of all its business. He shall preside, when present, at all meetings of shareholders, except when the Chairman of the Board presides with the approval of the President and as may otherwise be provided by statute, and, in the absence of any other person designated thereto by these By-Laws, at all meetings of the Board of Directors. He shall see that all orders and resolutions of the Board of





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Directors and the shareholders are carried into effect.  He shall have general authority to execute bonds, deeds, and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these By-Laws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief operating officer of a corporation, except as otherwise provided in these By-Laws.

         Section 7. Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

         Section 8. Assistant Vice Presidents. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Vice President under whose supervision he is appointed may from time to time prescribe.

         Section 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing committees when required. He shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers, and records of the Corporation, except those for which some other officer or agent is properly accountable. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

         Section 10. Assistant Secretaries. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Secretary may from time to time prescribe.





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         Section 11.      Treasurer.  The Treasurer shall have the custody of
the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.
If required by the Board of Directors, he shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

         Section 12. Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Treasurer may from time to time prescribe.

         Section 13. Controller. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. He shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. He shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, he shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

         Section 14. Assistant Controllers. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controller (or, if there shall be more than one, the Assistant Controllers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Board of Directors, the President, or the Controller may from time to time prescribe.





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                                   ARTICLE VI

                                INDEMNIFICATION

         Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all of such persons being hereafter referred to in this Article as a "Corporate Functionary"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


         Section 3. Determination of Right to Indemnification. Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of a Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VI. Such determination shall be made
(i) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the shareholders.

         Section 4. Right to Indemnification. Notwithstanding the other provisions of this Article VI, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 5. Prepaid Expenses. Expenses incurred by a Corporate Functionary in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the





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Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

         Section 6. Right to Indemnification upon Application; Procedure upon Application. Any indemnification of a Corporate Functionary under Sections 2, 3 or 4, or any advance of expenses under Section 5, of this Article VI shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under Sections 2, 3 or 5 of this Article VI, a determination is reasonably and promptly made by the Board of Directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, that such Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Functionary. If there are no such directors, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article VI shall be enforceable by the Corporate Functionary in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         Section 7. Other Rights and Remedies. The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification and/or advancement of expenses may be entitled under any other provision of these By-Laws, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of these By-Laws or relevant provisions of the Delaware General Corporation Law and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

         Section 8. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI or the Delaware General Corporation Law.

         Section 9. Mergers. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent





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corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 10. Savings Provision. If this Article VI or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated.

                                  ARTICLE VII

                        CERTIFICATES REPRESENTING STOCK

         Section 1. Right to Certificate. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided, that, except as otherwise provided in
Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

         Section 2. Facsimile Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

         Section 3. New Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.
When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate.

         Section 4. Transfers. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

         Section 5. Record Date. The Board of Directors may fix in advance a date, not preceding the date on which the resolution fixing the record date is adopted, and

              (i) not more than 50 days nor less than 10 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof,

             (ii) not more than 10 days after the date on which the resolution fixing the record date is adopted, as a record date in connection with obtaining a consent of the shareholders in writing to corporate action without a meeting, or

            (iii) not more than 50 days before the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or the date on which any other lawful action shall be taken, as the record date for determining the shareholders entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or other lawful action of the corporation, and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof (provided, however, that the Board of Directors may fix a new record date for an adjourned meeting), or to give such consent, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid. If the Board of Directors does not order the stock transfer books closed, or fix in advance a record date, as above provided, then the record date for the determination of shareholders entitled to notice of, or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or for the determination of shareholders for any proper purpose shall be 30 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

         Section 6. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not provided by the laws of the State of Delaware.





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
                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 1. Dividends. Dividends upon the capital stock of the Corporation, if any, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors (but not any committee thereof) at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

         Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

         Section 3. Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the shareholders when called for by vote of the shareholders, a full and clear statement of the business and condition of the Corporation.

         Section 4. Checks. All checks or demands for money and promissory notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time prescribe.

         Section 5. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

         Section 6. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

                                   ARTICLE IX

                                   AMENDMENTS

         These By-Laws may be altered, amended, or repealed or new By-Laws may be adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws be contained in the notice of such special meeting.





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
                                 CERTIFICATION



         I, Tim D. Torno, Secretary of the Corporation, hereby certify that the foregoing is a true, accurate and complete copy of the By-Laws of Ultrak, Inc. adopted by its Board of Directors as of _____________, 1995.



                                                   _________________________
                                                   Tim D. Torno, Secretary





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
                                                                         ANNEX J

                                  ARTICLE 113

                               DISSENTERS' RIGHTS

                                     PART I

                      RIGHT OF DISSENT--PAYMENT FOR SHARES

         7-113-101        DEFINITIONS.--For purposes of this article:

         (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

         7-113-102        RIGHT TO DISSENT.--(1)   A shareholder, whether or
not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party if:

         (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or





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
         (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired.

         (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

         (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

         (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

         (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

         (I)     Alters or abolishes a preferential right of the shares; or

         (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

         (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

         (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         7-113-103        DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(1)  A
record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such





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
dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if;

         (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         7-113-201        NOTICE OF DISSENTERS' RIGHTS.--(1)  If a proposed
corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.





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
         7-113-202        NOTICE OF INTENT TO DEMAND PAYMENT.--(1)  If a
proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

         (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

         (b)     Not vote the shares in favor of the proposed corporate action.

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

         7-113-203        DISSENTERS' NOTICE.--(1) If a proposed corporate
action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

         (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

         (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

         (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

         (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

         (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

         (g)     Be accompanied by a copy of this article.

         7-113-204        PROCEDURE TO DEMAND PAYMENT.--(1)  A shareholder who
is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

         (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-102(2)(d), duly completed, or may be stated in another writing; and

         (b)     Deposit the shareholder's certificates for certificated shares.

         (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

         (4) A shareholder who does not demand payment and deposit the Shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

         7-113-205        UNCERTIFICATED SHARES.-- (1)  Upon receipt of a
demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

         7-113-206        PAYMENT.--(1)  Except as provided in section
7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

         (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c)     An explanation of how the interest was calculated;

         (d)     A statement of the dissenter's right to demand payment under section 7-113-209; and

         (e)     A copy of this article.

         7-113-207        FAILURE TO TAKE ACTION.--(1)  If the effective date
of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

         7-113-208        SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER
ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

         7-113-209        PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT
OR OFFER.--(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

         (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

         (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

         (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

         7-113-301        COURT ACTION.--(1)  If a demand for payment under
section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

         7-113-302        COURT COSTS AND COUNSEL FEES.-- (1)  The court in an
appraisal proceeding commenced under section 7-311-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

         (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.